Form 10-K405, Exhibit 13
period 1996-06-30
U S GLOBAL INVESTORS INC
filed 1996-09-30
CIK 754811

EXHIBIT 13 - ANNUAL REPORT

                                TABLE OF CONTENTS
                               FOR FIELD PORTIONS


                                                                            Page


The Company.....................................................................

Annual Status Report............................................................

Selected Financial Data ........................................................

Financial Statements............................................................

     Report of Independent Accountants..........................................

     Consolidated Balance Sheets................................................

     Consolidated Statements of Operations......................................

     Consolidated Statements of Cash Flow.......................................

     Consolidated Statements of Shareholders' Equity............................

     Notes to Consolidated Financial Statements.................................

                                  THE COMPANY

     U.S. Global Investors, Inc., a Texas corporation organized in 1968 (the "Company" or "USGI"), and its wholly owned subsidiaries are in the mutual fund management business. The Company provides: (1) investment advisory services to institutions (namely, mutual funds) and other persons; (2) transfer agency and record keeping services; (3) mailing services; and, (4) through its wholly-owned trust company, custodial and administrative services for IRAs and other types of retirement plans. The provision of investment advisory, transfer agent, administrative and custodial services and investment income are the primary sources of the Company's revenue. (See Consolidated Statements of Operations included in this Annual Report.)

     The Company is a registered investment adviser under the Investment Advisers Act of 1940 and is principally engaged in the business of providing investment advisory and other services to United Services Funds, a Massachusetts business trust ("USF", "Trust" or "Funds"). USF is an open-end, management investment company which offers shares of twelve mutual funds on a no-load basis.

     The Company also provides investment advisory and other services to Accolade Funds, a Massachusetts business trust. Accolade Funds is an open-end management investment company which, since October 1994, has offered shares of Bonnel Growth Fund, on a no-load basis.

     The Company organized U.S. Advisors (Guernsey) Ltd. in August 1993 for the purpose of acting as investment advisor for investment companies whose shares are offered to non-U.S. citizens. U.S. Advisors (Guernsey) Ltd. has delegated its administrative duties to Butterfield Fund Managers (Guernsey) Limited and its investment advisory duties to USGI.

     Similarly, the Company has a one-third interest in a joint venture formed in August 1994, United Services Advisors (Canada), Inc., to offer mutual funds in Canada.

     In addition to providing mutual fund management services to its clients, the Company utilizes a diversified venture capital approach in trading for its own account in an effort to add growth value to its cash position. Typical investments include, among other things, early stage or start-up businesses seeking initial financing as well as more mature businesses in need of capital for expansion, acquisitions, management buyouts, or recapitalizations. In addition, the Company may utilize investment techniques such as "private placement arbitrage," which technique involves the contemporaneous purchase of a quantity of an issuer's securities at a discount in a private placement and a short sale of the same or substantially similarly security in the public market. The activities are scrutinized by Company compliance personnel and reported to investment advisory clients.

INVESTMENT MANAGEMENT SERVICES

     The mutual funds are managed by the Company pursuant to advisory agreements (the "Advisory Agreements").

     The Company furnishes an investment program for each of the mutual funds it manages and determines, subject to the overall supervision by the Board of Trustees of the funds, the funds' investments. Consistent with the investment restrictions, objectives and policies of the particular fund, the portfolio manager for each fund determines what investments should be purchased, sold and held, and makes changes in the portfolio deemed to be necessary or appropriate. In the Advisory Agreements the Company is charged with seeking the best overall terms in executing portfolio transactions and selecting brokers or dealers.

     The Company also manages, supervises and conducts certain other affairs of the funds, subject to the control of the Boards of Trustees. The Company provides office space, facilities and certain business equipment and also provides the services of executive, clerical and accounting personnel for administering the affairs of the mutual funds. The Company and its affiliates compensate all personnel, officers, directors and interested Trustees of the funds if such persons are also employees of the Company or its affiliates. However, the funds are required to reimburse the Company for a portion of the compensation of the Company's employees who perform certain state and federal securities law regulatory compliance work on behalf of the funds based upon the time spent on such matters. The Company is responsible for costs associated with marketing fund shares.

     As required by the Investment Company Act of 1940, the Advisory Agreements are subject to annual renewal and are terminable upon 60 days' notice. The Board of Trustees of USF and of Accolade Funds will consider renewal of the applicable agreement in October 1996 and March 1997, respectively. Management anticipates that the Advisory Agreements will be renewed.

     Investment company net assets under management (in thousands) at fiscal year end for the past five years are:

                              1996         1995         1994         1993         1992
- ---------------------- -----------   ----------   ----------   ----------   ----------
   USF Money Market     $  777,252   $  719,745   $  774,937   $  588,306   $  267,284
   USF Gold Related        427,155      414,096      488,266      433,552      271,263
   USF Other                84,245       87,179       99,941       82,421       57,705
- ---------------------- -----------   ----------   ----------   ----------   ----------
USF Total                1,288,652    1,221,020    1,363,144    1,104,279      596,252
Accolade Funds              86,302       13,842         --           --           --
- ---------------------- -----------   ----------   ----------   ----------   ----------
Total Assets under
Management              $1,374,954   $1,234,862   $1,363,144   $1,104,279   $  596,252


     Under the Advisory Agreements, the Company receives an advisory fee for each mutual fund computed and accrued daily based upon the net assets represented by the particular fund on that day. The fees range from 0.375% to 1.25% of average net assets and are paid monthly.

     As is set forth in detail in Note D to the Consolidated Financial Statements included in this Annual Report, the Company has agreed to waive its fee revenues and/or pay expenses for certain USF funds for purposes of enhancing the funds' competitive market positions.

     Investment advisory and administration fees (in thousands--net of expenses paid by the Company or voluntary waivers) for the past three fiscal years are:


                        1996     1995     1994
- -------------------   ------   ------   ------
   USF Money Market   $  835   $  895   $  760
   USF Gold Related    4,185    4,089    4,006
   USF Other             475      485      361
- -------------------   ------   ------   ------
USF Total              5,495    5,469    5,127
Accolade Funds           409       13     --
- -------------------   ------   ------   ------
Total                 $5,904   $5,482   $5,127

Transfer Agent and Other Services

     The Company's wholly-owned subsidiary, United Shareholder Services, Inc. ("USSI"), is a transfer agent registered under the Securities Exchange Act of 1934, and provides transfer agency, bookkeeping, accounting, lockbox and printing services to investment company clients. The transfer agency utilizes a coordinated internal system connecting the Company's fund shareholder communication network with computer equipment and software designed to meet the operating requirements of a mutual fund transfer agency.

     The transfer agency's duties encompass: (1) acting as servicing agent in connection with dividend and distribution functions; (2) performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase of shares; (3) maintaining such records as are necessary to document transactions in the funds' shares; (4) acting as servicing agent in connection with mailing of shareholder communications, including reports to shareholders, dividend and distribution notices, and proxy materials for shareholder meetings; and (5) investigating and answering all shareholder account inquiries.

     The Transfer Agency Agreements provide that USSI will receive, as compensation for services rendered as transfer agent, an annual fee per account, except for money market accounts with monthly zero balances, and will be reimbursed out-of-pocket expenses. During the fiscal year ended June 30, 1996, the per account charge was increased. In connection with obtaining/providing administrative services to the beneficial owners of Fund shares through institutions which provide such services and maintain an omnibus account with USSI, each fund pays a monthly fee based on the number of accounts and the value of the shares of the fund held in accounts at the institution which payment shall not exceed the per account charge on an annual basis.

     The number of shareholder accounts at fiscal year end for the past five years are:


                              1996      1995      1994          1993        1992
- -------------------------  -------   -------   -------       -------     -------
   USF Money Market         35,019    34,998    32,769        27,493      21,338
   USF Gold Related         68,688    77,120    82,156        82,350      84,898
   USF Other                11,695    12,637    14,445        12,189      11,787
- -------------------------  -------   -------   -------       -------     -------
USF Total                  115,402   124,755   129,370       122,032     118,023
Accolade Funds               5,075     1,444      --            --          --
- -------------------------  -------   -------   -------       -------     -------
TOTAL                      120,477   126,199   129,370       122,032     118,023
=========================  =======   =======   =======       =======     =======
Shareholder accounts at
Schwab, Fidelity and Jack
White                       13,534     9,543     9,921   Unavailable Unavailable
- -------------------------  -------   -------   -------   ----------- -----------

     For the three fiscal years ended June 30, 1996, 1995, and 1994, total transfer agency fees (net of waivers) were approximately $3.3 million, $3.2 million and $3 million, respectively.

     The Transfer Agency Agreements with USF and Accolade Funds are subject to renewal on an annual basis and are terminable upon 60 days notice. The Agreements will be considered by the Boards of Trustees of USF and of Accolade
Funds for renewal during October 1996 and March 1997, respectively, and management anticipates that the agreements will be renewed.

     USSI also maintains the books and records of each Trust and of each fund of each Trust, including calculations of the daily net asset value per share. The services are currently provided for an asset based fee on a tiered level of average net assets -- subject to an annual minimum fee of at least $24,000. The agreements may be terminated by either party without penalty by giving 60 days written notice. For the three years ended June 30, 1996, 1995 and 1994 bookkeeping and accounting fees before waivers were approximately $523,000, $420,000 and $388,000, respectively.

MAILING SERVICES

     A&B Mailers, Inc., a wholly-owned subsidiary of the Company, provides mail handling services to various persons. A&B Mailers' primary customers include the Company in connection with its efforts to promote the funds and the Company's investment company clients in connection with required mailings. Each service is priced separately. For the three years ended June 30, 1996, 1995 and 1994, A&B Mailers' revenues, after intercompany eliminating entries, were approximately $231,000, $170,000, and $185,000 respectively.

TRUST COMPANY SERVICES

     Security Trust and Financial Company ("ST&FC"), a wholly-owned state chartered trust company provides custodial and tax reporting services for IRA and other retirement plans funded with shares issued by the funds advised and administered by the Company. ST&FC also actively markets 401(k) and other retirement plans. The custodial fees are generally paid to ST&FC at year-end upon separate invoice to the customer, not the fund. For the three years ended June 30, 1996, 1995 and 1994 custodial fee revenues were approximately $545,000, $503,000 and $363,000, respectively.

EMPLOYEES

     As of June 30, 1996, the Company and its subsidiaries employed 99 full-time employees and 8 part-time employees; and, as of June 30, 1995, it employed 100 full-time employees and 8 part-time employees. The Company considers its relationship with its employees to be excellent.

COMPETITION

     The mutual fund industry is highly competitive. As of June 30, 1996, there were over 6,000 registered open-end management investment companies of varying sizes and investment policies whose shares were being offered to the public. Generally, there are two types of mutual funds: "load" and "no-load." In addition there are both no-load and load funds which have "12b-1" plans authorizing the payment of distribution costs of the funds out of fund assets, such as Accolade Funds. Load funds are typically sold through or sponsored by brokerage firms, and a sales commission is charged on the amount of the investment. No-load funds, such as USF's, however, may be purchased directly from the particular mutual fund organization and thus no sales commission is charged.

     In addition to competition from other mutual fund managers and investment advisers, the Company and the mutual fund industry are in competition with various investment alternatives offered by insurance companies, banks, securities dealers and other financial institutions. Many of these institutions are able to engage in more liberal advertising than mutual funds and may offer accounts at competitive interest rates, which are insured by federally chartered corporations such as the Federal Deposit Insurance Corporation. Recent regulatory pronouncements related to the Glass-Steagall Act, the statute that has prohibited banks from engaging in various securities activities, are enabling banks to compete with the Company in a variety of areas.

     A number of mutual fund groups are significantly larger than the funds managed by the Company, offer a greater variety of investment objectives and have more experience and greater resources to promote the sale of investments therein. However, the Company believes it has the resources, products and personnel to compete with these other mutual funds. Competition for sales of fund shares is influenced by various factors, including investment objectives and performance, advertising and sales promotional efforts, distribution channels and the types and quality of services offered to fund shareholders.

     Success in the investment advisory and mutual fund share distribution businesses is substantially dependent on the funds' investment performance, the quality of services provided to shareholders and the Company's efforts to effectively market the performance. In other words, good performance combined with a strong public relations program heightens investor awareness, stimulates sales of the funds' shares and tends to keep redemptions low. Sales of funds' shares generate management fees (which are based on assets of the funds) and transfer agent fees (which are based on the number of fund accounts). Good performance also attracts private institutional accounts to the Company. Conversely, relatively poor performance results in decreased sales and increased redemptions of the funds' shares and the loss of private accounts, with corresponding decreases in revenues to the Company.

SUPERVISION AND REGULATION

     The Company, USSI, and the investment companies it manages and administers operate under certain laws, including federal and state securities laws, governing their organization, registration, operation, legal, financial and tax status. ST&FC operates under certain laws, including Texas banking laws, governing its organization, registration, operation, legal, financial and tax status. Among the penalties for violation of the laws and regulations applicable to the Company and its subsidiaries are fines, imprisonment, injunctions, revocation of registration and certain additional administrative sanctions. A determination that the Company or its management had violated applicable laws and regulations could have a material adverse effect on the business of the Company. Moreover, there is no assurance that changes to existing laws, regulations or rulings promulgated by governmental entities having jurisdiction over the Company and the funds will not have a material adverse effect on the business of the Company.

     The Company is a registered investment adviser subject to regulation by the U.S. Securities and Exchange Commission ("SEC") pursuant to the Investment Advisers Act of 1940, the Investment Company Act of 1940 and the Securities Exchange Act of 1934 (the "1934 Act"). USSI is also subject to regulation by the SEC under the 1934 Act. The Company and USSI are required to keep and maintain certain reports and records which must be made available to the SEC upon request. Moreover, the funds managed by the Company are subject to regulation and periodic reporting under the Investment Company Act of 1940 and, with respect to their continuous public offering of shares, the registration provisions of the Securities Act of 1933.

RELATIONSHIPS WITH THE FUNDS

     The businesses of the Company are to a very significant degree dependent upon their associations and contractual relationships with the Trusts. In the event any of the management or investment company services agreements with USF were canceled or not renewed pursuant to the terms thereof, the Company would be substantially adversely affected. The Company, USSI and ST&FC consider their relationships with the Trusts to be good and they have no reason to believe that their management and service contracts will not be renewed in the future; however, there is no assurance that the Trusts will choose to continue its relationships with the Company, USSI, and ST&FC.

                              ANNUAL STATUS REPORT

     During the fiscal year ended June 30, 1996, the Company achieved net after tax earnings of approximately $0.30 per share. Its core business generated the revenue necessary to meet ongoing expenses, obligations associated with increasing its mutual fund operations, and the extraordinary items which arose during fiscal 1995. Management believes the Company's financial condition is stable and the Company is in a position to take advantage of opportunities presenting themselves for future growth. The discussion below provides detail of the Company's results of operations and its liquidity and capital resources.

RESULTS OF OPERATIONS

     A snapshot of the Company's operations is outlined in the following table, which sets forth for the periods indicated, certain revenue and expense items as percentages of total revenues and the increase (decrease) by item from the previous period. "General and Administrative" expenses are detailed for comparative purposes, and expenses associated with "Government Securities," which are discussed in detail below, are aggregated.


RESULTS OF OPERATIONS:                                  PERCENTAGE OF TOTAL REVENUES      PERIOD TO PERIOD CHANGE
                                                        ---------------------------------------------------------
                                                                                            1996       1995
                                                            YEARS ENDED JUNE 30,          COMPARED   COMPARED
                                                        -----------------------------
                                                          1996      1995      1994        TO 1995    TO 1994
                                                        ---------------------------------------------------------
REVENUES
  INVESTMENT ADVISORY FEE                                 29.4%     34.9%     47.1%          7.7%      7.4%
  TRANSFER AGENT FEE                                      16.4%     20.2%     27.7%          3.8%      5.9%
  ACCOUNTING FEE                                           2.6%      2.7%      3.6%         24.3%      8.4%
  EXCHANGE FEE                                             1.4%      1.7%      2.9%          4.6%    -15.7%
  CUSTODIAL FEES                                           2.7%      3.2%      3.3%          8.3%     38.7%
  INVESTMENT INCOME                                       15.6%      1.7%     12.2%       1075.9%    -79.9%
  OTHER                                                    1.6%      1.7%      3.2%         39.8%    -23.2%
  GAINS ON CHANGES OF INTEREST IN AFFILIATE (3)            2.8%      0.0%      0.0%           --        --
  GOVERNMENT SECURITY INCOME (1)                          27.5%     33.9%      0.0%          3.9%       --
                                                        ---------------------------------------------------------
TOTAL REVENUES                                           100.0%    100.0%    100.0%         28.2%     45.0%
                                                        ---------------------------------------------------------


EXPENSES
  SALARIES, WAGES, & BENEFITS                             24.8%     30.2%     41.2%          5.3%      6.5%
  FUND EXPENSES                                            3.3%      4.2%      8.9%         -0.2%    -30.6%
  MARKETING & DISTRIBUTION                                 7.5%      9.2%     16.1%          3.7%    -16.8%
  OTHER GENERAL & ADMINISTRATIVE                          16.5%     16.0%     20.8%         32.3%     11.0%
  INTEREST & FINANCE CHARGES                               0.6%      1.7%      1.6%        -52.4%     55.0%
  DEPRECIATION & AMORTIZATION                              2.1%      3.4%      4.4%        -20.8%     11.7%
  REDUCTION IN CARRYING VALUE OF INVESTMENT IN
     JOINT VENTURE (3)                                     3.1%      0.0%      0.0%           --        --
  GOVERNMENT SECURITY EXPENSES (2)                        27.5%     72.7%      0.0%        -51.4%       --
                                                        ---------------------------------------------------------
TOTAL EXPENSES                                            85.4%    137.4%     93.0%        -20.3%    114.3%
                                                        ---------------------------------------------------------

(1) INCLUDES INTEREST INCOME AND ACCRETION

(2) INCLUDES GOVERNMENT  SECURITY INTEREST EXPENSE AND DEBENTURE INTEREST.  ALSO
    INCLUDES NON-CASH CHARGE DURING FISCAL YEAR 1995

(3) THESE ITEMS ARE NON-CASH  CREDITS AND/OR CHARGES INCURRED DURING FISCAL YEAR
    1996

NET INCOME

     As reflected in the table, USGI's net income has had dramatic fluctuations over the past three years. The Company posted net after tax earnings of $1.98 million ($0.30 per share) for fiscal 1996, a net after tax loss of $3.85 million ($0.64 per share) for fiscal 1995; and net after tax earnings of $1.15 million ($0.19 per share) for fiscal 1994. The fluctuations are a short-term aberration resulting from the Company's purchase of U.S. Government securities during fiscal 1995, as well as other factors which are more fully discussed below.

     Total consolidated revenues for fiscal 1996 increased approximately 28% over fiscal 1995, primarily due to investment income and gains on changes of interest in an affiliate. Total consolidated revenues increased approximately 45% from fiscal 1994 to fiscal 1995, primarily due to interest income and accretion on the U.S. Government securities.

GOVERNMENT SECURITIES

     Fiscal 1995 was a year of tremendous challenges which required a significant commitment of management's time and Company resources in order to overcome the effects of unusual and unexpected rising interest rates and regulatory pronouncements, the consequences of which had a direct bearing on USF's largest fund, the U.S. Government Securities Savings Fund ("USG"). As part of USGI's response to this rise and these pronouncements issued to money market funds in general, during fiscal 1995 USGI arranged for the purchase and/or purchased directly approximately $130.5 million par value adjustable rate U.S. Government agency notes ("Notes") from USG. These Notes were confused with high risk securities like options, futures, structured notes, exotic floaters, or CMOs, which contain a multiplicity of complex and undeterminable risks, including extension, prepayment, and coupon cap risks. USGI acquired the Notes from its top performing money market fund in order to calm any derivative-induced fears and to maintain the confidence of our shareholders by assuring a stable one dollar per share net asset value.

     The purchases have had a dramatic impact on the Company's financial statements. "Government Security Income" (interest and accretion) represented 28% and 34% of total revenue during fiscal 1996 and fiscal 1995, respectively; and related expenses (including the fiscal 1995 non-cash charges of approximately $5.4 million) represented 28% and 73% of total revenues for fiscal 1996 and fiscal 1995, respectively. There is no parallel effect for fiscal year 1994.

     The Company purchased the Notes at USG's amortized cost of over $130 million but recorded the Notes at their fair value, approximately $125 million. As a consequence, the Company recorded a pre-tax non-cash charge to the results of operations of approximately $5.4 million during fiscal 1995. Since the Notes were initially classified as held-to-maturity securities, the Company recognized approximately $1.4 million and $1.5 million in non-cash income during fiscal 1996 and fiscal 1995, respectively, due to accretion of the discount.

     To control the debt incurred upon purchase of the Notes, management aggressively pursued avenues to accelerate the debt reduction. During fiscal 1996 the Notes were reclassified from the held-to-maturity category to the available-for-sale category and certain of the Notes were sold. Upon this reclassification, the Company began recording these Notes at fair value. The Company sold $90.8 million and $13 million of the Notes during fiscal 1996 and fiscal 1995, respectively. By selling these Notes USGI expects to save approximately $1 million in annual interest costs on debt used to finance the Notes. The remaining Notes acquired by USGI mature at their aggregate par value of $26.7 million in February and March 1997.

     USGI financed the original acquisition of the Notes as follows: 1) approximately $120.9 million was provided by third party broker-dealers under reverse repurchase agreements; 2) USGI issued a $6 million 8% subordinated debenture to Marleau, Lemire Inc. ("ML"), the terms of which require principal payments as the Notes mature and interest payments quarterly; and 3) USGI utilized approximately $3.6 million of its own cash. At June 30, 1996, the remaining Notes are financed with approximately $26.7 million from broker-dealers, and the remaining balance under the debenture plus accrued interest of approximately $1.6 million.

     To protect against a sharp increase in interest rates, the Company purchased put options on Eurodollar futures with the expectation that they would reduce exposure to temporary declines in the value of the Notes and increased interest costs of the reverse repurchase agreements. In light of the stable-to-decreasing interest rate environment, USGI has not purchased options to hedge its position in the Notes since the second quarter of fiscal 1996.

     During fiscal 1997 the remaining Notes will mature or be sold prior to their maturity if market and other conditions warrant; thereafter, issues involved with the purchase and sale of the Notes will no longer demand management's attention and the Company will be essentially debt free.

INVESTMENT ACTIVITIES

     Management has been aggressively and effectively managing the Company's cash position by utilizing a diversified venture capital approach to investing. As shown in the table, investment income constituted 15% and 12%, respectively, of USGI's revenue in fiscal 1996 and fiscal 1994. On the other hand, investment income represented less than 2% of revenues in fiscal 1995. This source of revenues is dependent on market fluctuations, the Company's ability to participate in investment opportunities, and timing of transactions. As shown by the table, it does not provide a consistent level of revenue.

     Excluding the income and accretion from the Notes, revenue for fiscal 1996 increased approximately 41% over fiscal 1995, and revenue for fiscal 1995 decreased approximately 4% over fiscal 1994. The fiscal 1996 increase resulted primarily from the fact that the Company recognized more realized gains of approximately $2.8 million on the sale of investments during the year, while unrealized holding gains from trading securities increased by approximately $335,000. Included in fiscal 1996 revenue is approximately $556,000 resulting from the accounting treatment for changes of interest in an affiliated company (namely, unrealized gains of the offshore fund sponsored by the Company). The Company expects such interests will change in the future as changes in ownership of the affiliate occur; the magnitude of such amounts will be affected by fluctuations in market value of the affiliate's investments.

     The fiscal 1995 decrease resulted primarily from an 80% decrease in investment income, which was due to: 1) the Company realizing more gains in fiscal 1994 on sales of investments; and 2) the Company implementing SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") as of July 1, 1994 which required the Company to recognize unrealized gains and losses on investments defined as trading securities in the Company's income statement. Approximately $151,000 of unrealized losses on trading securities were included in earnings for fiscal 1995.

     The growth of the amount invested has been enhanced by a strong bull market. At the June 30, 1996, 1995, and 1994 fiscal year ends the Company held approximately $3.9 million, $3.9 million, and $2.6 million, respectively, in securities other than the Notes and USF money market mutual fund shares (restricted, trading and available-for-sale categories). The activities are scrutinized by Company compliance personnel and reported to investment advisory clients.

OPERATING REVENUES

     The Company's principal business is managing, creating and marketing mutual funds and providing management and other services to such institutions. Its primary sources of revenues from operations are investment advisory fees and transfer agency fees. The Company's investment advisory fee revenue is based on a percentage of average net assets under management; and the transfer agency fee revenue is based, in large part, on the number of shareholder accounts being serviced. Therefore, fluctuations in financial markets impact revenues and results of operations.

     Assets under management for USF for the fiscal years ended June 30, 1996, 1995 and 1994 have remained stable. They have averaged $1.30 billion, $1.32 billion and $1.28 billion, respectively. Additionally, assets under management for the Accolade Funds ("Accolade"), which commenced operations in October 1994, averaged $48 million, $5.6 million and $0 for those fiscal years, respectively. In light of such, in fiscal 1996 investment advisory fee revenue has increased approximately 8% over fiscal 1995, and in fiscal 1995 such revenue increased approximately 7% over fiscal 1994.

     Shareholder accounts serviced, on the other hand, have, since peaking in fiscal 1994, declined to pre-1994 levels. Accounts serviced for fiscal years ended June 30, 1996, 1995, and 1994 were 120,477, 126,199 and 129,370, respectively. Management believes that, to some extent, this change may be attributed to investors shifting from direct investment in the funds to omnibus accounts through mutual fund trading facilities offered by broker-dealers such as Schwab, Fidelity and Jack White. Notwithstanding such, due to a fee increase and compensation related to omnibus accounts, in fiscal 1996 transfer agent fee revenue increased approximately 4% over fiscal 1995; and in fiscal 1995 it increased approximately 6% over fiscal 1994.

EXPENSES

     Total consolidated expenses for fiscal 1996 decreased approximately 20% over fiscal 1995. This decrease was the direct result of: 1) a non-recurring non-cash charge of approximately $5.4 million relating to the purchase of the Notes during 1995; 2) lower interest expense of approximately $414,000 on securities sold under agreement to repurchase with broker-dealers and 3) lower interest expense of approximately $100,000 on the subordinated debenture. Total consolidated expenses for fiscal 1995 were more than double those of fiscal 1994 primarily as a result of expenses related to the Notes, such as: 1) a non-recurring non-cash charge of approximately $5.4 million relating to the purchase of the Notes; 2) interest expense of almost $5.6 million on securities sold to broker-dealers under agreements to repurchase the Notes; and 3) interest expense of $433,000 on the subordinated debenture.

     Exclusive of the expenses attributable to the purchase and financing of the Notes and exclusive of the reduction of the carrying value of investment in joint venture, expenses of the Company increased almost 14% in fiscal 1996 over fiscal 1995 and increased less than 1% in fiscal 1995 over fiscal 1994. As shown on the table, excluding expenses associated with the Notes, "salaries, wages and benefits" are the largest component of Company expenses and have remained relatively stable over the last three fiscal years, averaging 45% of said expenses. In fiscal 1996 this expense item increased over 5% from fiscal 1995, and in fiscal 1995 this item increased almost 7% over fiscal 1994. The increases relate primarily to incentive compensation and savings plans instituted to reward employee efforts. Salaries, wages and benefits should continue at historic levels.

     Marketing and distribution expenses represented 17%, 14% and 17% of total expenses (excluding those associated with the Notes and the reduction in carrying value) during fiscal 1996, fiscal 1995 and fiscal 1994, respectively. Actual expenditures increased in fiscal 1996 over fiscal 1995 due to additional funds being available from the increase in revenues; however, expenditures were below those in fiscal 1994, prior to purchasing the Notes. It is anticipated that marketing and distribution expenditures will increase to 1994 levels during fiscal 1997.

     As shown in the table, fund expenses decreased dramatically (31%) in fiscal 1995 over fiscal 1994. This was due, in large part, to the Company's response to burdens imposed by purchasing the Notes. In fiscal 1996 fund expenses continue to be paid at fiscal 1995 levels. In this regard, the Company has agreed to waive a portion of its fee revenues and/or pay for expenses of certain mutual funds for purposes of enhancing the funds' competitive market position. Should assets of these funds increase, fund expenses borne by the Company would increase, but only to the extent that such expenses exceed any expense caps in place. The Company expects to continue to waive fees and/or pay for fund expenses as long as market and economic conditions warrant. However, subject to the Company's commitment to certain funds with respect to fee waivers and expense limitations, the Company may reduce the amount of fund expenses it is bearing.

     The reduction in carrying value in the table relates to the USGI-ML joint venture agreement to offer mutual funds in Canada. As part of the agreement to enter into a joint venture, USGI issued 120,000 shares of its Class A common stock to ML. The estimated value of the stock upon issuance was $510,000, which the Company recorded as its investment in the joint venture during the first quarter of fiscal 1995. Also, USGI agreed to incur the initial organization and development costs, including formation and registration of the Canadian mutual funds up to a maximum of $250,000 (Canadian). In connection with the December 1995 agreement with ML discussed below, USGI agreed to pay an additional $250,000 (Canadian) in expenses of the joint venture. The Company's commitment to pay expenses for the joint venture is complete as of year end. The Company will, if necessary, advance monies to the joint venture to cover its portion of the expenses during the first half of fiscal 1997; however, it is anticipated that the joint venture will become self supporting during fiscal 1997. During June 1996, the U.S. Advisors, Canada Inc. ("USACI") Management Group acquired a one-third interest in USACI. As a result of this negotiated sale, which diluted USGI's interest from one-half to one-third, and other factors, the Company reduced the carrying value of the asset by approximately $620,000. For a more detailed discussion, see Note H to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

     At year end the Company had working capital of approximately $1.32 million and a current ratio of 1.04 to 1 (3.07 to 1, excluding assets and liabilities related to the Notes). With approximately $666,000 in cash and cash equivalents and more than $3.21 million in marketable securities, the Company has adequate liquidity. Total shareholders' equity was approximately $8.54 million--with cash, cash equivalents, and marketable securities (including the Notes) comprising 77% of total assets. Moreover, the Company's cash flow (excluding interest and accretion on the Notes) is sufficient to cover current expenses, including debt service.

     Except for ongoing expenses of operations, the Company's only material commitments are to debt service related to the Notes (a short-term debt) and the mortgage on its corporate headquarters (a long-term debt). Debt related to the Notes aggregated approximately $27.95 million plus accrued interest as of June 30, 1996. The Notes mature in February and March 1997 at their par value of approximately $26.73 million. The Company has sufficient liquid assets to cover the approximate $1.22 million difference between par value and the amount financed.

     Management believes current cash reserves, plus financing obtained and/or available, and cash flow from operations will be sufficient to meet foreseeable cash needs or capital necessary for the above mentioned activities, as well as allow the Company to take advantage of investment opportunities whenever available.

ML TRANSACTIONS

     Shareholders' equity at June 30, 1996, 1995 and 1994 was approximately $8.5 million, $8.7 million and $6.7 million, respectively. The increase in fiscal 1995 over 1994 was due in large part to the December 1994 transaction in which ML invested funds in the Company in exchange for shares, warrants, conversion and other contractual rights which would have resulted in ML obtaining a controlling interest in the Company. During fiscal 1996 ML and the Company entered into an agreement essentially reversing the 1994 transaction. The Company repurchased ML's warrants and certain conversion and contractual rights, and ML converted its share holdings from Class B common stock to preferred stock (currently Class A common stock) and sold the shares. As a result of this transaction, ML no longer is able to obtain voting control of the Company, and the Company has simplified its balance sheet and capital structure and has also reduced potential dilution and future interest costs. The Company does not expect material changes to the Company's stock structure during fiscal 1997.

TAX LOSS CARRYFORWARDS

     Management assessed the likelihood of realization of the recorded deferred tax asset at June 30, 1996 to be "more likely than not." Net operating losses ("NOLs") of $2.8 million, primarily resulting from the non-cash charge to earnings related to the purchase of the Notes during fiscal 1995, do not expire until fiscal 2010. Based on the current level of earnings and management's expectations for the future, management believes that operating income will "more likely than not" generate the minimum amount of future taxable income necessary to fully realize the deferred tax assets.

SELECTED FINANCIAL DATA

         The following selected financial data is qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial
Statements and related notes and the Annual Status Report -- that is, Management's discussion and analysis of financial condition and results of operations, contained in this Annual Report. The selected financial data as of June 30, 1992 through June 30, 1996 and the years then ended is derived from the Company's Consolidated Financial Statements which were examined by Price Waterhouse LLP, independent certified public accountants.


                                                            Year Ended June 30,
                             -------------------------------------------------------------------------------
                                      1996             1995             1994            1993            1992
- --------------------------   -------------    -------------    -------------   -------------   -------------
  Selected Earnings Data:
                 Revenues    $  20,214,546    $  15,770,738    $  10,879,156   $   7,393,502   $   6,979,845
                 Expenses       17,261,592       21,666,598       10,108,181       7,302,036       7,406,179
                             -------------    -------------    -------------   -------------   -------------
   Earnings (loss) before
minority interest, equity
  interest, income taxes,
  extra-ordinary item and
        cumulative effect        2,952,954       (5,895,860)         770,975          91,466        (426,334)
                             -------------    -------------    -------------   -------------   -------------
         Income taxes and
       extraordinary item        1,013,517        2,005,142          178,665            --              --

        Minority interest          (55,098)            --               --              --              --
       Equity in earnings
             of affiliate          102,728             --               --              --              --
     Cumulative effect of
     change in accounting             --             43,284          200,420            --              --
                             -------------    -------------    -------------   -------------   -------------
      Net earnings (loss)        1,987,067       (3,847,434)       1,150,060          91,466        (426,334)
Earnings (loss) per share             0.30            (0.64)            0.19            0.02           (0.10)
          Working capital       $1,316,006(1) $(106,863,206)(1)  $ 3,391,974   $   2,952,737   $   2,119,233
             Total assets       39,307,196      128,073,122        9,143,448       7,224,495       4,918,085
    Long-term obligations        1,410,479        6,016,617        1,619,989       1,718,518       1,181,245
     Shareholders' equity        8,544,072        8,661,223        6,730,003       5,055,567       3,288,200

- ----------
1   Working  capital  includes  amounts  due  to  broker-dealers  under  reverse repurchase  agreements  related to the  Company's  purchase of certain  U.S.
    Government  securities but does not include the  securities  collateralizing the obligations  (See  "Government  Securities"  discussed in Item 7 of this
    Form 10-K and/or Note F to the Consolidated Financial Statements,  Item 8 of
    this Form 10-K.)

[GRAPHIC:  PRICE WATERHOUSE LLP LETTERHEAD]

                            700 N. St. Mary's, Suite 900  Telephone 210-226-7700
                            San Antonio, TX  78205        Facsimile 210-226-7412

PRICE WATERHOUSE LLP

[GRAPHIC:  PRICEWATERHOUSE LOGO]


                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
and Shareholders of
U.S. Global Investors, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholders' equity present fairly, in all material respects, the financial position of U. S. Global Investors, Inc. and its subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note B to the financial statements, the Company changed its method of accounting for income taxes during the year ended June 30, 1994 and its method of accounting for investments in debt and equity securities during the year ended June 30, 1995.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

San Antonio, Texas
September 26, 1996

                           U.S. GLOBAL INVESTORS, INC.
                           CONSOLIDATED BALANCE SHEETS


                                     Assets

                                                                                        June 30,
                                                                             ---------------------------
                                                                                     1996           1995
                                                                             ------------   ------------
Current Assets
    Cash and cash equivalents (Notes A & O)                                  $    666,250   $  2,772,221
    Trading securities, at fair value (Note A & C)                                999,500      1,510,316
    Government securities available-for-sale at fair value (Note F and K)      26,324,125           --
    Receivables:
       Mutual funds (Note D)                                                    1,092,961        720,134
       Accrued interest (Note K)                                                   95,847        504,647
       Custodial fees                                                             163,296        192,248
       Employees                                                                   92,765         98,121
       Receivable from brokers                                                     75,054        104,747
       Other                                                                      704,286         77,098
    Prepaid expenses                                                              454,567        488,773
    Deferred tax asset (Note P)                                                      --           63,771
                                                                             ------------   ------------

         Total Current Assets                                                  30,668,651      6,532,076
                                                                             ------------   ------------

Net Property and Equipment  (Notes A & E)                                       2,621,052      2,664,820
                                                                             ------------   ------------

Other Assets
    Government securities held-to-maturities (Note F)                                --      113,260,361
    Restricted investments (Note A,C, J & Q)                                      642,380        897,556
    Long-term receivables                                                         368,742        219,982
    Long-term deferred tax asset (Note P)                                       1,096,268      2,224,602
    Residual equity interest (Note G)                                             217,861        217,861
    Investment in joint venture (Note H)                                          255,500        518,073
    Investment securities available-for-sale, at fair value (Note A & C)        2,210,657      1,466,622
    Equity investment in affiliate (Note A)                                     1,164,415           --
    Other                                                                          61,670         71,169
                                                                             ------------   ------------

           Total Other Assets                                                   6,017,493    118,876,226
                                                                             ------------   ------------

                                                                             $ 39,307,196   $128,073,122
                                                                             ============   ============

         The accompanying notes are an integral part of this statement.

                           U.S. GLOBAL INVESTORS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Continued)

                      Liabilities and Shareholders' Equity

                                                                                                           June 30,
                                                                                                ------------------------------
                                                                                                         1996             1995
                                                                                                -------------    -------------

CURRENT LIABILITIES
    Current portion of capital lease obligation (Note E)                                        $      24,354    $      93,658
    Current portion of notes payable (Note I)                                                          41,695           38,325
    Current portion of annuity and contractual obligation (Note J)                                     18,000           18,000
    Subordinated debenture held by a related party (Note M)                                         1,533,131             --
    Securities sold under agreements to repurchase (Note K)                                        26,404,375      112,201,469
    Accounts payable                                                                                  276,116          167,598
    Accrued interest payable to third parties                                                          16,685          388,217
    Accrued interest payable to related party (Note M & O)                                             70,017          113,126
    Accrued compensation and related costs                                                            204,911           53,700
    Accrued profit sharing and 401(k) (Note L)                                                        110,489           48,000
    Accrued vacation pay                                                                               75,959           75,959
    Accrued legal fees                                                                                 70,536           50,722
    Deferred tax liability (Note P)                                                                    11,312             --
    Litigation accrual (Note  Q)                                                                      300,000             --
    Other accrued expenses                                                                            195,065          146,508
                                                                                                -------------    -------------

         TOTAL CURRENT LIABILITIES                                                                 29,352,645      113,395,282
                                                                                                -------------    -------------

    Subordinated Debenture Held By a Related Party (Note M & O)                                          --          4,534,212
    Capital Lease Obligations (Note E)                                                                   --             24,354
    Notes Payable-Net of Current Portion (Note I)                                                   1,260,137        1,301,723
    Annuity and Contractual Obligations (Note J)                                                      150,342          156,328
                                                                                                -------------    -------------

         TOTAL NON-CURRENT LIABILITIES                                                              1,410,479        6,016,617
                                                                                                -------------    -------------

         TOTAL LIABILITIES                                                                         30,763,124      119,411,899
                                                                                                -------------    -------------

Commitments and contingent liabilities (Note J, M, I, & K)

Shareholders' Equity (Note N)
    Common stock (Class A) (formerly preferred stock)--$0.05 par value;
       non-voting;  authorized, 6,000,000  shares; issued and outstanding,
       6,219,422 in 1996, 5,071,495 in 1995                                                           310,971          253,575
    Common stock (Class C) (formerly Class A)-- $.05 par value; authorized, 1,750,000
       shares; issued and outstanding, 564,352 in 1996 and 570,779 in 1995                             28,218           28,539
    Common stock (Class B)--$.05 par value; non-voting; authorized, 2,250,000 shares;
       issued and outstanding, 0 in 1996 and 1,000,000 in 1995                                           --             50,000
    Additional paid-in-capital                                                                     10,586,666       12,852,986
    Treasury stock at cost; 199,582 and 92,500 shares held in 1996 and 1995, respectively            (530,384)        (198,366)
    Net unrealized gain on available-for-sale securities (net of tax of $294,993
       and $120,914, respectively)                                                                    572,634          234,716
    Equity in net unrealized gain on available-for-sale securities held by affiliate
       (net of tax of $76,823)                                                                        149,127             --
    Retained earnings (deficit)                                                                    (2,573,160)      (4,560,227)
                                                                                                -------------    -------------

        TOTAL SHAREHOLDERS' EQUITY                                                                  8,544,072        8,661,223
                                                                                                -------------    -------------
                                                                                                $  39,307,196    $ 128,073,122
                                                                                                =============    =============


         The accompanying notes are an integral part of this statement.

                           U.S. GLOBAL INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Year Ended June 30,
                                                                          --------------------------------------------
                                                                                  1996            1995            1994
                                                                          ------------    ------------    ------------
REVENUE (NOTE D)
  Investment advisory fee                                                 $  5,934,133    $  5,508,482    $  5,126,858
  Transfer agent fee                                                         3,306,568       3,187,037       3,010,097
  Accounting fee                                                               523,465         421,190         388,454
  Exchange fee                                                                 282,651         270,105         320,470
  Custodial fees                                                               545,018         503,225         362,758
  Investment income                                                          3,144,062         267,379       1,332,630
  Mailroom operations                                                          230,550         169,743         185,283
  Other                                                                        132,315          89,868         152,606
  Government security income (Note F)                                        5,559,879       5,353,709            --
  Gains on changes of interest in affiliate (Note A)                           555,905            --              --
                                                                          ------------    ------------    ------------
                                                                            20,214,546      15,770,738      10,879,156
                                                                          ------------    ------------    ------------

EXPENSES
  General and administrative                                                10,520,912       9,405,031       9,455,974
  Depreciation and amortization                                                425,301         536,920         480,491
  Interest expense-note payable and other                                      126,732         266,222         171,716
  Government security non-cash charge (Note F)                                    --         5,375,269            --
  Interest expense-securities sold under agreement
    to repurchase (Note F & K)                                               5,235,535       5,650,020            --
  Interest expense-subordinated debenture
    to a related party (Note M & O)                                            333,612         433,136            --
  Reduction in carrying value of investment in joint venture (Note H)          619,500            --              --
                                                                          ------------    ------------    ------------
                                                                            17,261,592      21,666,598      10,108,181
                                                                          ------------    ------------    ------------

EARNINGS (LOSS) BEFORE MINORITY INTEREST, EQUITY INTEREST,
INCOME TAXES, AND CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING                                                      2,952,954      (5,895,860)        770,975
                                                                          ------------    ------------    ------------

Minority Interest in Consolidated Company (Note A)                             (55,098)           --              --
Equity In Net Earnings of affiliate (Note A)                                   102,728            --              --
                                                                          ------------    ------------    ------------

EARNINGS (LOSS) BEFORE INCOME TAXES, AND CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING                                               3,000,584      (5,895,860)        770,975

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES (NOTE P)
  Current                                                                       61,000            --            47,358
  Deferred                                                                     952,517      (2,005,142)       (226,023)
                                                                          ------------    ------------    ------------

                                                                             1,013,517      (2,005,142)       (178,665)
                                                                          ------------    ------------    ------------

NET EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING                                                       1,987,067      (3,890,718)        949,640

Cumulative Effect of Change in Accounting for Marketable
  Securities  (net of taxes of $22,298) (Note B)                                  --            43,284            --

Cumulative Effect of Change in Accounting for Income Taxes
  (Note B)                                                                        --              --           200,420
                                                                          ------------    ------------    ------------

NET EARNINGS (LOSS)                                                       $  1,987,067    $ (3,847,434) $    1,150,060
                                                                          ============    ============    ============


        The accompanying notes are an integral part of these statements.

                           U.S. GLOBAL INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Continued)


                                                               Year Ended June 30,
                                                  ----------------------------------------------
                                                           1996            1995             1994
                                                  -------------   -------------    -------------
PER SHARE AMOUNTS
  PRIMARY AND FULLY DILUTED
  Continuing operations                           $       0.30    $      (0.65)    $         016
  Cumulative effect of change in accounting                --              0.01             0.03
                                                  -------------   -------------    -------------

Net Earnings                                      $       0.30    $      (0.64)    $        0.19
                                                  =============   =============    =============

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING
  Primary and fully diluted                           6,601,074       6,013,393        6,012,151
                                                  =============   =============    =============

        The accompanying notes are an integral part of these statements.

                           U.S. GLOBAL INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          Year Ended June 30,
                                                                              ---------------------------------------------
                                                                                      1996             1995           1994
                                                                              -------------   --------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings (loss)                                                       $  1,987,067    $  (3,847,434)   $ 1,150,060
    Adjustments to reconcile to net cash provided by operating activities:
      Depreciation and amortization                                                425,301          536,920        480,491
      Government security accretion                                             (1,363,051)      (1,499,521)          --
      Government security charge                                                      --          5,375,269           --
      Net gain on sales of securities (net of minority interest)                (3,279,643)        (248,661)    (1,383,246)
      Gain on disposal of equipment                                                   (296)          (1,100)          --
      Reduction in carrying value of investment in joint venture                   619,500             --             --
      Cumulative effect of change in accounting                                       --            (43,284)      (200,420)
      Treasury Stock reissued                                                      139,595           32,381           --
    Changes in assets and liabilities, impacting cash from operations:
      Restricted investments                                                       255,176         (443,908)      (108,648)
      Accounts receivable                                                         (675,974)        (793,395)       (21,128)
      Deferred tax asset                                                           952,517       (2,005,142)      (226,023)
      Prepaid expenses and other                                                (1,065,278)         177,487       (318,835)
      Trading securities                                                         2,674,344          894,453           --
      Accounts payable                                                             108,518          (50,240)       111,148
      Accrued expenses                                                             167,429          457,365        239,022
                                                                              ------------    -------------    -----------
      Total adjustments                                                         (1,041,862)       2,388,624     (1,427,639)
                                                                              ------------    -------------    -----------

NET CASH PROVIDED BY (USED IN) OPERATIONS                                          945,205       (1,458,810)      (277,579)
                                                                              ------------    -------------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of building and land                                                     --            (27,461)       (39,075)
    Purchase of furniture and equipment                                           (372,211)        (402,190)      (303,932)
    Proceeds on sale of equipment                                                      469            1,100           --
    Purchase of securities                                                            --               --       (3,018,554)
    Proceeds on sale of securities                                                    --               --        3,644,777
    Purchase of available-for-sale securities                                     (896,791)      (1,023,721)          --
    Purchase of government securities held-to-maturity                                --       (130,113,712)          --
    Proceeds on sale of government securities available-for-sale                89,884,250             --             --
    Proceeds on sale of government securities held-to-maturity                        --         12,945,530           --
                                                                              ------------    -------------    -----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                             88,615,717     (118,620,454)       283,216
                                                                              ------------    -------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on annuity                                                             (5,986)          (5,584)        (5,206)
    Payments on note payable to bank                                               (38,216)         (35,337)    (1,395,726)
    Principal payments on capital lease obligation                                 (93,658)        (103,431)      (111,807)
    Proceeds from note payable to bank                                                --               --        1,375,385
    Net proceeds from securities sold under agreement to repurchase                871,231      124,794,309           --
    Proceeds from issuance of subordinated debenture to related party                 --          6,000,000           --
    Payments on subordinated debenture to related party                         (3,001,081)      (1,465,788)          --
    Net payments on securities sold under agreement to repurchase              (86,668,325)     (12,592,840)          --
    Proceeds from issuance of preferred stock, warrants, and options               295,875          144,274        565,625
    Proceeds from issuance of Common Stock (Class B) to related party                 --          4,964,271           --
    Purchase of Common Stock (Class B) from related party                       (2,538,945)            --             --
    Purchase of Treasury stock and warrants                                       (487,788)        (106,988)       (41,249)
                                                                              ------------    -------------    -----------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                            (91,666,893)     121,592,886        387,022
                                                                              ------------    -------------    -----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                            (2,105,971)       1,513,622        392,659

BEGINNING CASH AND CASH EQUIVALENTS                                              2,772,221        1,258,599        865,940
                                                                              ------------    -------------    -----------

ENDING CASH AND CASH EQUIVALENTS                                              $    666,250    $   2,772,221    $ 1,258,599
                                                                              ============    =============    ===========

         The accompanying notes are an integral part of this statement.

                           U.S. GLOBAL INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (continued)


                                                                  Year Ended June 30,
                                                          -----------------------------------
                                                                 1996         1995       1994
                                                          -----------   ----------   --------

SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
    Purchase of equipment under capital lease             $      --     $     --     $ 31,701
    Issuance of shares for investment in joint venture           --        510,000       --

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION:
    Cash paid for interest                                  6,088,853    5,848,689    171,716

         The accompanying notes are an integral part of this statement.

                           U.S. GLOBAL INVESTORS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                            Common      Common     Common
                                            Preferred       Stock        Stock      Stock       Paid-in       Preferred
                                              Stock        (Class A)   (Class B)  (Class C)     Capital        Warrants
                                            ----------------------------------------------------------------------------

Balance at June 30, 1993 (4,628,805         $ 231,440      $      0     $     0    $ 29,449    $6,751,019     $       0
shares of Preferred stock; 588,969
shares of Common stock (Class A))

Purchase of 10,000 shares of
Preferred treasury stock                          --             --          --          --            --           --

Issuance of 226,000 shares of
Preferred stock                                11,300            --          --          --       554,325           --

Conversion of 12,752 shares of
Common stock (Class A)
to Preferred stock                                638            --          --        (638)           --           --

Net Earnings                                      --             --          --          --            --           --
                                            ---------------------------------------------------------------------------
Balance at June 30, 1994 (4,867,557
shares of Preferred stock; 576,217          $ 243,378      $      0     $     0    $ 28,811    $7,305,344     $       0
shares of Common stock (Class A))

Purchase of 35,000 shares of
Preferred treasury stock                          --             --          --          --            --           --

Reissuance of 11,200 shares of
Preferred treasury stock                          --             --          --          --       (10,978)          --

Issuance of 198,500 shares of
Preferred stock                                 9,925            --          --          --        644,349          --

Issuance of 1,000,000 shares of
Common stock (Class B)                            --              0      50,000          --      4,914,271          --

Conversion of 5,438 shares of
Common stock (Class A)
to Preferred stock                                272            --          --         (272)          --           --

Unrealized gain (loss) on securities
available-for-sale (net of tax)
upon adoption of SFAS 115                         --             --          --          --            --           --

Unrealized gain (loss) on securities
available-for-sale (net of tax)                   --             --          --          --            --           --

Net Earnings                                      --             --          --          --            --           --
                                            ---------------------------------------------------------------------------
Balance at June 30, 1995 (5,071,495         $ 253,575      $      0    $ 50,000    $ 28,539    $12,852,986    $      0
shares of Preferred stock; 570,779
shares of Common stock (Class A))

Conversion of Preferred Stock to
Common Stock (Class A)                       (253,575)      253,575          --          --            --           --

Purchase of 175,475 shares of Common
Stock (Class A)                                   --             --          --          --            --           --

Reissuance of 68,393 shares of
Common Stock (Class A)                            --             --          --          --       (16,175)          --

Conversion of 6,427 shares of Common
stock (Class C) to Common Stock (Class A)         --            321          --        (321)           --           --

Conversion of 1,000,000 shares of Common
stock (Class B) to Common Stock (Class A)         --         50,000     (50,000)         --            --           --

Purchase of Common Stock (Class B) from
related party (Note N)                            --             --          --          --    (2,538,945)          --

Exercise of 141,500 Stock Options                 --          7,075          --          --       288,800           --

Unrealized loss on Notes transferred from
held-to-maturity to available-for-sale,
at date of transfer (net of tax)                  --             --          --          --            --           --

Unrealized gain (loss) on securities
available-for-sale (net of tax)                   --             --          --          --            --           --

Equity in Unrealized gain (loss) on
available-for-sale securities of
affiliated company (net of tax)                   --             --          --          --            --           --


Net Earnings                                      --             --          --          --            --           --
                                            -------------------------------------------------------------------------------
Balance at June 30, 1996                     $      0      $310,971    $      0    $ 28,218   $10,586,666     $       0


                                                                          Unrealized
                                                                          Gain (Loss)
                                                                         on Securities
                                             Earnings       Treasury       Available
                                             (Deficit)      Stock          for Sale        Total
                                            -------------------------------------------------------

Balance at June 30, 1993 (4,628,805          ($1,862,853)  ($ 93,488)    $       0       $5,055,567
shares of Preferred stock; 588,969
shares of Common stock (Class A))

Purchase of 10,000 shares of
Preferred treasury stock                              --     (41,249)           --          (41,249)

Issuance of 226,000 shares of
Preferred stock                                       --         --             --          565,625

Conversion of 12,752 shares of
Common stock (Class A)
to Preferred stock                                    --         --             --               --

Net Earnings                                   1,150,060         --             --        1,150,060
                                            --------------------------------------------------------
Balance at June 30, 1994 (4,867,557
shares of Preferred stock; 576,217             ($712,793)  ($134,737)    $       0       $6,730,003
shares of Common stock (Class A))

Purchase of 35,000 shares of
Preferred treasury stock                              --    (106,988)           --         (106,988)

Reissuance of 11,200 shares of
Preferred treasury stock                              --      43,359            --           32,381

Issuance of 198,500 shares of
Preferred stock                                       --          --            --          654,274

Issuance of 1,000,000 shares of
Common stock (Class B)                                --          --            --        4,964,271

Conversion of 5,438 shares of
Common stock (Class A)
to Preferred stock                                    --          --            --               --

Unrealized gain (loss) on securities
available-for-sale (net of tax)
upon adoption of SFAS 115                             --          --       197,009          197,009

Unrealized gain (loss) on securities
available-for-sale (net of tax)                       --          --        37,707           37,707

Net Earnings                                  (3,847,434)         --            --       (3,847,434)
                                            --------------------------------------------------------
Balance at June 30, 1995 (5,071,495          ($4,560,227)   ($198,366)   $ 234,716      $ 8,661,223
shares of Preferred stock; 570,779
shares of Common stock (Class A))

Conversion of Preferred Stock to
Common Stock (Class A)                             --             --            --               --

Purchase of 175,475 shares of Common
Stock (Class A)                                    --        (487,678)          --         (487,678)

Reissuance of 68,393 shares of
Common Stock (Class A)                             --         155,660           --          139,485

Conversion of 6,427 shares of Common
stock (Class C) to Common Stock (Class A)          --             --            --               --

Conversion of 1,000,000 shares of Common
stock (Class B) to Common Stock (Class A)          --             --            --               --

Purchase of Common Stock (Class B) from
related party (Note N)                             --             --            --        (2,538,945)

Exercise of 141,500 Stock Options                  --             --            --           295,875

Unrealized loss on Notes transferred from
held-to-maturity to available-for-sale,
at date of transfer (net of tax)                   --             --       (62,006)          (62,006)

Unrealized gain (loss) on securities
available-for-sale (net of tax)                    --             --       399,924           399,924

Equity in Unrealized gain (loss) on
available-for-sale securities of
affiliated company (net of tax)                    --             --       149,127           149,127


Net Earnings                                1,987,067             --            --         1,987,067
                                            --------------------------------------------------------
Balance at June 30, 1996                    ($2,573,160)  ($530,384)     $ 721,761       $ 8,544,072




        The accompanying notes are an integral part of these statements.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A.  SIGNIFICANT ACCOUNTING POLICIES.

ORGANIZATION

     U.S. Global Investors, Inc. ("the Company" or "USGI") serves as investment advisor, investment manager and transfer agent to United Services Funds ("USF") and Accolade Funds, both Massachusetts business trusts which are no-load, open-end investment companies offering shares in numerous mutual funds to the investing public. The Company has served as investment adviser and manager since the inception of USF and Accolade and assumed the transfer agency function of USF in November 1984 and of Accolade in October 1994, the commencement of operations. For these services, the Company receives fees from USF and Accolade.

     The Company has formed a limited liability company which was incorporated in Guernsey on August 20, 1993. This company, U.S. Advisors (Guernsey) Limited, manages the portfolio of an offshore fund, U.S. Global Strategies Fund Limited ("the Guernsey Fund").

     During July 1994, USGI agreed to form a joint venture with Marleau, Lemire Inc. ("ML") of Montreal, Quebec, to offer mutual funds in Canada. In February 1995, United Services Wealth Management Co. ("USWMC"), a Montreal based company, was formed. This Company is expected to begin operations in early fiscal 1997, and is now named United Services Advisors, Canada, Inc. ("USACI").

     The  Company,  through  its  wholly-owned  subsidiary,   Security  Trust  &
Financial Company, also serves as custodian for retirement accounts invested in USF, Accolade, and other mutual funds.

     On June 1, 1996 the Company changed its name from United Services Advisors, Inc. to U.S. Global Investors, Inc.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, United Shareholder Services, Inc. ("USSI"), Security Trust and Financial Company ("STFC" or "ST&FC"), A&B Mailers, Inc.
("A&B"), and U.S. Advisors (Guernsey) Limited ("USAG"). Additionally, the Company has consolidated the balance sheet and results of operations of the Guernsey Fund since it owned substantially all of the issued shares of the Guernsey Fund during fiscal 1995 and for the first ten months of fiscal 1996. During the fourth quarter of fiscal 1996 the Company's interest in the Guernsey Fund declined below 50% and it began accounting for its investment in the Guernsey Fund under the equity method of accounting. At June 30, 1996, the Company held a 26% interest in the Guernsey Fund. The aggregate value of the Company's investment at June 30, 1996 based on quoted market value was approximately $1,164,415.

     During fiscal 1996, the Guernsey Fund issued 27,375 net additional shares for cash amounting to $2,719,998 to investors other than the Company. The Company accounts for changes in interests of its investment in the Guernsey Fund by charging or crediting income for the effects of such transactions when consummated. The Company recorded $555,905 in gains on such transactions during fiscal 1996 which are included as a separate line in the accompanying income statement. Deferred income taxes have been provided on these gains.

     All  significant   inter-company   balances  and  transactions   have  been
eliminated  in  consolidation.   Certain  amounts  have  been  reclassified  for
comparative purposes.

CASH AND CASH EQUIVALENTS

     Cash consists of cash on hand and cash equivalents with original maturities of three months or less. Cash and cash equivalents at June 30, 1996 and at June 30, 1995 include $596,605 and $2,673,156, respectively, in USF money market mutual funds (see Note O). This investment is valued at amortized cost which approximates market. In addition, not included in cash and cash equivalents is restricted cash of $633,169 and $315,000 at June 30, 1996 and June 30, 1995, respectively, which was held in a USF money market mutual fund and classified as a restricted investment on the June 30, 1996 and 1995 balance sheet (see Notes J and Q).

FIXED ASSETS

     Fixed assets are recorded at cost including capitalized interest. Depreciation for owned fixed assets and capital leases is recorded using the straight-line method over the estimated useful life of each asset as follows: leasehold improvements, furniture, and equipment are depreciated over 3 years; capitalized leased phone equipment is depreciated over 5 years; and the building is depreciated over 31.5 years.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

INCOME TAXES

     Income taxes are provided during the year in which transactions affect the determination of financial statement income, regardless of when they are recognized for tax purposes. Deferred income taxes are provided for temporary differences between the tax and book bases of assets and liabilities.

     Effective July 1, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (see Note B).

EARNINGS PER SHARE

     Primary and fully diluted earnings per share are based on the weighted average number of shares of Class A common stock (formerly called preferred stock) Class B and Class C common stock outstanding during the year. All classes of common are considered equivalent in the calculation of earnings per share since each share has essentially equivalent interests in the income of the Company. Warrants, convertible debentures and options are included to the extent dilutive.

SECURITY INVESTMENTS

     Effective July 1, 1994 the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") (see Note B). Prior to implementation of SFAS 115, investments in securities were stated at the lower of aggregate cost or market.

     Under SFAS 115, the Company classifies its investments in equity and debt securities into three categories. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each reporting period date (see Note C).

     Securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value. Unrealized gains and losses on these securities are included in earnings.

     Investments in debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Held-to-maturity securities are reported at amortized cost. Discount to par value is accreted, and recognized as income, over the remaining term to maturity.

     Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and reported at fair value. Unrealized gains and losses on these securities are excluded from earnings and reported, net of tax, as a separate component of shareholders' equity and are recorded in earnings on trade date. Realized gains (losses) from security transactions are calculated on the first-in/first-out cost basis and are recorded in earnings on trade date.

FOREIGN CURRENCY TRANSACTIONS

     Transactions between the Company and foreign entities are converted to U.S. dollars using the exchange rate on the date of the transactions. Security investments valued in foreign currencies are translated to U.S. dollars using the applicable exchange rate as of the reporting date. Foreign currency gain
(loss) is included as a component of investment income.

ORGANIZATION COSTS

     Organization costs in the amount of $5,013 and $14,509 net of amortization at June 30, 1996, and 1995, respectively, which relate to the organization of STFC and USAG, are amortized on a straight-line basis over 60 months. These costs are included in other assets on the consolidated balance sheet.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS 121 in the first quarter of fiscal 1997 and has not yet assessed the effect of adoption.

     In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which establishes fair value methods of accounting for stock options and other forms of stock-based transactions. Under SFAS 123, companies are not required to adopt a fair value method of accounting for employee stock-based compensation. They are permitted to continue to account for such transactions pursuant to Accounting Principles Board Opinion No. 25 ("APB 25") but must disclose pro forma net income and earnings per share as if a fair value method of accounting had been applied. The Company intends to continue to account for employee stock option transactions in accordance with the requirements of APB 25. The Company will adopt SFAS 123 in fiscal 1997.

     In June 1995, the FASB issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125"), which establishes criteria for recognition of sales related to asset transfers, distinguishing between a sale of assets and a secured borrowing, and of extinguishment of associated liabilities. SFAS 125 prohibits in-substance defeasance of debt. SFAS 125 is effective for transactions occurring after December 31, 1996. The Company has not yet assessed the effect of adoption.

NOTE B.    CHANGE IN ACCOUNTING PRINCIPLE.

     In the first quarter of fiscal 1995, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," effective July 1, 1994. The adoption of SFAS 115 changed the method of accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company recognized the cumulative effect of adopting the pronouncement in the first quarter of fiscal 1995 as a change in accounting principle. The financial impact of adopting SFAS 115 was a net increase in earnings of $43,284 (net of taxes of $22,298) or $.01 per share representing net unrealized gains on securities classified as trading securities and $197,009 (net of taxes of $101,489) on net unrealized gains on securities classified as available for sale which was reported as a separate component of equity.

     In the first quarter of fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," effective July 1, 1993. The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method to the liability method of accounting for deferred income taxes. Under the liability method prescribed by SFAS 109, deferred taxes are provided based upon enacted tax laws and rates applicable to the periods in which taxes become payable. As permitted by SFAS 109, prior years' financial statements were not restated to apply the provisions of the new method. The Company recognized the cumulative effect of adopting the pronouncement in the first quarter of fiscal 1994 as a change in accounting principle. The cumulative effect of adoption on July 1, 1993 was to increase deferred tax assets by $200,420. This amount primarily represented the impact of recognizing the benefit of a net operating loss carryover that could not be recorded under the previous method of accounting for income taxes. This increased net income in fiscal year 1994 by $200,420 or $.03 per share.

NOTE C.  INVESTMENTS.

     As discussed in Notes A and B, in fiscal 1995 the Company adopted SFAS 115, which changed the method of accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


The cost and market value of investments classified as trading are as follows:

            Date                 Cost                 Market Value
            ----                 ----                 ------------

            June 30, 1996        $1,034,398           $  999,500
            June 30, 1995        $1,661,113           $1,510,316

The net change in the unrealized holding gain on trading securities held at June 30, 1996 that has been included in earnings for the period was $185,695 compared to an unrealized loss of $150,797 for the period ended June 30, 1995.

     The cost of investments in securities, which are classified as available-for-sale, which may not be readily marketable at June 30, 1996 was $1,249,081. These investments are reflected as non-current assets on the June 30, 1996 consolidated balance sheet. These investments are in private placements which are restricted for sale as of June 30, 1996. It is anticipated the securities obtained in these private placements will become free trading during fiscal 1997. The fair value of the investments classified as available-for-sale at June 30, 1996 was $2,210,657 with $961,576 in unrealized gains being recorded as a separate component of shareholders' equity. Additionally, the Company holds certain notes with a fair value of $26,324,125 (amortized cost of $26,418,074) which are classified as available-for-sale securities resulting in an unrealized loss of $93,949 as of June 30, 1996. (See further discussion of these securities at Note F). During fiscal 1996, the Company recorded in income realized gains of $780,492 and unrealized gains of approximately $122,000 on securities which were transferred from the available-for-sale category to the trading category upon becoming free trading.

     The  cost  of  investments  in   securities,   which  were   classified  as
available-for-sale, which were not readily marketable at June 30, 1995 was $1,122,992. These investments were reflected as non-current assets on the June 30, 1995 consolidated balance sheet. These investments were private placements which were restricted for sale as of June 30, 1995. The securities obtained in these private placements became free trading during fiscal 1996. The fair value of the investments classified as available-for- sale at June 30, 1995 was $1,466,622 with $343,630 in unrealized gains being recorded as a separate component of shareholders' equity. Approximately $12,000 was also recorded to shareholders' equity for unrealized gains on short sales by the Company. During fiscal 1995, the Company recorded realized gains of $202,441, on securities which were transferred from available-for-sale securities to trading securities upon becoming free trading. The Company also recorded unrealized gains of $158,498 and unrealized losses of $188,124 on securities which were transferred from available-for-sale securities to trading securities upon becoming free trading during the year.

     Additionally, at June 30, 1995 the Company held Notes with an amortized cost of $113,260,361 which were classified as held-to-maturity securities. (See further discussion of these securities at Note F.)

     In September 1994, subsequent to the Company's purchase of the notes discussed in Note F, the Company and USF entered into an agreement, under which the Company agreed to transfer $900,000 in cash and securities into an account at a financial institution in the name of the Company for the benefit of U.S. Government Securities Savings Fund ("USG") under the control of USF's independent Trustees. The agreement terminated the earlier of 1) when USG no longer owned any of the variable rate government agency notes set forth under the agreement; or 2) October 1997. The entire collateral was returned to the Company during the fiscal year due to the reduced percentage of USG invested in the notes in accordance with the agreement.

     Restricted investments include cash of $ -0- and $76,604 held in margin accounts at brokers at June 30, 1996 and June 30, 1995, respectively.

     Prior to the implementation of SFAS 115, marketable securities which were classified as current assets at June 30, 1994 had a cost (carrying amount) of $1,086,974. Market value of these investments was $1,152,556, which exceeded cost at June 30, 1994. Gross unrealized gains and losses amounted to $199,369 and ($133,787), respectively, at June 30, 1994. Net realized gains on sales of securities of $1,383,246 were included in fiscal 1994 investment income.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE D.  INVESTMENT MANAGEMENT, TRANSFER AGENT AND OTHER FEES.

     The Company serves as investment advisor and transfer agent to USF and Accolade. For these services the Company receives fees based on a specified percentage of net assets both under management and the number of shareholder accounts. The Company also provides in-house legal and accounting services to USF and Accolade. The accounting services are provided to USF for an annual fee. The Company also receives exchange, maintenance, closing and small account fees directly from USF shareholders.

     USGI receives additional revenue from several sources including: STFC custodian and administrative fee revenues, gains on marketable securities transactions, revenues from miscellaneous transfer agency activities including lockbox functions as well as mailroom operations (A&B).

     Investment advisory fees, transfer agency fees, accounting fees, custodian fees and all other fees to the Company are recorded as income during the period in which services are performed.

     The Company has voluntarily waived or lowered its advisory fees and is bearing expenses on several funds within USF:

     The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the U.S. Tax Free Fund, the United Services Intermediate Treasury Fund, United Services Near-Term Tax Free Fund, and the U.S. Government Securities Savings Fund will not exceed 0.40% on an annualized basis through June 30, 1997 or such later date as the Company determines.

     The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the U.S. All American Equity will not exceed 0.70% on an annualized basis through June 30, 1997 or such later date as the Company determines.

     The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the China Region Opportunity Fund will not exceed 2.25% on an annualized basis through June 30, 1997 or such later date as the Company determines.

     The aggregate amount of fees waived or expenses voluntarily reimbursed totaled $3,362,050, $3,568,151 and $4,190,821 in 1996, 1995, and 1994,
respectively. The Company also reimbursed $ -0-, $-0-, and $14,234 in the aggregate for each of the three fiscal years ended June 30, 1996, 1995, and 1994 respectively, to the funds for expenses in excess of state statutory limitation requirements.

     The following funds accounted for more than 10% of revenue [excluding government security income (Notes F and K)] in the years indicated:

                                                   Year Ended June 30,
                                             ------------------------------
                                             1996         1995         1994
                                             -----       ------       -----
    U.S. Gold Shares Fund                      21%         32%         31%
    U.S. World Gold Fund                       21%         25%         22%
    U.S. Treasury Securities Cash Fund          9%         13%         10%

     Receivables from mutual funds represent amounts due the Company, and its wholly-owned subsidiaries, for investment advisory fees, transfer agent fees, accounting fees, and exchange fees, net of amounts payable to the mutual funds.

     The investment advisory contract and related contracts between the Company and USF expire on or about October 25, 1996. Management anticipates the Trustees of USF will renew the contracts.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE E.  PROPERTY AND EQUIPMENT.

     Property and equipment are composed of the following:


                                                            June 30,
                                                   --------------------------
                                                         1996          1995
                                                   -----------    -----------
     Leasehold improvements                        $  182,887     $  184,416
     Capitalized leased equipment                     519,768        519,768
     Furniture and equipment                        4,125,349      3,769,171
     Building and land                              2,203,757      2,203,757
                                                   ----------     -----------
                                                    7,031,761      6,677,112
     Accumulated depreciation and amortization     (4,410,709)    (4,012,292)
                                                   -----------    -----------
     Net property and equipment                    $2,621,052     $2,664,820
                                                   ===========    ===========


     At June 30, 1996 and 1995 accumulated amortization for capitalized leased equipment was $510,961 and $450,303, respectively. Amortization expense for capitalized leased equipment was $60,658, $125,198 and $116,391 for the fiscal years ended June 30, 1996, 1995 and 1994, respectively. Minimum lease payments required by obligations under capital leases are $24,354 in fiscal 1997.

     On February 28, 1992, the Company acquired a 46,000 square foot office building with approximately 2.5 acres of land from the Resolution Trust Corporation. Total capitalized costs associated with the building and land are approximately $2.2 million, including capitalized interest of $33,783, closing costs and improvements. The Company made additional substantial improvements to the building in order to accommodate the transfer of its headquarters. Depreciation on the building and improvements commenced upon occupancy. The building is pledged as collateral for the financing used to acquire the building (see Note I).

NOTE F.  GOVERNMENT SECURITIES.

     USG, a USF fund, from its inception had invested in, among other types of Government securities, certain Government agency notes whose interest rates reset monthly based on a cost-of-funds index ("Notes"). This reset feature lags changes in short-term interest rates. During fiscal 1995, due to such rates rising dramatically and regulatory directives issued to money market funds in general, the market value of the Notes was adversely effected. To reduce USG's exposure to said Notes and in order to maintain a $1.00 per share net asset value, USGI decided, in the first quarter of fiscal 1995, to arrange for USG to sell $40 million par amount of Notes at USG's amortized cost of approximately $39,777,000 plus accrued interest to ML. Thereafter, USGI decided to purchase directly from the fund $90,525,000 par amount of Notes ($53,275,000 during the first quarter of fiscal 1995 and $37,250,000 during the third quarter of fiscal
1995) at USG's amortized cost of approximately $90,337,000 plus accrued interest. Additionally, in connection with such decision, USGI purchased the Notes from ML for approximately $39,777,000 plus accrued interest during the first quarter of fiscal 1995.

     USGI recorded the Notes at their fair value. As the Notes had an aggregate fair value of approximately $124,739,000 on the dates USGI acquired the securities, the Company recorded pre-tax non-cash charges to the results of operations of approximately $2,574,000 during the first quarter and $2,800,000 during the third quarter of fiscal 1995. The Company initially classified the Notes as held-to-maturity securities. As a result, and in addition to periodic receipts of interest income, USGI recognized $1,363,051 and $1,499,521 in non-cash income during fiscal 1996 and 1995, respectively.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

     In December 1995, $63,800,000 par value Notes were reclassified from the held-to-maturity category to the available-for- sale category in accordance with the one-time reassessment allowed by the FASB Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. The remaining $53,725,000 par value Notes retained their held-to-maturity status as defined by SFAS115 until June 1996 when these were re-classified to available-for-sale securities. Upon this re-classification the Company began recording these Notes at fair value with any unrealized gain or loss excluded from earnings and reported, net of tax, as a separate component of shareholders' equity. At the June 1996 re- classification date, the unrealized loss approximated the amount recorded at June 30, 1996 ($93,949). The Company has sold the following Notes during the fiscal years 1996 and 1995.

          DATE SOLD        PAR VALUE     REALIZED GAIN/(LOSS)
          ---------     ------------     --------------------

          June 1995      $13,000,000            ($32,073)
      December 1995      $47,250,000          $1,235,986
           May 1996      $16,550,000              $1,267
          June 1996      $27,000,000            ($74,766)
                         -----------            ---------
                        $103,800,000          $1,130,414
                        ============          ===========

     The remaining Notes acquired by USGI mature at their aggregate $26,725,000 par amount as follows:

                    MATURITY                     PAR VALUE
                    --------                     ---------
                 February 1997                $ 10,750,000
                    March 1997                $ 15,975,000

     USGI financed the original acquisition of the Notes, including purchased accrued interest, as follows: 1) approximately $120.9 million was provided by third party broker-dealers under reverse repurchase agreements (see Note K); 2) USGI issued a $6.0 million 8% subordinated debenture to ML, the terms of which require principal payments as the Notes mature and interest payments quarterly (see Note M); and 3) USGI utilized approximately $3,563,000 of its own cash.

     During fiscal 1995, USGI purchased put options on Eurodollar futures ("Options") for approximately $274,125 in premiums which expired resulting in a $231,625 loss. The options were purchased as portfolio insurance with the expectation that they would reduce USGI's exposure to temporary declines in the value of the Notes and reduce USGI's exposure to increased interest costs of the reverse repurchase agreements in the event of a sharp increase in interest rates. During the fourth quarter of fiscal 1995, USGI purchased 35 put options on Eurodollar futures for approximately $13,700 in premiums which expired in September 1995 These options were accounted for on a "mark-to-market" basis, were exchange traded and required no cash requirements other than the initial premiums, and USGI's exposure on the options was limited to the initial premium invested.

     During fiscal 1996 the Company purchased 175 put options on Eurodollar futures for premiums of $73,938. All options were sold/expired during fiscal 1996 resulting in realized losses of approximately $50,000.

NOTE G.  RESIDUAL EQUITY INTEREST.

     In June 1992 the Company made its final payment to the Settlement Pool established under the June 1988 Settlement Agreement relating to the original Prospector Fund (now operating as the U.S. Global Resources Fund); and the Settlement Pool made the final payout to "Eligible Shareholders" thereof in June 1992. Under the 1988 Settlement Agreement, any amounts payable to "Eligible Shareholders" who cannot be located, together with interest thereon, will be held for six years after the final payout against the claims of those shareholders. At the end of six years, such amounts will be made available to all persons claiming subrogation. The Company has first right of subrogation to the amounts. The amount of cash held at June 28, 1996 was approximately $616,000. Management believes the Company will receive a sum which will equal or exceed the amount currently recorded as the Company's residual equity interest, $217,861.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE H.  INVESTMENT IN JOINT VENTURE.

     During the fiscal 1995, USGI and ML, a Canadian brokerage firm, entered into a joint venture agreement whereby USGI and ML agreed to undertake to offer mutual funds in Canada, primarily through ML's broker network located in Toronto, Montreal, Vancouver, and Victoria. As part of the agreement to enter into a joint venture, USGI issued 120,000 shares of its preferred stock to ML. The estimated value of the stock upon issuance was $510,000, which the Company recorded as its investment in the joint venture during the first quarter of fiscal 1995. In conjunction with this joint venture, United Services Advisors Wealth Management Corp. was incorporated during the third quarter of fiscal 1995 with a 50% ownership to each USGI and ML . The joint venture has been renamed United Services Advisors, Canada, Inc. ("USACI") during fiscal 1996. Also, USGI agreed to incur the initial organization and development costs. Management anticipates that USACI through its wholly-owned subsidiary United Services Advisors Fund Management Inc., which was formed in September 1995 to provide investment services to Canadian investors, will become the advisor to the ML Small Cap Fund and will also offer other Canadian funds and investment products and services during early fiscal 1997. During June 1996 the USACI management group acquired a one-third interest in USACI. As a result of this negotiated sale, which diluted USGI's interest from one-half to one-third, delays associated with the joint venture becoming operational, and the Company's reduced expectations of the joint venture's profitability, management has reassessed the recoverability of its carrying value in the joint venture. The Company determined that the carrying value should be reduced by $619,500 which decreases the carrying value to reflect the amount of the Company's proportionate one-third share of the underlying equity in net assets of USACI of $255,500 at June 30, 1996. Upon commencement of USACI operations USGI's investment in USACI will be accounted for under the equity method.

NOTE I.  NOTE PAYABLE.

     To facilitate the cost of acquiring the building and the necessary improvements, the Company obtained permanent financing from a bank in the amount of $1,425,000. On June 30, 1994 the Company re-financed the original building loan with another bank on more favorable terms. As of June 30, 1996, the balance on the note was $1,301,832. The loan is currently amortizing over a twenty-year period with payments of both principal and interest due monthly based on a fixed rate of 7.75%. The current monthly payment is $11,750. The loan matures July 2001. Under this agreement, the Company must maintain certain financial covenants. Because of events described in Note F, the Company obtained a waiver of the covenants from the bank through June 30, 1995 and subsequently negotiated an amendment to the loan agreement and covenants with the bank to cover periods beyond June 30, 1996. The Company is currently in compliance with all loan covenants.

     Future principal payments to be made over the next five years based on the amount outstanding at June 30, 1996 are as follows:

                     Year                 Amount
                     ----               ----------
                     1997                  $41,695
                     1998                   44,899
                     1999                   48,504
                     2000                   52,273
                  Thereafter             1,114,461
                     Total              $1,301,832

NOTE J.  ANNUITY AND CONTRACTUAL OBLIGATIONS.

     On February 6, 1989, the Company entered into an agreement with Clark Aylsworth ("Aylsworth") related to his retirement on December 31, 1988. This agreement provided for the payment to Aylsworth of a monthly annuity of $1,500 for the remainder of his life or his wife's life, if he predeceases her. The Company has recorded an obligation related to this agreement.

     On December 30, 1990, the Company entered into a non-compete/non-interference agreement, an executory contract, pursuant to which it pays the Aylsworths $4,500 monthly, such amount to continue for the longer of Aylsworth's or his wife's life. The Company determined that the executory contract should be expensed as payments are made. The Company placed $360,000 in escrow to cover the Company's obligation to the Aylsworths if the Company defaults. The escrowed amount decreases $15,000 annually and amounted to $300,000 at June 30, 1996.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE K.  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE.

     As discussed in Note F, USGI financed the acquisition of the Notes by entering into agreements to repurchase securities with third party broker-dealers. The terms with the broker-dealers provide that the reverse agreements must be collateralized by the Notes and/or cash. The Notes described in Note F are held by the broker-dealers as collateral. Throughout fiscal 1995 and 1996, and as of September 1996, each reverse repurchase agreement has matured and has been renewed on a 30-, 60-, or 90-day basis. Management believes that the reverse repurchase agreements can be periodically renewed until the Notes mature.

     All reverse repurchase agreements are with major broker-dealers and are secured by U.S. Government Agency obligations. Information on the reverse repurchase agreements as of June 30, 1996 is as follows:

                                                      Matures
                                                   Greater than
                                                     30 days
                                                   ------------

                   Carrying Amount (Fair Value):   $26,324,125
      Accrued Interest Receivable on Collateral:        95,847
  Repurchase Liability (interest rate of 5.80%):    26,404,375

NOTE L.  BENEFIT PLANS.

     The Company and its subsidiaries have a contributory profit-sharing plan in which all qualified employees who have completed one year of employment with the Company are included. The amount of the annual contribution, which may not exceed 15% of earnings before income taxes, is determined by the Company's Board of Directors. At June 30, 1996, the Company has accrued $60,000 for fiscal 1996.

     The Company and its subsidiaries also have a savings and investment plan qualified under Section 401(k) of the Internal Revenue Code. The Company makes contributions on behalf of eligible employees to fund this plan. In connection with this 401(k) Plan, participants can voluntarily contribute up to 15% of their compensation to this plan, and the Company will match their contribution up to 2%. At June 30, 1996, the Company has accrued $50,000 for this matching contribution.

     Additionally, effective February 1, 1993, the Company began self-funding its employee health care plan. The Company has obtained reinsurance with both a specific and an aggregate stop-loss in the event of catastrophic claims. At June 30, 1996, the Company has accrued an amount representing the Company's estimate of incurred but not reported claims.

NOTE M.   SUBORDINATED DEBENTURE.

     In conjunction with the purchase of the Notes described in Note F, USGI issued a $6 million 8% subordinated debenture to ML, the terms of which require principal payments as the Notes mature and quarterly interest payments. The terms of the debenture were modified in December 1995, requiring monthly principal payments in the amount of $50,000. In addition, the conversion feature was terminated. During the course of the 1996 fiscal year the Company made principal payments of approximately $2,700,000 to ML upon the sale of certain par value Notes (Note F). The Company also made additional principal payments of $300,000 during the fiscal year. The balance on the debenture was $1,533,131 at June 30, 1996, the entirety of which will be payable in fiscal 1997.

NOTE N.  SHAREHOLDERS' EQUITY.

     During June of 1996 the Company reclassified its Class A Common Stock as Class C Common Stock and reclassified its Preferred Stock as Class A Common Stock with no change in existing rights, privileges, or preferences of each respective class. Class B Common Stock remains unchanged. The descriptions in this note have been changed to reflect these reclassifications.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


     In a private placement on October 27, 1989, Frank E. Holmes and the F.E. Holmes Organization, Inc. acquired control of the Company by purchasing for $2,200,000, 550,000 shares of the Company's Class C common stock and warrants to acquire an additional 550,000 shares of Class C common stock at $4.00 per share. These warrants include a provision for adjustment to the number of warrants and exercise price in the event additional securities are issued at an amount below the exercise price of such outstanding warrants. At June 30, 1994, there were outstanding Class C common stock warrants to purchase 586,122 shares at $3.75 per share expiring October 1994. Effective August 11, 1994 such warrants were canceled and new agreements were approved providing for warrants to acquire 586,122 shares of common stock at the August 11, 1994 market price of $4.00 per share expiring October 1999. These warrants were outstanding as of June 30, 1996.

     In December 1991, the Company issued to Mr. Holmes options to purchase 400,000 shares of Class C common stock at $2.625 per share which equaled or exceeded the fair value of the stock on the date of grant. During fiscal 1992, the Board of Directors approved the issuance of 100,000 shares of Preferred stock (now Class A common stock) to F.E. Holmes Organization, Inc. in exchange for 100,000 shares of its class C common stock. Mr. Holmes now owns approximately 68.27% of the outstanding shares of the Company's Class C common stock, which is the only class of the Company's stock having voting rights.

     In March 1985, the Board of Directors adopted an Incentive Stock Option Plan (the "1985 Plan"), amended in November 1989 and December 1991, which provides for the granting of options to purchase 200,000 shares of the Company's Class A common stock, at or above fair market value, to certain executives and key salaried employees of the Company and its subsidiaries. Options under the 1985 Plan may be granted for a term of up to five years in the case of employees who own in excess of 10% of the total combined voting power of all classes of the Company's stock and up to ten years for other employees. During the 1991 fiscal year, options covering 150,000 shares of Class A common stock were granted at prices ranging from $1.50 to $1.65. During the fiscal year 1994, options covering 10,500 shares were granted at an exercise price of $4.25 per share and during fiscal year 1995, options covering 42,500 shares were granted at an exercise price of $2.625 per share. As of June 30, 1996, options covering 79,000 shares have been exercised and options covering 5,000 shares have expired. The 1985 plan expired December 31, 1994; as a consequence, there will be no further option grants under the 1985 plan.

     In November 1989, the Board of Directors adopted the 1989 Non-Qualified Stock Option Plan (the "1989 Plan"), amended in December 1991, which provides for the granting of options to purchase 800,000 shares of the Company's Class A common stock to directors, officers and employees of the Company and its subsidiaries. Since adoption of the 1989 Plan, options for 800,000 shares have been granted at prices ranging from $1.50 to $5.69 per share, which equaled or exceeded the fair market value at date of grant. During the fiscal year 1993, options covering 5,000 shares were granted at an exercise price of $3.00. During the fiscal year 1994, options covering 22,000 shares were granted at exercise prices ranging from $4.75 to $5.69 per share. During the fiscal year 1995 options covering 7,000 shares were granted at exercise prices ranging from $2.625 to $3.375 per share. During fiscal 1996 options covering 44,700 shares were granted at exercise prices ranging from $2.1875 to $2.625 per share. As of June 30, 1996, options covering 393,000 shares have been exercised under this plan and options covering 30,400 shares have expired.

     Class A common stock options outstanding as of June 30, 1996 under the 1989 Plan are as follows:

                 Date of            Option            Number
                   Grant            Price        Outstanding
                   -----            -----        -----------
                 11/07/89         $1.50                -0-
                 11/13/89         $2.25             95,000
                 12/06/91         $2.625           229,600
                  9/24/92         $3.00              5,000
                  2/16/94         $5.69             20,000
                  5/16/94         $4.75              2,000
                 12/15/94         $2.625               -0-
                  2/24/95         $3.375             5,000
                  9/15/95         $2.625            19,000
                  11/7/95         $2.1875            5,700
                  5/24/96         $3.06             20,000
                                                  --------
                                                   401,300

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

     On a per share basis, the holders of the Class C common stock and the non-voting Class A stock participate equally in dividends as declared by the Company's Board of Directors, with the exception that any dividends declared must first be paid to the holders of the Class A stock to the extent of 5% of the Company's after-tax prior year net earnings.

     The holders of the Class A stock have a liquidation preference equal to the par value of $.05 per share. Certain Class C common stock is exchangeable on a one-for-one basis for Class A stock.

      During the fiscal year ended June 30, 1996, the Company purchased 175,475 shares of its Class A common stock on the open market at an average price of $2.78 per share.

     At the end of September 1994, the Company and ML entered into a letter of intent pursuant to which ML would purchase a significant ownership interest in the Company. On December 7, 1994, the Company and ML entered into an agreement whereby the Company issued to ML one million shares of new class of convertible non-voting common stock (Class B) at $5.00 per share and warrant to purchase an additional one million shares of capital stock at $6.00 per share in consideration of an investment of $5 million.

     On August 3, 1995, USGI shareholders approved an amendment to the Company's Restated Articles of Incorporation providing for an increase in the number of shares of Class A that the Company is authorized to issue by one million shares.

     ML could only convert its Class B shares to Class C shares after mutual fund shareholders approve continuation of the investment advisory agreements with the Company because the agreements contain a statutory contractual provision providing for automatic termination upon an assignment of the investment advisory agreement. Such conversion would be deemed a change in control and, thereby, an assignment of the contract.

     As part of the transaction, Mr. Frank E. Holmes, Chairman, President and CEO of the Company, exchanged 72,720 shares of the Company Class C common Stock for 164,347 shares of ML common stock. In addition, subject to certain conditions, including obtaining mutual fund shareholder approvals in the future, Mr. Holmes would exchange an additional 177,280 Class C common shares for 400,653 shares of ML, and ML would convert its Class B shares to Class C shares, whereupon ML would own more that 50% of the issued and outstanding voting shares of the Company, and Mr. Holmes would then own approximately 3% of the total outstanding common shares of ML.

     USGI and ML closed a transaction on December 29, 1995 covering the issuance of Class A stock and the repurchase of convertible non-voting Class B common stock and closely related items as discussed below. Pursuant to the agreement:
(1) ML no longer has a right to return its one million shares of Class B common stock to the Company at its original purchase price of $5,000,000; (2) in this connection, the Company eliminated any future interest costs it might have borne had ML converted its investment to debt; and, (3) the Company canceled ML's warrant and options to acquire additional shares thus reducing future dilution by approximately 1.65 million shares.

     In connection with the December 1995 transaction, ML received $2,500,000 cash and 1,000,000 shares of Class A stock in exchange for USGI canceling (a) ML's 1,000,000 shares of USGI's Class B common shares, (b) a warrant giving ML the right to acquire 1,000,000 shares of USGI's voting Class C common stock or Class A common stock, (c) ML's option to convert the remaining balance of its subordinated debenture into approximately 648,000 shares of USGI's preferred stock, and (d) other rights under the December 1994 agreements relating to ML's original purchase, including its right to obtain voting control of USGI.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


     As a result of the December 1995 transaction: (1) Messrs. Hubert Marleau and Richard Renaud, ML's representatives, resigned from USGI's Board of Directors and Frank E. Holmes, USGI's Chief Executive Officer, resigned from ML's Board of Directors; (2) USGI committed to prepay $50,000 per month toward the principal balance outstanding on the debenture held by ML in accordance with the prepayment clause set forth in the USGI-ML Subordinated Debenture Agreement ("Debenture"); (3) The Debenture was amended to provide that in the event that voting control of USGI changes, the balance owing ML under the Debenture shall become due and payable prior to closing on the change in control and the registration statement covering ML's 1,000,000 shares of preferred stock shall be declared effective by the SEC prior to said closing; (4) ML transferred the assets and the management contract(s) of ML's Small Cap Fund ("Small Cap") from ML to USACI with all revenues generated by Small Cap, effective January 1, 1996, whether the assets and management contracts have been transferred or not, becoming the revenue of USACI; (5) USGI agreed to bear up to the next Cdn $250,000 in costs with respect to USACI; and (6) the requirement that Mr. Holmes exchange 177,280 shares of USGI's Class C common stock for 400,633 shares of ML (133,551 consolidated shares based upon 1 new for 3 old) was canceled in its entirety; with the understanding, however, that the 72,720 Class C common shares held by ML and the ML shares held by Mr. Holmes are not subject to this cancellation.

     As discussed in Note P, certain changes in the Company's ownership may trigger a limitation on the amount of net operating losses ("NOLs") that could be utilized under Section 382 of the Internal Revenue Code. The Company reviewed
Section 382 and determined that no change in control/ownership existed upon issuance of the shares and warrants to ML therefore not triggering a Section 382 limitation on the Company's NOLs.

NOTE O.  RELATED PARTY TRANSACTIONS.

     In addition to the Company's receivable from USF relating to investment management, transfer agent and other fees (see Note D), the Company had $596,605 and $2,673,156 invested in USF money market mutual funds at June 30, 1996 and 1995, respectively. Dividend income earned from these investments in USF totaled $113,904, $132,881 and $47,739 for the years ended June 30, 1996, 1995 and 1994 respectively.

     TRANSACTIONS WITH ML

     During fiscal 1996, USGI and ML closed a transaction covering the issuance of Class A common stock (see Note N).

     During the year ended June 30, 1996, USGI purchased 7,100 shares of ML common stock through USGI's brokerage account at Marleau, Lemire Securities Inc. ("MLSI"), a subsidiary of ML, increasing USGI's position to 42,219 shares. Prior to year end, USGI sold its entire position of ML common shares.

     During fiscal 1996, the Company purchased 175 put options on Eurodollar futures ("Options") for premiums of $73,938 through Marleau, Lemire Futures which is a division of MLSI. Options were exchange traded and required no cash requirements other than the initial premiums paid. All Options were sold/expired during fiscal 1996 resulting in realized losses of approximately $50,000. In addition, the Company purchased other securities at an aggregate price of $269,847 through MLSI from July 1995 through December 1995.

     At various intervals during fiscal 1995, the Company purchased 700 put options on Eurodollar futures for premiums of $165,375 through Marleau, Lemire Futures. The Company also purchased securities which MLSI was either the agent or underwriter of the share offering at a cost of $199,609. Additionally, the Company purchased a security for $110,685 for which Griffiths McBurney & Partners acted as Agent. Eugene McBurney, a director of USGI from December 1994 to July 1995, is a partner in Griffiths McBurney & Partners.

     During fiscal 1996, pursuant to agreements with ML (Note N), USGI filed a post-effective amendment to the Registration Statement on Form S-3 covering ML's offering of 120,000 shares of USGI stock filed in fiscal 1995 and a Registration Statement on Form S-3 covering ML's offering of 1,000,000 shares of USGI stock, which offerings were completed during fiscal 1996. USGI incurred approximately $21,000 in fiscal 1996 in costs associated with these offerings.

     Further, during this period, ML sold 18,225 shares of Class A common stock to STFC at the direction of the beneficial owners of various STFC custodial retirement accounts, and 6,775 shares for $17,784 to USGI, which shares are included in treasury stock as of June 30, 1996.

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

     As of June 30, 1996, USGI has accrued approximately $70,000 in subordinated debenture interest payable to ML. Additionally, in connection with the sale of the Notes discussed in Note F, USGI repaid approximately $2,700,000 in principal on the subordinated debenture during the year ending June 30, 1996. USGI has also paid an additional $300,000 in principal payments on the subordinated debenture during the year ended June 30, 1996.

OTHER TRANSACTIONS

     During fiscal 1996, Mr. Jerold Rubinstein, a Director of the Company, exercised options covering 25,000 shares at $1.50 per share and 25,000 shares at $2.25 per share. USGI purchased the shares issued from the exercise of Mr. Rubinstein's stock options for $3.375 per share, the market price on the day of exercise, which shares are included in treasury stock as of June 30, 1996. Additionally, during fiscal 1996, Mr. John Budden, a former Director of the Company who resigned during the fiscal 1996, exercised options covering 25,000 shares at $1.50 per share, 25,000 shares at $2.25 per share and 40,000 shares at $2.625 per share.

     There were additional related party transactions involving ML related to a joint venture to market mutual funds in Canada (see Note H) and the purchase of U.S. Government securities (see Note F).

NOTE P.  INCOME TAXES.

     As discussed in Note B, in fiscal 1994 the Company adopted SFAS 109, which changed the method of accounting for income taxes.

     The differences in income taxes attributable to continuing operations determined by applying the U.S. federal statutory rate of 34% and the Company's effective tax rate are summarized as follows:

                                                   Year Ended June 30,
                                          -------------------------------------
                                           1996          1995           1994
                                          -----------  ------------  ----------
 Tax expense at statutory rate            $1,020,198   $(2,004,592)   $ 262,132
 Exercise of non-qualified stock
   options treated as equity for
   financial statements                      (61,487)      (59,885)   (191,186)
 Non-deductible membership dues               14,112        13,825        6,686
 Non-deductible meals & entertainment         23,090        17,668        6,093
 Utilization of valuation allowance              ---           ---    (249,042)
 Other                                        17,604        50,140     (13,348)
                                          -----------  ------------  -----------
                                          $1,013,517   $(1,982,844)  ($178,665)
                                          ==========   ============  ==========

                           U.S. GLOBAL INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

         Deferred income taxes for fiscal 1996, 1995 and 1994, after adoption of SFAS 109, reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of these temporary differences that give rise to the deferred tax asset as of June 30, 1994, June 30, 1995, and June 30, 1996 are presented below:


                                                    June 30,     June 30,  June 30,
                                                         1996        1995      1994
                                                    --------     --------  --------
Book/tax differences in the balance sheet:
    Trading securities                            $      --     $  33,995      --
    Marketable securities                                --          --    $ 40,642
    Accumulated depreciation                          108,744     106,100    82,105
    Accrued expenses                                   14,800      29,776    20,160
    Reduction in carrying value of joint venture      210,630        --        --
    Annuity obligations                                57,236      59,272    61,170
    Net unrealized holding gain (affiliated)           76,823        --        --
    Net unrealized holding gain                       294,993     120,914      --
                                                  ----------- -----------  --------
                                                      763,226     350,057   204,077
Tax carryovers:
    NOL carryover                                     957,154   2,044,251   102,778
    Contributions carryover                            66,459      44,635    18,829
    Investment credit carryover                        34,472      34,472    37,615
    Minimum tax credits                               117,786      56,786    63,144
                                                  ----------- -----------  --------
                                                    1,175,871   2,180,144   222,366
                                                  ----------- -----------  --------
Total gross deferred tax asset                      1,939,097   2,530,201   426,443
                                                  ----------- -----------  --------

Affiliated Investment                                (153,032)       --        --
Trading Securities                                    (34,302)       --        --
Available-for-sale securities                        (294,993)   (120,914)     --
                                                  ----------- -----------  --------
Total gross deferred tax liability                   (482,327)   (120,914)     --
                                                  ----------- -----------  --------
Net deferred tax asset                            $ 1,456,770 $ 2,409,287  $426,443
                                                  =========== ===========  ========


    For federal income tax purposes at June 30, 1996, the Company has NOLs of approximately $2,800,000 which will expire in fiscal 2010, charitable contribution carryovers of approximately $195,000 expiring 1998-2000, investment credits of $34,427 expiring in 1998 and minimum tax credits of $117,786 with indefinite expirations. If certain changes in the Company's ownership should occur, there could be an annual limitation on the amount of NOLs that could be utilized.

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax amount will not be realized. Management believes that taxable income during the carry forward periods will be sufficient to utilize the NOLs which give rise to the deferred tax asset.

NOTE Q.  LITIGATION ACCRUAL.

    On June 17, 1994, Gerald C. Letch sued the Company in state district court located in San Antonio, Texas for breach of contract. Mr. Letch asked for an unspecified amount of damages based upon an alleged oral promise by a deceased Company officer to pay a finder's fee for introducing certain parties to the Company leading to the organization of Pauze/Swanson United Services Funds ("PSUSF"). During August 1994 Mr. Letch amended his complaint to include PSUSF and allegations of fraud and conspiracy between USGI and PSUSF. During June 1995 a summary judgment was rendered in favor of PSUSF, which did not exist at the time the alleged cause of action arose.

    On November 21, 1995, a judgment was entered in favor of Letch. While the jury verdict found that there was no fraud, conspiracy or malice, the jury did find that: (1) the Company had an oral agreement to pay Letch a fee equal to 1% of assets existing in the particular fund after it had been in existence for one year; (2) $187,000 is the amount of damages due Letch for breach of the oral agreement (plus an additional $16,137 for prejudgment interest); and (3) that Letch is entitled to 50% of said damages ($93,500) as reasonable attorney's fees. Total damages therefore aggregate $296,637.

    The Company is currently pursuing an appeal--the Company has posted a bond in connection with perfecting the appeal. The bond is secured by a letter of credit in the amount of $333,169, which, in turn, is secured by restricted cash of $333,169. The Company has no balance outstanding on this letter of credit and has no plans to draw upon it at any time in the future as the letter of credit was obtained solely to perfect the appeal.

    The Company accrued approximately $100,000 (management's best estimate of the fees and expenses necessary to fund an appeal) and $300,000 (the approximate amount of the judgment) which were both recorded in the Company's Consolidated Statement of Operations in fiscal 1996. The remaining balances at June 30, 1996 are $70,000 and $300,000, respectively.

    Through June 1996, legal fees and expenses to defend this action were in excess of $220,000, a significant portion of which was incurred during fiscal year 1995. Of this amount, approximately $56,000 was reimbursed to USGI in fiscal 1996 by a co-defendant for the allocable portion of legal representation fees paid by USGI on behalf of the co-defendant.