Form 10-K, Exhibit 13
period 1997-06-30
U S GLOBAL INVESTORS INC
filed 1997-09-29
CIK 754811

Page 19
--------------------------------------------------------------------------------

EXHIBIT 13--ANNUAL REPORT

                                TABLE OF CONTENTS
                               FOR FIELD POSITIONS

THE COMPANY
     Investment Management Services......................................... 2
     Transfer Agent And Other Services...................................... 4
     Mailing Services....................................................... 5
     Trust Company Services................................................. 5
     Employees.............................................................. 5
     Competition............................................................ 5
     Supervision And Regulation............................................. 6
     Relationships With The Funds........................................... 6

ANNUAL STATUS REPORT
     Diversification Strategy............................................... 7
     Results Of Operations.................................................. 7
     Government Securities.................................................. 8
     Investment Activities.................................................. 9
     Operating Revenues..................................................... 9
     Expenses...............................................................10
     Liquidity And Capital Resources........................................10
         Liquidity..........................................................10
         Tax Loss Carryforwards.............................................11
         Settlement Pool....................................................11
         Decision To Outsource..............................................11

SELECTED FINANCIAL DATA.....................................................12

FINANCIAL STATEMENTS
     Report Of Independent Accountants......................................13
     Auditors' Report To The Members Of U.S. Global
       Investors (Guernsey) Limited [Formerly U.S.
       Advisors (Guernsey) Limited].........................................14
     Auditors' Report To The Shareholders Of U.S.
       Global Strategies Fund Limited.......................................15
     Consolidated Balance Sheets............................................16
     Consolidated Statements Of Operations..................................19
     Consolidated Statements Of Cash Flow...................................22
     Consolidated Statements of Shareholder's Equity .......................23
     Notes To Consolidated Financial Statements.............................24

                                                                        Page 20
--------------------------------------------------------------------------------

                                   THE COMPANY

U.S. Global Investors, Inc., a Texas corporation organized in 1968 (the "Company" or "USGI"), and its wholly owned subsidiaries are in the mutual fund management business. The Company provides: (1) investment advisory services to institutions (namely, mutual funds) and other persons; (2) transfer agency and record keeping services; (3) mailing services; and, (4) through its wholly owned trust company, custodial and administrative services for IRAs and other types of retirement plans. The provision of investment advisory, transfer agent, administrative and custodial services and investment income are the primary sources of the Company's revenue. (See Consolidated Statements of Operations included in this Annual Report.)

The Company is a registered investment adviser under the Investment Advisers Act of 1940 and is principally engaged in the business of providing investment advisory and other services to U.S. Global Investors Funds ("USGIF") and U.S. Global Accolade Funds ("USGAF"), both Massachusetts business trusts (collectively, the "Trusts" or "Funds"). USGIF and USGAF are investment companies offering shares of eleven and four mutual funds, respectively, on a no-load basis.

The Company organized U.S. Global Investors (Guernsey) Limited ("USGG") (formerly U.S. Advisors (Guernsey) Ltd.) in August 1993 for the purpose of acting as investment adviser for investment companies whose shares are offered to non-U.S. citizens. USGG has delegated its administrative duties to Butterfield Fund Managers (Guernsey) Limited and its investment advisory duties to USGI.

The Company's one-third interest in United Services Advisors, Canada, Inc. ("USACI"), which was formed in July of 1994 to offer mutual funds in Canada, was sold in June 1997 to the USACI management group which now controls 100% of USACI. The Company will provide investment advisory services to USACI.

In addition to providing mutual fund management services to its clients, the Company utilizes a diversified venture capital approach in trading for its own account in an effort to add growth value to its cash position. Typical investments include, among other things, early stage or start-up businesses seeking initial financing as well as more mature businesses in need of capital for expansion, acquisitions, management buyouts, or recapitalizations. In addition, the Company may utilize investment techniques such as "private placement arbitrage," which technique involves the contemporaneous purchase of a quantity of an issuer's securities at a discount in a private placement and a short sale of the same, or substantially the same, security in the public market. The activities are reviewed by Company compliance personnel and reported to investment advisory clients.


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

As required by the Investment Company Act of 1940, the Advisory Agreements are subject to annual renewal and are terminable upon 60 days' notice. The Board of Trustees of USGIF and of USGAF will consider renewal of the applicable agreement in October 1997 and March 1998, respectively. Management anticipates that the Advisory Agreements will be renewed.

                                                                        Page 21
--------------------------------------------------------------------------------

Investment company net assets under management (in thousands) at fiscal year end for the past five years were:

                                   1997         1996         1995         1994         1993
                                ----------   ----------   ----------   ----------   ----------
USGIF Money Markets             $  923,704   $  777,252   $  719,745   $  774,937   $  588,306
USGIF Gold Related                 297,267      427,155      414,096      488,266      433,552
USGIF Other                        116,791       84,245       87,179       99,941       82,421
                                ----------   ----------   ----------   ----------   ----------
USGIF Total                      1,337,762    1,288,652    1,221,020    1,363,144    1,104,279
USGAF Total                        127,851       86,302       13,842         --           --
                                ----------   ----------   ----------   ----------   ----------
Total Assets Under Management   $1,465,613   $1,374,954   $1,234,862   $1,363,144   $1,104,279
                                ==========   ==========   ==========   ==========   ==========

Under the Advisory Agreements, the Company receives an advisory fee for each mutual fund computed and accrued daily based upon the net assets represented by the particular fund on that day. The fees range from 0.375% to 1.25% of average net assets and are paid monthly.

As is set forth in detail in Note D to the Consolidated Financial Statements included in this Annual Report, the Company has agreed to waive its fee revenues and/or pay expenses for certain USGIF funds for purposes of enhancing the funds' competitive market positions.

Investment advisory and administration fees (net of expenses paid by the Company or voluntary waivers) for the past three fiscal years were approximately:

                               1997           1996           1995
                            ----------     ----------     ----------
     USGIF Money Market     $  826,000     $  835,000     $  895,000
     USGIF Gold Related      3,835,000      4,185,000      4,089,000
     USGIF Other               656,000        475,000        485,000
                            ----------     ----------     ----------
     USGIF Total             5,317,000      5,495,000      5,469,000
     USGAF Total             1,072,000        409,000         13,000
                            ----------     ----------     ----------
     Total                  $6,389,000     $5,904,000     $5,482,000
                            ==========     ==========     ==========


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

The transfer agency agreements provide that USSI will receive, as compensation for services rendered as transfer agent, an annual fee per account, except for money market accounts with monthly zero balances, and will be reimbursed

                                                                        Page 22
--------------------------------------------------------------------------------

out-of-pocket expenses. In connection with obtaining/providing administrative services to the beneficial owners of fund shares through institutions which provide such services and maintain an omnibus account with USSI, each fund pays a monthly fee based on the number of accounts and the value of the shares of the fund held in accounts at the institution which payment shall not exceed the per account charge on an annual basis.

The number of shareholder accounts at fiscal year end for the past five years are:

                               1997      1996      1995      1994      1993
                             -------   -------   -------   -------   -------
   USGIF Money Markets        35,577    35,019    34,998    32,769    27,493
   USGIF Gold Related         63,664    68,688    77,120    82,156    82,350
   USGIF Other                12,803    11,695    12,637    14,445    12,189
                             -------   -------   -------   -------   -------
   USGIF Total               112,044   115,402   124,755   129,370   122,032
   USGAF Total                 8,856     5,075     1,444      --        --
                             -------   -------   -------   -------   -------
   TOTAL                     120,900   120,477   126,199   129,370   122,032
                             =======   =======   =======   =======   =======
   Shareholder Accounts at
   Schwab, Fidelity and
   Jack White                 14,841    13,534     9,543     9,921   Unavailable

For the three fiscal years ended June 30, 1997, 1996, and 1995, total transfer agency fees (net of waivers) were approximately $3.3 million, $3.3 million, and $3.2 million, respectively.

The transfer agency agreements with USGIF and USGAF are subject to renewal on an annual basis and are terminable upon 60 days notice. The agreements will be considered by the Boards of Trustees of USGIF and of USGAF for renewal during October 1997 and March 1998, respectively, and management anticipates that the agreements will be renewed.

USSI also maintains the books and records of each trust and of each fund of each trust, including calculations of the daily net asset value per share. The services are currently provided for an asset based fee on a tiered level of average net assets --subject to an annual minimum fee of at least $24,000. As discussed in the Annual Status Report portion of this annual report, management has concluded that it is in the best interest of the Company to terminate the provision of these services and taken steps to effect such decision. The agreements may be terminated by either party without penalty by giving 60-day written notice. For the three years ended June 30, 1997, 1996, and 1995 bookkeeping and accounting fees net of waivers were approximately $731,000, $524,000, and $421,000, respectively.


MAILING SERVICES

A&B Mailers, Inc., a wholly-owned subsidiary of the Company, provides mail handling services to various persons. A&B Mailers' primary customers include the Company in connection with its efforts to promote the funds and the Company's investment company clients in connection with required mailings. Each service is priced separately. For the three years ended June 30, 1997, 1996, and 1995, A&B Mailers' revenues, after intercompany eliminating entries, were approximately $282,000, $231,000, and $170,000 respectively.


TRUST COMPANY SERVICES

Security Trust and Financial Company ("STFC"), a wholly-owned state chartered trust company provides custodial and tax reporting services for IRA and other retirement plans funded with shares issued by the funds advised and administered by the Company. STFC also actively markets 401(k) and other retirement plans. The custodial fees are generally paid to STFC at year-end upon separate invoice to the customer, not the fund. For the three years ended June 30, 1997, 1996, and 1995 custodial fee revenues were approximately $530,000, $545,000, and $503,000, respectively.

                                                                        Page 23
--------------------------------------------------------------------------------


EMPLOYEES

As of June 30, 1997, the Company and its subsidiaries employed 91 full-time employees and 8 part-time employees; and as of June 30, 1996, it employed 99 full-time employees and 8 part-time employees. The Company considers its relationship with its employees to be excellent. Because of the outsourcing discussed in the Annual Status Report, a portion of the employees providing those services will be terminated.


COMPETITION

The mutual fund industry is highly competitive. As of June 30, 1997, there were over 8,000 registered open-end management investment companies of varying sizes and investment policies whose shares were being offered to the public. Generally, there are two types of mutual funds: "load" and "no-load." In addition there are both no-load and load funds which have "12b-1" plans authorizing the payment of distribution costs of the funds out of fund assets, such as USGAF. Load funds are typically sold through or sponsored by brokerage firms, and a sales commission is charged on the amount of the investment. No-load funds, such as USGIF's and USGAF's, however, may be purchased directly from the particular mutual fund organization and thus no sales commission is charged.

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


SUPERVISION AND REGULATION

The Company, USSI, and the investment companies it manages and administers operate under certain laws, including federal and state securities laws, governing their organization, registration, operation, legal, financial and tax status. STFC operates under certain laws, including Texas banking laws, governing its organization, registration, operation, legal, financial and tax status. Among the penalties for violation of the laws and regulations applicable to the Company and its subsidiaries are fines, imprisonment, injunctions, revocation of registration and certain additional administrative sanctions. A determination that the Company or its management had violated applicable laws and regulations could have a material adverse effect on the business of the Company. Moreover, there is no assurance that changes to existing laws, regulations or rulings promulgated by governmental entities having jurisdiction over the Company and the funds will not have a material adverse effect on the business of the Company.

The Company is a registered investment adviser subject to regulation by the U.S. Securities and Exchange Commission ("SEC") pursuant to the Investment Advisers Act of 1940, the Investment Company Act of 1940 and the Securities Exchange Act of 1934 (the "1934 Act"). USSI is also subject to regulation by the SEC under the 1934 Act. The Company and USSI

                                                                        Page 24
--------------------------------------------------------------------------------

are required to keep and maintain certain reports and records which must be made available to the SEC upon request. Moreover, the funds managed by the Company are subject to regulation and periodic reporting under the Investment Company Act of 1940 and, with respect to their continuous public offering of shares, the registration provisions of the Securities Act of 1933.


RELATIONSHIPS WITH THE FUNDS

The businesses of the Company are to a very significant degree dependent upon their associations and contractual relationships with the Trusts. In the event the advisory or transfer agent services agreements with USGIF or USGAF were canceled or not renewed pursuant to the terms thereof, the Company would be substantially adversely affected. The Company, USSI and STFC consider their relationships with the Trusts to be good and they have no reason to believe that their management and service contracts will not be renewed in the future; however, there is no assurance that the Trusts will choose to continue its relationships with the Company, USSI, and STFC.

                                                                        Page 25
--------------------------------------------------------------------------------


                              ANNUAL STATUS REPORT

DIVERSIFICATION STRATEGY

A key objective of management since fiscal 1990 has been to diversify the Company's core asset base toward a more balanced product offering. As a result, non gold-related assets have increased as a percentage of average net assets under management from 34% in fiscal 1990 to 71% in fiscal 1997. The graph illustrates this positive trend.

While this strategy has required the use of significant resources, thus impacting short-term earnings, management is pleased that it has provided a foundation for the Company's long-term earnings prospects. For example, notwithstanding the highly volatile and uncertain gold market, including the fact that gold hit an 11-year low of $314.60 an ounce in July 1997, investment advisory fees have increased 60% since fiscal 1990.

[GRAPHIC: LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                       1990        1991        1992        1993         1994         1995         1996         1997
                     ---------   ---------   ---------   ---------   ----------   ----------   ----------   ----------
Average Net Assets
  Under Management   659873000   606857000   623244000   782363000   1285067000   1326203000   1345332000   1452020000
Gold-Related         436255000   363954000   331452000   263344000    479206000    482034000    481364000    425292000
Non-Gold Related     223618000   242903000   291792000   519019000    805861000    844169000    947799000   1026728000

RESULTS OF OPERATIONS

During the fiscal year ended June 30, 1997, the Company posted net after tax earnings of $0.04 per share. Its core business generated the revenue necessary to meet ongoing expenses and obligations associated with increasing its mutual fund operations and to meet the expenses associated with the significant events that occurred during fiscal 1995. Management believes the Company's financial condition is stable and the Company is positioned to take advantage of opportunities for future growth. The discussion below provides detail of the Company's results of operations and its liquidity and capital resources.

A snapshot of the Company's operations is outlined in the following table, which sets forth for the periods indicated, the increase (decrease) by item from the previous period and key revenue expense items as percentages of total revenues. "General and Administrative" expenses are detailed for comparative purposes. Expenses associated with "Government Securities," which are discussed in detail below, are combined.

                                    Period-to-Period   |     Percentage of
                                         Change        |     Total Revenues
                                    ----------------   |  ----------------------
                                     1997       1996   |   Years Ended June 30,
                                   Compared   Compared |  ----------------------
                                   to 1996    to 1995  |  1997     1996    1995
                                    -----      -----   |  ----     ----    -----
Revenues:                                              |
Investment Advisory Fee              12.7%       7.7%  | 47.7%    29.4%    34.9%
Transfer Agent Fee                    0.9%       3.8%  | 23.8%    16.4%    20.2%
Accounting Fee                       39.6%      24.3%  |  5.2%     2.6%     2.7%
Exchange Fee                        -12.2%       4.6%  |  1.8%     1.4%     1.7%
Custodial Fee                        -2.8%       8.3%  |  3.8%     2.7%     3.2%
Investment Income                   -67.1%    1075.9%  |  7.4%    15.6%     1.7%
Gains on Changes of                                    |
  Interest in Affiliate             -98.1%       100%  |  0.1%     2.8%     0.0%
Government Security Income          -80.8%       3.9%  |  7.6%    27.5%    33.9%
Other                                 0.8%      39.8%  |  2.6%     1.6%     1.7%
                                    -----      -----   |  ----     ----    -----
                                                       |
Total Revenues                      -30.7%      28.2%  |  100%     100%     100%
                                    -----      -----   |  ----     ----    -----
                                                       |
Expenses:                                              |
Salaries, Wages & Benefits           15.0%       5.3%  | 41.2%    24.8%    30.2%

                                                                        Page 26
--------------------------------------------------------------------------------

                                    Period-to-Period   |     Percentage of
                                         Change        |     Total Revenues
                                    ----------------   | ----------------------
                                     1997       1996   |  Years Ended June 30,
                                   Compared   Compared | ----------------------
                                   to 1996    to 1995  | 1997     1996     1995
                                    -----      -----   | ----     ----     ----
Fund Expenses                       -69.1%      -0.2%  |  1.5%     3.3%     4.2%
Marketing & Distribution             21.4%       3.7%  | 13.1%     7.5%     9.2%
Other General & Administrative       15.0%      32.3%  | 27.3%    16.5%    16.0%
Interest & Finance                    3.9%     -52.4%  |  0.9%     0.6%     1.7%
Depreciation & Amortization          13.2%     -20.8%  |  3.4%     2.1%     3.4%
Reduction in Carrying Value                            |
  of Investment in JV              -100.0%     100.0%  |  0.0%     3.1%     0.0%
Government Security Expenses        -80.6%     -51.4%  |  7.7%    27.5%    72.7%
                                    -----      -----   | ----     ----    -----
Total Expenses                      -22.8%     -20.3%  | 95.1%    85.4%   137.4%
                                    -----      -----   | ----     ----    -----


NET INCOME

U.S. Global's net income has had dramatic fluctuations over the past three years. The Company posted net after tax earnings of $.28 million ($0.04 per share) for fiscal 1997, $1.98 million ($0.30 per share) for fiscal 1996, and a net after tax loss of $3.85 million ($0.64 per share) for fiscal 1995. The short-term fluctuations are a result of the Company's purchase of certain U.S. Government securities during fiscal 1995, as well as other factors that are more fully discussed below.

Total consolidated revenues for fiscal 1997 decreased approximately 31% over fiscal 1996, primarily due to a 67% decrease in investment income and an 81% decrease in interest income and accretion on the U.S. Government securities. Total consolidated revenues for fiscal 1996 increased approximately 28% over fiscal 1995, primarily due to investment income and gains on changes of interest in an affiliate.


GOVERNMENT SECURITIES

Fiscal 1995 was a year of tremendous challenges that required a significant commitment of management's time and Company resources in order to overcome the effects of unusual and unexpected rising interest rates and regulatory pronouncements, the consequences of which had a direct bearing on USGIF's largest fund, the U.S. Government Securities Savings Fund ("USG"). As part of U.S. Global's response to this rise and these pronouncements issued to money market funds in general, during fiscal 1995, U.S. Global arranged for the purchase and/or purchased directly approximately $130.5 million par value adjustable rate U.S. Government agency notes ("Notes") from USG. These Notes were confused with high risk securities like options, futures, structured notes, exotic floaters, or CMOs, which contain a multiplicity of complex and undeterminable risks, including extension, prepayment, and coupon cap risks. U.S. Global acquired the Notes from its top performing money market fund in order to calm any derivative-induced fears and to maintain the confidence of our shareholders by assuring a stable one dollar per share net asset value.

The purchases have had a dramatic impact on the Company's financial statements. "Government Security Income" (interest and accretion) represented 8%, 28%, and 34% of total revenue during fiscal 1997, 1996, and 1995, respectively. Related expenses (including the fiscal 1995 non-cash charges of approximately $5.4 million) represented 8%, 28%, and 73% of total revenues for fiscal 1997, 1996, and 1995, respectively.

The Company purchased the Notes at USG's amortized cost of over $130 million, but recorded the Notes at their fair value, approximately $125 million. As a consequence, the Company recorded a pretax non-cash charge to the results of operations of approximately $5.4 million during fiscal 1995. The Company also recognized approximately $.3 million, $1.4 million and $1.5 million in non-cash income during fiscal 1997, 1996, and 1995, respectively, due to accretion of the discount.

U.S. Global financed the original acquisition of the Notes as follows: 1) approximately $120.9 million was provided by third party broker-dealers under reverse repurchase agreements; 2) U.S. Global issued a $6 million 8% subordinated debenture to Marleau, Lemire Inc. ("ML"), the terms of which required principal payments as the Notes matured and quarterly interest payments; and 3) U.S. Global used approximately $3.6 million of its own cash.

During fiscal 1997, the balance of the Notes matured and the subordinated debenture was paid in full. The issues involved with the purchase and sale of the Notes no longer demand management's attention and, except for the debt associated with the purchase of U.S. Global's corporate headquarters, the Company is now essentially debt free.

                                                                        Page 27
--------------------------------------------------------------------------------

INVESTMENT ACTIVITIES

Management has been aggressively and effectively managing the Company's cash position by using a diversified venture capital approach to investing. As shown in the table, investment income constituted 7%, 16%, and 2%, respectively, of U.S. Global's revenue in fiscal 1997, 1996, and 1995. This source of revenues is dependent on market fluctuations, the Company's ability to participate in investment opportunities, and timing of transactions. As shown by the table, it does not provide a consistent level of revenue.

The fiscal 1997 decrease resulted primarily from the fact that the Company recognized $1.9 million less in realized gains on the sale of investments during the year. The fiscal 1996 increase was due to the Company recognizing $2.8 million more in realized gains on the sale of investments during the year. Also, fiscal 1996 unrealized holding gains from trading securities increased by approximately $335,000. Included in fiscal 1996 revenue was approximately $556,000 reflecting the accounting treatment for changes of interest in an affiliated company (namely, unrealized gains of the offshore fund sponsored by the Company). Revenues from changes of interest in an affiliated company during 1997 approximated $10,000. The Company expects such revenues will continue to fluctuate in the future as changes in ownership of the affiliate occur; the magnitude of such amounts will be affected by fluctuations in the market value of the affiliate's investments.

As of June 30, 1997, 1996, and 1995, the Company held approximately $1.9 million, $3.9 million, and $3.9 million, respectively, in securities (restricted, trading and available-for-sale categories) other than the Notes and USGIF money market mutual fund shares. In addition to market factors, the amount invested in such securities decreased during fiscal 1997 when they were sold and proceeds were utilized to retire debt associated with holding the Government securities. The Company's investment activities are reviewed by Company compliance personnel and reported to investment advisory clients.


OPERATING REVENUES

The Company's principal business is managing, creating and marketing mutual funds and providing management and other services to such institutions. Its primary sources of revenues from operations are investment advisory fees and transfer agency fees. The Company's investment advisory fee revenue is based on a percentage of average net assets under management; and the transfer agency fee revenue is based on the number of shareholder accounts being serviced. Therefore, fluctuations in financial markets impact revenues and results of operations.

Assets under management for USGIF for the fiscal years ended June 30, 1997, 1996, and 1995 have averaged $1.33 billion, $1.30 billion, and $1.32 billion, respectively. Additionally, assets under management for the U.S. Global Accolade Funds ("USGAF"), which commenced operations in October 1994, averaged $122 million, $48 million, and $5.6 million for those fiscal years, respectively. As a result, in fiscal 1997 investment advisory fee revenue increased approximately 13% over fiscal 1996, and fiscal 1996 investment advisory fees increased approximately 8% over fiscal 1995.

Shareholder accounts serviced, on the other hand, peaked in fiscal 1994. Accounts serviced for fiscal years ended June 30, 1997, 1996, and 1995, were 120,901, 120,477, and 126,199, respectively. Management believes that, to some extent, this change may be attributed to investors shifting from direct investment in the funds to omnibus accounts through mutual fund trading facilities offered by broker-dealers such as Schwab, Fidelity and Jack White. Notwithstanding such, as is reflected in the table, transfer agent fee revenue increased year over year.


EXPENSES

Total consolidated expenses for fiscal 1997 decreased approximately 23% over fiscal 1996. This decrease was the direct result of: 1) approximately $4.2 million less in interest expense relating to the Notes, and 2) $260,610 less in interest expense related to the subordinated debenture. Total consolidated expenses for fiscal 1996 decreased approximately 20% over fiscal 1995. This decrease was the direct result of: 1) a non-recurring non-cash charge of approximately $5.4 million relating to the purchase of the Notes during 1995; 2) lower interest expense of approximately $414,000 on securities sold under agreement to repurchase with broker-dealers; and 3) lower interest expense of approximately $100,000 related to the subordinated debenture.

                                                                        Page 28
--------------------------------------------------------------------------------

Exclusive of the expenses attributable to the purchase and financing of the Notes and exclusive of the reduction of the carrying value of investment in joint venture, expenses of the Company increased approximately 11% in fiscal 1997 over fiscal 1996 and increased almost 14% in fiscal 1996 over fiscal 1995. As shown on the table, excluding expenses associated with the Notes, "salaries, wages and benefits" are the largest component of Company expenses. In fiscal 1997, salaries, wages and benefits increased 15% over 1996, and in fiscal 1996 this expense item increased over 5% from fiscal 1995. The increases relate primarily to the Company's need to pay market-driven salaries to retain qualified employees and to provide incentive compensation and savings plans to reward employee contributions. It is anticipated that salaries, wages and benefits should remain stable at fiscal 1997 levels.

Marketing and distribution expenses represented approximately 13%, 8%, and 9% of total revenues during fiscal 1997, 1996, and 1995, respectively. It is anticipated that 1998 marketing and distribution expenditures will approximate fiscal 1997 levels.

As shown in the table, 1997 fund expenses, net of fee waivers, decreased 69% compared to 1996. In this regard, the Company has agreed to waive a portion of its fee revenues and/or pay for expenses of certain mutual funds for purposes of enhancing the funds' competitive market position. Should assets of these funds increase, fund expenses borne by the Company would increase, but only to the extent that such expenses exceed any expense caps in place. The Company expects to continue to waive fees and/or pay for fund expenses as long as market and economic conditions warrant. However, subject to the Company's commitment to certain funds with respect to fee waivers and expense limitations, the Company may reduce the amount of fund expenses it is bearing.

The 1996 reduction in carrying value in the table relates to the U.S. Global-ML joint venture agreement to offer mutual funds in Canada. During June 1996, the USACI management group acquired a one-third interest in USACI. As a result of this negotiated sale, which diluted U.S. Global's interest from one-half to one-third, and other factors, the Company reduced the carrying value of the asset by approximately $620,000. During June 1997, the Company sold its remaining interest in USACI for approximately $134,000. U.S. Global will, however, continue to provide investment advisory services through USACI for a fee. For a more detailed discussion, see Note H to the Consolidated Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

At year end, the Company had working capital of approximately $2.4 million and a current ratio of 2.76 to 1. With approximately $722,000 in cash and cash equivalents, more than $1.3 million in marketable securities, and a $1.0 million line of credit, the Company has adequate liquidity. Total shareholders' equity was approximately $8.0 million--with cash, cash equivalents, and marketable securities comprising 18% of total assets. Moreover, the Company's cash flow is sufficient to cover current expenses, including debt service.

Except  for  ongoing  expenses  of  operations,   the  Company's  only  material
commitment is the mortgage on its corporate headquarters (a long-term debt).


TAX LOSS CARRYFORWARDS

Management assessed the likelihood of realization of the recorded deferred tax asset at June 30, 1997. Net operating losses ("NOLs") of $2.5 million, primarily resulting from the non-cash charge to earnings related to the purchase of the Notes during fiscal 1995, do not expire until fiscal 2010. Based on the current level of earnings and management's expectations for the future, management believes that operating income will not generate the minimum amount of future taxable income necessary to fully realize the deferred tax assets. As such, management has included a valuation allowance of $66,458 at June 30, 1997, providing for the utilization of charitable contributions and investment tax credit carryovers against future taxable income.


SETTLEMENT POOL

In June 1992, the Company made its final payment to the settlement pool established under the June 1988 settlement agreement relating to the original Prospector Fund (now operating as the U.S. Global Resources Fund); and the settlement pool made the final payout to "Eligible Shareholders" thereof in June 1992. See Note G to the Consolidated Financial

                                                                        Page 29
--------------------------------------------------------------------------------

Statements for additional detail. Under the agreement, any amounts payable to "Eligible Shareholders" who cannot be located, together with interest thereon, will be held until June 30, 1998. At that time, such amounts will be made available to all persons claiming subrogation. The Company has first right of subrogation to the amounts. The amount of cash held at June 30, 1997, was approximately $641,000. Management believes the Company will receive a sum that will equal or exceed the amount currently recorded as the Company's residual equity interest, $217,861.


DECISION TO OUTSOURCE

To continue to provide competitive and technologically advanced fund accounting and shareholder record keeping services to its mutual fund clients, the Company has made the decision to: 1) outsource the bookkeeping and accounting functions currently performed by its wholly owned subsidiary, USSI, to Brown Brothers Harriman & Co. (BBH), and 2) license DST's mutual fund software system for its transfer agent/shareholder record keeping functions.

It is anticipated that the conversion to BBH will be completed during the second quarter of fiscal 1998. While the Company will forego accounting fees associated with this function, the company will experience corresponding reductions in current direct departmental expenses, estimated costs required to hire additional personnel, and expenses to maintain and upgrade equipment. In addition, the decision to engage BBH will allow the Company to take advantage of BBH's established international network with on-site contacts in the markets in which the Company invests.

The decision to remotely utilize the DST transfer agent and image-based work management system allows the Company to transfer the inherent technological risks and associated significant capital expenditures required to update and maintain a transfer agency system. It is expected that the conversion to the DST mutual fund software will be completed by the end of the third quarter of fiscal 1998.

Management believes current cash reserves, plus financing obtained and/or available, and cash flow from operations will be sufficient to meet foreseeable cash needs or capital necessary for the above mentioned activities, as well as allow the Company to take advantage of investment opportunities whenever available.

                                                                        Page 30
--------------------------------------------------------------------------------


                             SELECTED FINANCIAL DATA

The following selected financial data is qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements and related notes and the Annual Status Report --- that is, Management's discussion and analysis of financial condition and results of operations, contained in this Annual Report. The selected financial data as of June 30, 1993 through June 30, 1997, and the years then ended is derived from the Company's Consolidated Financial Statements which were examined by Price Waterhouse LLP, independent public accountants.


                                                                      YEAR ENDED JUNE 30,
SELECTED EARNINGS DATA               -----------------------------------------------------------------------------------
                                           1997             1996               1995              1994           1993
                                       -----------      -----------         -----------      -----------     ----------
Revenues                               $14,009,131      $20,214,546         $15,770,738      $10,879,156     $7,393,502
Expenses                                13,329,439       17,261,592          21,666,598       10,108,181      7,302,036
Earnings (loss) before minority
interest, equity interest, income
taxes, extra-ordinary item and
cumulative effect                          679,692        2,952,954         (5,895,860)          770,975         91,466
                                       -----------      -----------         -----------      -----------     ----------
Income taxes and extraordinary
items                                      331,976        1,013,517         (2,005,142)        (178,665)            --
                                       -----------      -----------         -----------      -----------     ----------
Minority interest                               --         (55,098)                 --               --             --
Equity in net loss of joint venture       (196,535)             --                  --               --             --
Equity in earnings of affiliate            132,968         102,728                  --               --             --
                                       -----------      -----------         -----------      -----------     ----------
Cumulative effect of change in
accounting                                      --              --             43,284           200,420             --
                                       -----------      -----------         -----------      -----------     ----------
Net earnings (loss)                        284,149       1,987,067         (3,847,434)        1,150,060          91,466
Earnings (loss) per share                     0.04            0.30              (0.64)             0.19            0.02
Working capital                          2,440,198       1,316,006(1)    (106,863,206)(1)     3,391,974       2,952,737
Total assets                            10,712,775      39,307,196        128,073,122         9,143,448       7,224,495
Long-term obligations                    1,359,308       1,410,479          6,016,617         1,619,989       1,718,818
Shareholders' equity                     7,966,407       8,544,072          8,661,223         6,730,003       5,055,567

--------------------
(1)  Working  capital  includes  amounts  due to  broker-dealers  under  reverse repurchase  agreements  related to the  Company's  purchase of certain U.S.
     Government securities but  does not include the securities  collateralizing the obligations.  (See "Government  Securities" discussed in Item 7 of this
     Form 10-K and/or Note F to the Consolidated Financial Statements, Item 8 of
     this Form 10-K.)


                                                                        Page 31
--------------------------------------------------------------------------------


                              FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of U. S. Global Investors, Inc.

In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholders' equity present fairly, in all material respects, the financial position of U. S. Global Investors, Inc. and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of U. S. Global Investors (Guernsey) Limited, a wholly-owned subsidiary, or U. S. Global Strategies Fund Limited, an equity investment, which statements collectively reflect total assets and revenues constituting 21 percent and 9 percent, respectively, of the related consolidated totals at June 30, 1997 and for the year then ended. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for U. S. Global Investors (Guernsey) Limited and U. S. Global Strategies Fund Limited before adjustments to conform with the accounting principles used by U.S. Global Investors, Inc., is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As discussed in Note B to the financial statements, the Company changed its method of accounting for investments in debt and equity securities during the year ended June 30, 1995.

PRICE WATERHOUSE LLP


/s/ Price Waterhouse LLP


San Antonio, Texas
September 29, 1997

                                                                        Page 32
--------------------------------------------------------------------------------

AUDITORS' REPORT TO THE MEMBERS OF U.S. GLOBAL INVESTORS (GUERNSEY) LIMITED [FORMERLY U.S. ADVISORS (GUERNSEY) LIMITED]


We have audited the financial statements on pages 4 to 12 which have been prepared under the historical cost convention as modified for the revaluation of investments and the accounting policies set out on page 7.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 2 the Company's Directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the Directors in the preparation of the financial statements, and of whether the accounting polices are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of the Company's affairs as at 30th of June, 1997 and of its profit for the year then ended and have been properly prepared in accordance with the Companies (Guernsey) Law, 1994.


/s/ Coopers & Lybrand


COOPERS & LYBRAND
PO Box 321
National Westminster House,
Le Truchot,
St Peter Port,
Guernsey, GY1 4ND
Channel Islands.

Date: 29th September, 1997

                                                                        Page 33
--------------------------------------------------------------------------------

AUDITORS'  REPORT TO THE  SHAREHOLDERS OF U.S. GLOBAL  STRATEGIES FUND LIMITED


We have audited the financial statements on pages 20 to 29.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 3 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of the Company's affairs as at 30th June, 1997 and of its net revenue for the year then ended and have been properly prepared in accordance with The Protection of Investors (Bailiwick of Guernsey) Law, 1987 and the Companies (Guernsey) Law, 1994.


/s/ Coopers & Lybrand


COOPERS & LYBRAND
PO Box 321
National Westminister House
Le Truchot
St Peter Port
Guernsey
GY1 4ND

Date: 29th September, 1997

                                                                        Page 34
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                    ASSETS
                                                              JUNE 30,
                                                     -------------------------
                                                         1997          1996
                                                     -----------   -----------
CURRENT ASSETS
    Cash and cash equivalents (Notes A & O)          $   722,121   $   666,250
    Trading securities, at fair value (Notes A & C)      721,954       999,500
    Government securities available-for-sale
     at fair value (Notes F and K)                            --    26,324,125
    Receivables:
       Mutual funds (Note D)                           1,080,046     1,092,961
       Accrued interest                                       --        95,847
       Custodial fees                                    199,062       163,296
       Employees                                          63,700        92,765
       Receivable from brokers                           240,709        75,054
       Other                                             220,850       704,286
    Prepaid expenses                                     475,577       454,567
    Deferred tax asset (Note P)                          103,239            --
                                                     -----------   -----------
         TOTAL CURRENT ASSETS                          3,827,258    30,668,651
                                                     -----------   -----------
NET PROPERTY AND EQUIPMENT  (NOTES A & E)              2,536,081     2,621,052
                                                     -----------   -----------
OTHER ASSETS
    Restricted investments (Notes A, J & Q)              642,528       642,380
    Long-term receivables                                424,026       368,742
    Long-term deferred tax asset (Note P)              1,102,531     1,096,268
    Residual equity interest (Note G)                    217,861       217,861
    Investment in joint venture (Note H)                      --       255,500
    Investment securities available-for-sale,
     at fair value (Notes A & C)                         557,315     2,210,657
    Equity investment in affiliate (Note A)            1,322,032     1,164,415
    Other                                                 83,143        61,670
                                                     -----------   -----------
           TOTAL OTHER ASSETS                          4,349,436     6,017,493
                                                     -----------   -----------
                                                     $10,712,775   $39,307,196
                                                     ===========   ===========


     The  accompanying  notes are an integral  part of this statement.

                                                                        Page 35
--------------------------------------------------------------------------------

Consolidated Balance Sheets (Continued)


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                              JUNE 30,
                                                   ----------------------------
                                                        1997            1996
                                                   ------------    ------------
CURRENT LIABILITIES
    Current portion of capital lease
       obligation (Note E)                         $      9,614    $     24,354
    Current portion of notes payable (Note I)            44,899          41,695
    Current portion of annuity and contractual
       obligation (Note J)                               18,000          18,000
    Subordinated debenture held by a related
       party (Note M)                                        --       1,533,131
    Securities sold under agreements to
       repurchase (Note K)                                   --      26,404,375
    Accounts payable                                    367,163         276,116
    Accrued interest payable to third parties                --          16,685
    Accrued interest payable to related
       party (Notes M & O)                                   --          70,017
    Accrued compensation and related costs              223,639         204,911
    Accrued profit sharing and 401(k) (Note L)          109,251         110,489
    Accrued vacation pay                                107,369          75,959
    Accrued legal fees                                   62,493          70,536
    Deferred tax liability (Note P)                          --          11,312
    Litigation accrual (Note  Q)                        300,000         300,000
    Other accrued expenses                              144,632         195,065
                                                   ------------    ------------
    TOTAL CURRENT LIABILITIES                         1,387,060      29,352,645
                                                   ------------    ------------
Notes Payable-Net of Current Portion (Note I)         1,215,386       1,260,137
Annuity and Contractual Obligations (Note J)            143,922         150,342
                                                   ------------    ------------
    TOTAL NON-CURRENT LIABILITIES                     1,359,308       1,410,479
                                                   ------------    ------------
    TOTAL LIABILITIES                                 2,746,368      30,763,124
                                                   ------------    ------------
Commitments and contingent liabilities
(Notes J & I)

SHAREHOLDERS' EQUITY (NOTE N)

Common stock (class A) (formerly preferred
   stock) --$0.05 par value; non-voting;
   authorized, 7,000,000  shares; 6,227,074
   and 6,219,422 issued and outstanding
   in 1997 and 1996, respectively                       311,354         310,971
Common stock (class C) (formerly class A)
   --$.05 par value; authorized, 1,750,000
   shares; 562,000 and 564,352 issued and
   outstanding in 1997 and 1996,
   respectively                                          28,110          28,218
Additional paid-in-capital                           10,587,909      10,586,666
Treasury stock at cost; 186,684 and 199,582
   shares held in 1997 and 1996, respectively          (514,770)       (530,384)
Net unrealized gain (loss) on available-for-
   sale securities (net of tax of $91,212 and
   $294,993, respectively)                             (177,058)        572,634
Equity in net unrealized gain on available-for-
   sale securities held by affiliate (net of
   tax of $10,237 and $76,823, respectively)             19,873         149,127
Retained earnings (deficit)                          (2,289,011)     (2,573,160)
                                                   ------------    ------------
TOTAL SHAREHOLDERS' EQUITY                            7,966,407       8,544,072
                                                   ------------    ------------
                                                   $ 10,712,775      $39,307,19
                                                   ============    ============


       The accompanying notes are an integral part of this statement.

                                                                        Page 36
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED JUNE 30,
                                   --------------------------------------------
                                       1997            1996            1995
                                   ------------    ------------    ------------
REVENUE (NOTE D)
  Investment advisory fee          $  6,686,769    $  5,934,133    $  5,508,482
  Transfer agent fee                  3,336,376       3,306,568       3,187,037
  Accounting fee                        730,625         523,465         421,190
  Exchange fee                          248,112         282,651         270,105
  Custodial fees                        530,030         545,018         503,225
  Investment income                   1,033,982       3,144,062         267,379
  Mailroom operations                   282,267         230,550         169,743
  Government security income
    (Note F)                          1,067,050       5,559,879       5,353,709
  Gains on changes of interest
    in affiliate (Note A)                10,490         555,905            --
  Other                                  83,430         132,315          89,868
                                   ------------    ------------    ------------
                                     14,009,131      20,214,546      15,770,738
                                   ------------    ------------    ------------
EXPENSES
  General and administrative         11,636,195      10,520,912       9,405,031
  Depreciation and amortization         481,510         425,301         536,920
  Interest expense-note payable
    and other                           131,633         126,732         266,222
  Government security non-cash
    charge (Note F)                        --              --         5,375,269
  Interest expense-securities
    sold under agreement
    to repurchase (Notes F & K)       1,007,099       5,235,535       5,650,020
  Interest expense-subordinated
    debenture to a related party
    (Notes M & O)                        73,002         333,612         433,136
  Reduction in carrying value of
    investment in joint venture
    (Note H)                               --           619,500            --
                                   ------------    ------------    ------------
                                     13,329,439      17,261,592      21,666,598
                                   ------------    ------------    ------------
EARNINGS (LOSS) BEFORE MINORITY
  INTEREST, EQUITY INTEREST,
  INCOME TAXES, AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING        679,692       2,952,954      (5,895,860)
                                   ------------    ------------    ------------

Minority Interest in Consolidated
  Company (Note A)                         --           (55,098)           --
Equity in Net Loss of Joint
  Venture (Note A)                     (196,535)           --              --
Equity In Net Earnings of
  affiliate (Note A)                    132,968         102,728            --
                                   ------------    ------------    ------------

EARNINGS (LOSS) BEFORE INCOME
  TAXES, AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING        616,125       3,000,584      (5,895,860)

PROVISION (BENEFIT) FOR FEDERAL
  INCOME TAXES (NOTE P)
  Current                                  --            61,000            --
  Deferred                              331,976         952,517      (2,005,142)
                                   ------------    ------------    ------------
                                        331,976       1,013,517      (2,005,142)
                                   ------------    ------------    ------------

NET EARNINGS (LOSS) BEFORE
  CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING                  284,149       1,987,067      (3,890,718)

Cumulative Effect of Change in
  Accounting for Marketable
  Securities (net of taxes
  of $22,298) (Note B)                     --              --            43,284
                                   ------------    ------------    ------------

NET EARNINGS (LOSS)                $    284,149    $  1,987,067    $ (3,847,434)
                                   ============    ============    ============


         The accompanying notes are an integral part of this statement.

                                                                        Page 37
--------------------------------------------------------------------------------

Consolidated Statements of Operations (Continued)

                                                 YEAR ENDED JUNE 30,
                                   --------------------------------------------
                                       1997            1996            1995
                                   ------------    ------------    ------------
PER SHARE AMOUNTS
  Primary and fully diluted
  Continuing operations            $       0.04    $       0.30    $      (0.65)
  Cumulative effect of change
     in accounting                         --              --              0.01
                                   ------------    ------------    ------------
Net Earnings                       $       0.04    $       0.30    $      (0.64)
                                   ============    ============    ============
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING
  Primary and fully diluted           6,664,324       6,601,074       6,013,393
                                   ============    ============    ============


           The accompanying notes are an integral part of this statement.

                                                                        Page 38
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOW

                                                  YEAR ENDED JUNE 30,
                                      -----------------------------------------
                                         1997           1996*          1995
                                      -----------    -----------    -----------
Cash Flow From Operating
  Activities:
    Net earnings (loss)                $  284,149   $  1,987,067   $ (3,847,434)
    Adjustments to reconcile to
      net cash provided by
      operating activities:
      Depreciation and amortization       481,510        425,301        536,920
      Government security accretion      (306,926)    (1,363,051)    (1,499,521)
      Government security charge             --             --        5,375,269
      Net gain on sales of securities
        (net of minority interest)       (934,123)    (2,723,738)      (248,661)
      Gain on disposal of equipment           (64)          (296)        (1,100)
      Reduction in carrying value
        of investment in joint
        venture                              --          619,500           --
      Cumulative effect of change
        in accounting                        --             --          (43,284)
      Gain on changes of interest
        in affiliate                      (10,490)      (555,905)          --
      Treasury Stock reissued             346,163        139,595         32,381
  Changes in assets and
    liabilities, impacting cash
    from operations:
      Restricted investments                 (148)       255,176       (443,908)
      Accounts receivable                 364,558       (675,974)      (793,395)
      Deferred tax asset                  331,976        952,517     (2,005,142)
      Prepaid expenses and other         (134,789)    (1,065,278)       177,487
      Trading securities                2,034,637      2,674,344        894,453
      Accounts payable                     91,047        108,518        (50,240)
      Accrued expenses                    (96,276)       167,429        457,365
                                      -----------    -----------    -----------
      Total adjustments                 2,167,075     (1,041,862)     2,388,624
                                      -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN)
OPERATIONS                              2,451,224        945,205     (1,458,810)
                                      -----------    -----------    -----------
CASH FLOW FROM INVESTING
ACTIVITIES:
  Purchase of building and land              --             --          (27,461)
  Purchase of furniture and equipment    (392,436)      (372,211)      (402,190)
  Proceeds on sale of equipment               800            469          1,100
  Purchase of available-for-sale
    securities                           (399,472)      (896,791)    (1,023,721)
  Purchase of government securities
    held-to-maturity                         --             --     (130,113,712)
  Proceeds on sale of government
    securities available-for-sale            --       89,884,250           --
  Proceeds on sale of government
    securities held-to-maturity        26,725,000           --       12,945,530
                                      -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN)
INVESTING ACTIVITIES                   25,933,892     88,615,717   (118,620,454)
                                      -----------    -----------    -----------
CASH FLOW FROM FINANCING
ACTIVITIES:
  Payments on annuity                      (6,420)        (5,986)        (5,584)
  Payments on note payable to bank        (41,547)       (38,216)       (35,337)
  Proceeds from capital lease              25,330           --             --
  Principal payments on capital
    lease obligation                      (40,070)       (93,658)      (103,431)
    Net proceeds from securities
    sold under agreement to
    repurchase                            420,844        871,231    124,794,309
  Proceeds from issuance of
    subordinated debenture to
    related party                            --             --        6,000,000
  Payments on subordinated debenture
    to related party                   (1,533,131)    (3,001,081)    (1,465,788)
  Net payments on securities sold
    under agreement to repurchase     (26,825,219)   (86,668,325)   (12,592,840)
  Proceeds from issuance of
    preferred stock, warrants,
    and options                             8,250        295,875        144,274


        The accompanying notes are an integral part of this statement.

                                                                       Page 39
------------------------------------------------------------------------------

Consolidated Statements Of Cash Flow (Continued)

                                                 YEAR ENDED JUNE 30,
                                     ------------------------------------------
                                         1997           1996*          1995
                                     ------------   ------------   ------------
  Proceeds from issuance of common
    stock (class B) to related
    party                                    --             --        4,964,271
  Purchase of common stock
    (class B) from related party             --       (2,538,945)          --
  Purchase of Treasury stock
    and warrants                         (337,282)      (487,788)      (106,988)
                                     ------------   ------------   ------------
NET CASH (USED IN) PROVIDED
BY FINANCING ACTIVITIES               (28,329,245)   (91,666,893)   121,592,886
                                     ------------   ------------   ------------
NET (DECREASE) INCREASE IN CASH
AND CASH EQUIVALENTS                       55,871     (2,105,971)     1,513,622

BEGINNING CASH AND CASH
EQUIVALENTS                               666,250      2,772,221      1,258,599
                                     ------------   ------------   ------------
ENDING CASH AND CASH EQUIVALENTS     $    722,121   $    666,250   $  2,772,221
                                     ============   ============   ============
SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
  Purchase of equipment under
    capital lease                    $     25,330   $       --     $       --
  Issuance of shares for
    investment in joint venture              --             --          510,000

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION:
  Cash paid for interest             $  1,283,891   $  6,088,853   $  5,848,689

--------------------
*  Reclassed for comparative purposes

         The accompanying notes are an integral part of this statement.

                                                                        Page 40
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                                  PRE-
                                                              COMMON     COMMON       COMMON                     FERRED
                                                PREFERRED      STOCK      STOCK        STOCK         PAID-IN      WAR-   EARNINGS
                                                  STOCK      (CLASS A)  (CLASS B)    (CLASS C)       CAPITAL     RANTS   (DEFICIT)
                                                ---------    --------   --------    -----------    ------------  ------ -----------
Balance at June 30, 1994 (4,867,557 shares
of Preferred stock; 576,217 shares of
Common stock (Class A))                         $ 243,378    $      0   $      0    $    28,811    $  7,305,344    $0   ($  712,793)

Purchase of 35,000 shares of Preferred
treasury stock                                       --          --         --             --              --      --          --

Reissuance of 11,200 shares of Preferred
treasury stock                                       --          --         --             --           (10,978)   --          --

Issuance of 198,500 shares of Preferred
stock                                               9,925        --         --             --           644,349    --          --

Issuance of 1,000,000 shares of Common
stock (Class B)                                      --          --       50,000           --         4,914,271    --          --

Conversion of 5,438 shares of Common stock
(Class A) to Preferred stock                          272        --         --             (272)           --      --          --

Unrealized gain (loss) on securities
available-for-sale (net of tax)
upon adoption of SFAS 115                            --          --         --             --              --      --          --

Unrealized gain (loss) on securities
available-for-sale (net of tax)                      --          --         --             --              --      --          --

Net Earnings                                         --          --         --             --              --      --    (3,847,434)
                                                ---------    --------   --------    -----------    ------------    --   -----------

Balance at June 30, 1995 (5,071,495 shares
of Preferred stock; 570,779 shares of Common
stock (Class A))                                $ 253,575    $      0   $ 50,000    $    28,539    $ 12,852,986    $0   ($4,560,227)

Conversion of Preferred Stock to Common Stock
Common Stock (Class A)                           (253,575)    253,575       --             --              --      --          --

Purchase of 175,475 shares of Common Stock
(Class A)                                            --          --         --             --              --      --          --

Reissuance of 68,393 shares of Common Stock
(Class A)                                            --          --         --             --           (16,175)   --          --

Conversion of 6,427 shares of Common stock
(Class C) to Common Stock (Class A)                  --           321       --             (321)           --      --          --

Conversion of 1,000,000 shares of Common
stock (Class B) to Common Stock (Class A)            --        50,000    (50,000)          --              --      --          --

Purchase of Common Stock (Class B) from
related party (Note N)                               --          --         --             --        (2,538,945)   --          --

Exercise of 142,500 Stock Options                    --         7,075       --             --           288,800    --          --

Unrealized loss on Notes transferred from
held-to-maturity to available-for-sale,
at date of transfer (net of tax)                     --          --         --             --              --      --          --

Unrealized gain (loss) on securities
available-for-sale (net of tax)                      --          --         --             --              --       --          --

Equity in Unrealized gain (loss) on
available-for-sale securities of affiliated
company (net of tax)                                 --          --         --             --              --      --          --

Net Earnings                                         --          --         --             --              --      --     1,987,067
                                                ---------    --------   --------    -----------    ------------    --   -----------

Balance at June 30, 1996 (6,219,422
shares of Preferred stock;
564,352 shares of Common stock (Class A))       $       0    $310,971   $      0    $    28,218    $ 10,586,666    $0   ($2,573,160)

Purchase of 141,250 shares of Common
Stock (Class A)                                      --          --         --             --              --      --          --

Reissuance of 154,148 shares of Common
Stock (Class A)                                      --          --         --             --            (6,732)   --          --

Exercise of 5,500 Stock Options                      --           275       --             --             7,975    --          --

Conversion of 2,152 shares of Common stock
(Class C) to Common Stock (Class A)                  --           108       --             (108)           --      --          --

Unrealized gain (loss) on securities
available-for-sale (net of tax)                      --          --         --             --              --      --          --

Equity in Unrealized gain (loss) on
available-for-sale securities of
affiliated company (net of tax)                      --          --         --             --              --      --          --

Net Earnings                                         --          --         --             --              --      --       284,149
                                                ---------    --------   --------    -----------    ------------    --   -----------

Balance at June 30, 1997 (6,227,074 shares
of Class A (formerly preferred stock);
562,200 shares of Class C (formerly
Class A))                                       $       0    $311,354   $      0    $    28,110    $ 10,587,909    $0   ($2,289,011)



                                                             UNREALIZED
                                                             GAIN (LOSS)
                                                                ON
                                                             SECURITIES
                                                 TREASURY    AVAILABLE
                                                  STOCK       FOR SALE       TOTAL
                                                ---------    ---------    -----------
Balance at June 30, 1994 (4,867,557 shares
of Preferred stock; 576,217 shares of
Common stock (Class A))                         ($134,737)   $       0    $ 6,730,003

Purchase of 35,000 shares of Preferred
treasury stock                                   (106,988)        --         (106,988)

Reissuance of 11,200 shares of Preferred
treasury stock                                     43,359         --           32,381

Issuance of 198,500 shares of Preferred
stock                                                --           --          654,274

Issuance of 1,000,000 shares of Common
stock (Class B)                                      --           --        4,964,271

Conversion of 5,438 shares of Common stock
(Class A) to Preferred stock                         --           --             --

Unrealized gain (loss) on securities
available-for-sale (net of tax)
upon adoption of SFAS 115                            --        197,009        197,009

Unrealized gain (loss) on securities
available-for-sale (net of tax)                      --         37,707         37,707

Net Earnings                                         --           --       (3,847,434)
                                                ---------    ---------    -----------

Balance at June 30, 1995 (5,071,495 shares
of Preferred stock; 570,779 shares of Common
stock (Class A))                                ($198,366)   $ 234,716    $ 8,661,223

Conversion of Preferred Stock to Common Stock
Common Stock (Class A)                               --           --             --

Purchase of 175,475 shares of Common Stock
(Class A)                                        (487,678)        --         (487,678)

Reissuance of 68,393 shares of Common Stock
(Class A)                                         155,660         --          139,485

Conversion of 6,427 shares of Common stock
(Class C) to Common Stock (Class A)                  --           --             --

Conversion of 1,000,000 shares of Common
stock (Class B) to Common Stock (Class A)            --           --             --

Purchase of Common Stock (Class B) from
related party (Note N)                               --           --       (2,538,945)

Exercise of 142,500 Stock Options                    --           --          295,875

Unrealized loss on Notes transferred from
held-to-maturity to available-for-sale,
at date of transfer (net of tax)                     --        (62,006)       (62,006)

Unrealized gain (loss) on securities
available-for-sale (net of tax)                      --        399,924        399,924

Equity in Unrealized gain (loss) on
available-for-sale securities of affiliated
company (net of tax)                                 --        149,127        149,127

Net Earnings                                         --           --        1,987,067
                                                ---------    ---------    -----------

Balance at June 30, 1996 (6,219,422
shares of Preferred stock;
564,352 shares of Common stock (Class A))       ($530,384)   $ 721,761    $ 8,544,072

Purchase of 141,250 shares of Common
Stock (Class A)                                  (337,282)        --         (337,282

Reissuance of 154,148 shares of Common
Stock (Class A)                                   352,896         --          346,164

Exercise of 5,500 Stock Options                      --           --            8,250

Conversion of 2,152 shares of Common stock
(Class C) to Common Stock (Class A)                  --           --                0

Unrealized gain (loss) on securities
available-for-sale (net of tax)                      --       (749,692)      (749,692)

Equity in Unrealized gain (loss) on
available-for-sale securities of
affiliated company (net of tax)                      --       (129,254)      (129,254)

Net Earnings                                         --           --          284,149
                                                ---------    ---------    -----------

Balance at June 30, 1997 (6,227,074 shares
of Class A (formerly preferred stock);
562,200 shares of Class C (formerly
Class A))                                       ($514,770)   ($157,185)   $ 7,966,407


         The accompanying notes are an integral part of this statement.

                                                                        Page 41
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A.  SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. U.S. Global Investors, Inc. ("the Company" or "U.S. Global") serves as investment adviser, investment manager and transfer agent to U.S. Global Investors Funds ("USGIF"), formerly United Services Funds, and U.S. Global Accolade Funds ("USGAF"), formerly Accolade Funds, both Massachusetts business trusts which are no-load, open-end investment companies offering shares in numerous mutual funds to the investing public. The Company has served as investment adviser and manager since the inception of USGIF and USGAF and assumed the transfer agency function of USGIF in November 1984 and of USGAF in October 1994, the commencement of operations. For these services, the Company receives fees from USGIF and USGAF.

The Company has formed a limited liability company which was incorporated in Guernsey on August 20, 1993. This company, U.S. Global Investors (Guernsey) Limited ("USGG"), formerly U.S. Advisors (Guernsey) Limited, manages the portfolio of an offshore fund, U.S. Global Strategies Fund Limited ("the Guernsey Fund").

The Company's one-third interest in United Services Advisors, Canada, Inc. ("USACI"), which was formed in July of 1994 to offer mutual funds in Canada, was sold in June 1997 to the USACI Management group which now controls 100% of USACI.

The Company, through its wholly owned subsidiary, Security Trust & Financial Company, also serves as custodian for retirement accounts invested in USGIF, USGAF, and other mutual funds.

On June 1, 1996 the Company changed its name from United Services Advisors, Inc. to U.S. Global Investors, Inc.


PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, United Shareholder Services, Inc. ("USSI"), Security Trust and Financial Company ("STFC"), A&B Mailers, Inc. ("A&B"), and USGG. During the fourth quarter of fiscal 1996 the Company's interest in the Guernsey Fund declined below 50% and it began accounting for its investment in the Guernsey Fund using the equity method of accounting. At June 30, 1997, and 1996, the Company held a 14% and a 26% interest in the Guernsey Fund, respectively. The aggregate value of the Company's investment at June 30, 1997, and 1996, based on quoted market value was $1,322,032 and $1,164,415, respectively.

The Guernsey Fund issued 48,188 and 30,644 net additional shares for cash amounting to $5,616,825 and $3,080,272 to investors other than the Company during fiscal 1997 and 1996, respectively. The Company accounts for changes in interest of its investment in the Guernsey Fund by charging or crediting income for the effects of such transactions when consummated. The Company recorded $10,490 and $555,905 in gains on such transactions during fiscal 1997 and 1996, respectively, which are included as a separate line in the accompanying income statement. Deferred income taxes have been provided on these gains.

All significant inter-company balances and transactions have been eliminated in consolidation. Certain amounts have been reclassified for comparative purposes.


CASH AND CASH EQUIVALENTS. Cash consists of cash on hand and cash equivalents with original maturities of three months or less. Cash and cash equivalents at June 30, 1997, and at June 30, 1996 include $690,543 and $596,605, respectively, in USGIF money market mutual funds (see Note O). This investment is valued at amortized cost which approximates market. Restricted cash of $618,169 and $633,169, at June 30, 1997, and 1996, respectively, is included in restricted investments (see Notes J and Q).


FIXED ASSETS. Fixed assets are recorded at cost including capitalized interest. Depreciation for owned fixed assets and capital leases is recorded using the straight-line method over the estimated useful life of each asset as follows: leasehold improvements, furniture and equipment are depreciated over 3 years; capitalized leased phone equipment is depreciated over 5 years; and the building is depreciated over 31.5 years.

                                                                        Page 42
--------------------------------------------------------------------------------


INCOME TAXES. Provisions for income taxes include deferred taxes for temporary differences in the bases of assets and liabilities for financial and tax purposes, resulting from the use of the liability method of accounting for income taxes. The liability method requires that deferred tax assets be reduced by a valuation allowance in cases where it is more likely than not that the assets will not be realized.


EARNINGS PER SHARE. Primary and fully diluted earnings per share are based on the weighted average number of shares of class A common stock class B and class C common stock outstanding during the year. All classes of common are considered equivalent in the calculation of earnings per share since each share has essentially equivalent interests in the income of the Company. Warrants and options are included to the extent dilutive.


SECURITY INVESTMENTS. The Company accounts for its investments in securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") (see Note
B).

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


FOREIGN CURRENCY TRANSACTIONS. Transactions between the Company and foreign entities are converted to U.S. dollars using the exchange rate on the date of the transactions. Security investments valued in foreign currencies are translated to U.S. dollars using the applicable exchange rate as of the reporting date. Foreign currency gain (loss) is included as a component of investment income.


ORGANIZATION COSTS. Organization costs in the amount of $175 and $5,013 net of amortization at June 30, 1997, and 1996, respectively, which relate to the organization of STFC and USGG, are amortized on a straight-line basis over 60 months. These costs are included in other assets on the consolidated balance sheet.


ACCOUNTING PRONOUNCEMENTS. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings per Share ("SFAS 128"), which establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing EPS previously found in APB Opinion No 15, EARNINGS PER SHARE, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company will adopt SFAS 128 in the first quarter of fiscal 1998 and does not believe that adoption will have a material impact on the EPS computation or disclosure. Upon adoption, prior-period EPS data will be restated.

In March 1997, the FASB issued Statement No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 establishes standards for disclosing information about an entity's capital structure. The Company will adopt SFAS 129 fiscal 1998 and does not believe that adoption will have a material effect on financial statement disclosures.

In June 1997, the FASB issued Statements No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a statement of financial performance.
Although the Statement does not address disclosure format, it requires an enterprise to (a) represent total comprehensive

                                                                        Page 43
--------------------------------------------------------------------------------

income for the financial statement period and a per share amount for that total,
(b) classify items of other comprehensive income by their nature in a financial statement and (c) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company plans to adopt SFAS 130 in fiscal 1999. Management has not yet determined the manner in which comprehensive income might be displayed.

In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for reporting information in the annual financial statements about a public entity's operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures regarding products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company plans to adopt SFAS 131 in fiscal 1999. Management has not yet completed its determination of what, if any, impact the "management approach" will have on its financial statement disclosures.


NOTE B.  CHANGE IN ACCOUNTING PRINCIPLE

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


NOTE C.  INVESTMENTS

The cost and market value of investments classified as trading are as follows:

                      DATE             COST       MARKET VALUE
                  -------------     ----------    ------------
                  June 30, 1997     $  772,630     $  721,954
                  June 30, 1996     $1,034,398     $  999,500
                  June 30, 1995     $1,661,113     $1,510,316

The net change in the unrealized holding gain (loss) on trading securities held at June 30, 1997, that has been included in earnings for the period was ($15,778), $115,899, and ($150,797) for the period ended June 30, 1997, 1996 and
1995, respectively.

The cost of investments in securities, which are classified as available-for-sale, which may not be readily marketable at June 30, 1997, was $825,585. These investments are reflected as non-current assets on the June 30, 1997, consolidated balance sheet at their fair value at June 30, 1997, of $557,315 with $177,058, net of tax, in unrealized losses being recorded as a separate component of shareholders' equity. These investments are in private placements which are restricted for sale as of June 30, 1997. It is anticipated the securities obtained in these private placements will become free trading within one year. During fiscal 1997, the Company recorded income related to realized gains of $218,860 and unrealized gains of $100,349 on securities which were transferred from the available-for-sale category to the trading category upon becoming free trading.

The cost of investments in securities, which were classified as available-for-sale, which were not readily marketable at June 30, 1996 was $1,249,081. These investments were reflected as non-current assets on the June 30, 1996 consolidated balance sheet. These investments were in private placements which were restricted for sale as of June 30, 1996. The fair value of the investments classified as non-current available-for-sale securities at June 30, 1996 was $2,210,657 with $572,634, net of tax, in unrealized gains recorded as a separate component of shareholders' equity. Additionally, the Company held certain notes with a fair value of $26,324,125 (amortized cost of $26,418,074) which were classified as

                                                                        Page 44
--------------------------------------------------------------------------------

current available-for-sale securities resulting in an unrealized loss of $93,949 as of June 30, 1996. (See further discussion of these securities at Note F). During fiscal 1996, the Company recorded in income realized gains of $780,492 and unrealized gains of approximately $122,000 on securities which were transferred from the available-for-sale category to the trading category upon becoming free trading.

During fiscal 1995, the Company recorded realized gains of $202,441, on securities which were transferred from available- for-sale securities to trading securities upon becoming free trading. The Company also recorded unrealized gains of $158,498 and unrealized losses of $188,124 on securities which were transferred from available-for-sale securities to trading securities upon becoming free trading during the fiscal year 1995.


NOTE D.  INVESTMENT MANAGEMENT, TRANSFER AGENT AND OTHER FEES

The Company serves as investment adviser to USGIF, USGAF and the Guernsey Fund and receives a fee based on a specified percentage of net assets under management. The Company also serves as transfer agent to USGIF and USGAF and receives a fee based on the number of shareholder accounts. The Company also provides in-house legal and accounting services to USGIF and USGAF. The Company also receives exchange, maintenance, closing and small account fees directly from USGIF and USGAF shareholders.

The Company receives additional revenue from several sources including: STFC custodian and administrative fee revenues, gains on marketable securities transactions, revenues from miscellaneous transfer agency activities including lockbox functions as well as mailroom operations (A&B).

Investment advisory fees, transfer agency fees, accounting fees, custodian fees and all other fees earned by the Company are recorded as income during the period in which services are performed.

The Company has voluntarily waived or lowered its advisory fees and is bearing expenses on several funds within USGIF and USGAF.

The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the U.S. Government Securities Savings Fund will not exceed 0.40% on an annualized basis through June 30, 1998 or such later date as the Company determines.

The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the U.S. Tax Free Fund and United Services Near-Term Tax Free Fund will not exceed 0.70% on an annualized basis through June 30, 1998 or such later date as the Company determines.

The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the U.S. All American Equity will not exceed 1.00% on an annualized basis through June 30, 1998 or such later date as the Company determines.

The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the Regent Eastern European Fund will not exceed 3.25% on an annualized basis through June 30, 1998 or such later date as the Company determines.

The aggregate amount of fees waived or expenses voluntarily reimbursed totaled $3,250,786, $3,362,050, and $3,568,151 in 1997, 1996, and 1995, respectively.

The following funds accounted for more than 10% of revenue [excluding government security income (Note F)] in the years indicated: YEAR ENDED JUNE 30,

                                                 1997    1996    1995
                                                 ----    ----    ----
           U.S. Gold Shares Fund                  17%     21%     32%
           U.S. World Gold Fund                   24%     21%     25%
           U.S. Treasury Securities Cash Fund      9%      9%     13%

Receivables from mutual funds represent amounts due the Company,  and its wholly
owned   subsidiaries,   for  investment  advisory  fees,  transfer  agent  fees,
accounting fees, and exchange fees, net of amounts payable to the mutual funds.

                                                                        Page 45
--------------------------------------------------------------------------------

The investment advisory contract and related contracts between the Company and USGIF expire on or about October 6, 1997, and the contracts between the Company and USGAF expire on or about March 8, 1998. Management anticipates the Trustees of both USGIF and USGAF will renew the contracts.


NOTE E.  PROPERTY AND EQUIPMENT

Property and equipment are composed of the following:

                                                           JUNE 30,
                                                ----------------------------
                                                    1997             1996
                                                -----------      -----------
  Leasehold improvements                        $   182,887      $   182,887
  Capitalized leased equipment                      519,768          519,768
  Furniture and equipment                         4,514,171        4,125,349
  Building and land                               2,203,757        2,203,757
                                                -----------      -----------
                                                  7,420,583        7,031,761
  Accumulated depreciation and amortization      (4,884,502)      (4,410,709)
                                                -----------      -----------
  Net property and equipment                    $ 2,536,081      $ 2,621,052
                                                ===========      ===========


At June 30, 1997, and 1996 accumulated amortization for capitalized leased equipment was $519,769 and $510,961, respectively. Amortization expense for capitalized leased equipment was $8,808, $60,658, and $125,198, for the fiscal years ended June 30, 1997, 1996, and 1995, respectively. Minimum lease payments required by obligations under capital leases are $9,614 in fiscal 1998.

The building and land is pledged as collateral for the financing used to acquire the building (see Note I).


NOTE F.  GOVERNMENT SECURITIES

The U.S. Government Securities Savings Fund ("USG"), a USGIF fund, from its inception had invested in, among other types of Government securities, certain Government agency notes whose interest rates reset monthly based on a cost-of-funds index ("Notes"). This reset feature lags changes in short-term interest rates.

During fiscal 1995, due to such rates rising dramatically and regulatory directives issued to money market funds in general, the market value of the Notes was adversely effected. To reduce USG's exposure to said Notes and in order to maintain a $1.00 per share net asset value, U.S. Global decided, in the first quarter of fiscal 1995, to arrange for USG to sell $40 million par amount of Notes at USG's amortized cost of approximately $39,777,000 plus accrued interest to Marleau, Lemire Inc. ("ML"). Thereafter, U.S. Global decided to purchase directly from the fund $90,525,000 par amount of Notes ($53,275,000 during the first quarter of fiscal 1995 and $37,250,000 during the third quarter of fiscal 1995) at USG's amortized cost of approximately $90,337,000 plus accrued interest. Additionally, in connection with such decision, U.S. Global purchased the Notes from ML for approximately $39,777,000 plus accrued interest during the first quarter of fiscal 1995.

U.S. Global recorded the Notes at their fair value. As the Notes had an aggregate fair value of approximately $124,739,000 on the dates U.S. Global acquired the securities, the Company recorded pre-tax non-cash charges to the results of operations of approximately $2,574,000 during the first quarter and $2,800,000 during the third quarter of fiscal 1995. The Company initially classified the Notes as held-to-maturity securities and in addition to periodic receipts of interest income, U.S. Global recognized $306,926, $1,363,051, and $1,499,521 in non-cash income during fiscal 1997, 1996, and 1995, respectively.

In December 1995, $63,800,000 par value Notes were reclassified from the held-to-maturity category to the available-for- sale category in accordance with the one-time reassessment allowed by the FASB GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The remaining $53,725,000 par value Notes retained their held-to-maturity status as defined by SFAS 115 until June 1996 when these were re-classified to available-for- sale securities. Upon this re-classification the Company began recording these Notes at fair value with any unrealized gain or loss excluded from earnings and reported, net of tax, as a separate component of shareholders' equity. At the June 1996 re-classification date, the unrealized loss approximated the amount recorded at June 30, 1996 ($93,949).

                                                                        Page 46
--------------------------------------------------------------------------------

U.S. Global financed the original acquisition of the Notes, including purchased accrued interest, as follows: 1) approximately $120.9 million was provided by third party broker-dealers under reverse repurchase agreements (see Note K); 2) U.S. Global issued a $6.0 million 8% subordinated debenture to ML, the terms of which require principal payments as the Notes mature and interest payments quarterly (see Note M); and 3) U.S. Global utilized approximately $3,563,000 of its own cash.

The Company has sold the following Notes during the fiscal years 1996 and 1995:

                                                  REALIZED GAIN
                  DATE SOLD        PAR VALUE          (LOSS)
                -------------     ------------     -----------
                June 1995         $ 13,000,000     ($   32,073)
                December 1995     $ 47,250,000     $ 1,235,986
                May 1996          $ 16,550,000     $     1,267
                June 1996         $ 27,000,000     ($   74,766)
                                  ------------     -----------
                                  $103,800,000     $ 1,130,414
                                  ============     ===========

The remaining Notes acquired by U.S. Global matured during fiscal 1997 at their aggregate $26,725,000 par amount and the Company made the final payments on the reverse repurchase agreements and the subordinated debenture.


NOTE G.      RESIDUAL EQUITY INTEREST

In June 1992 the Company made its final payment to the Settlement Pool established under the June 1988 Settlement Agreement relating to the original Prospector Fund (now operating as the U.S. Global Resources Fund); and the Settlement Pool made the final payout to "Eligible Shareholders" thereof in June 1992. Under the 1988 Settlement Agreement, any amounts payable to "Eligible Shareholders" who cannot be located, together with interest thereon, will be held for six years after the final payout against the claims of those shareholders. At the end of six years, such amounts will be made available to all persons claiming subrogation. The Company has first right of subrogation to the amounts. The amount of cash held at June 30, 1997, was $640,890. Management believes the Company will receive a sum which will equal or exceed the amount currently recorded as the Company's residual equity interest, $217,861.


NOTE H.      INVESTMENT IN JOINT VENTURE

During the fiscal 1995, U.S. Global and ML, a Canadian brokerage firm, entered into a joint venture agreement whereby U.S. Global and ML agreed to undertake to offer mutual funds in Canada, primarily through ML's broker network located in Toronto, Montreal, Vancouver, and Victoria. As part of the agreement to enter into a joint venture, U.S. Global issued 120,000 shares of its preferred stock to ML. The estimated value of the stock upon issuance was $510,000, which the Company recorded as its investment in the joint venture during the first quarter of fiscal 1995. In conjunction with this joint venture, United Services Advisors Wealth Management Corp. was incorporated during the third quarter of fiscal 1995 with a 50% ownership to each U.S. Global and ML. The joint venture was renamed United Services Advisors, Canada, Inc. ("USACI") during fiscal 1996. Also, U.S. Global agreed to incur the initial organization and development costs. During June 1996 the USACI management group acquired a one-third interest in USACI. As a result of this negotiated sale, which diluted U.S. Global's interest from one-half to one-third, delays associated with the joint venture becoming operational, and the Company's reduced expectations of the joint venture's profitability, management reassessed the recoverability of its carrying value in the joint venture. The Company determined that the carrying value should be reduced by $619,500 which decreased the carrying value to reflect the amount of the Company's proportionate one-third share of the underlying equity in net assets of USACI of $255,500 at June 30, 1996.

The joint  venture  became  operational  during  August  1996,  and the Company, utilizing the equity method of accounting, recorded a net loss of $196,535 during fiscal 1997. In June 1997, the Company sold its remaining interest in USACI for approximately $134,000 to the USACI management group which resulted in a net charge to income of approximately $100,000.

                                                                        Page 47
--------------------------------------------------------------------------------


NOTE I.  NOTE PAYABLE AND LINE OF CREDIT

The Company has a note payable to a bank which is secured by land, an office building and related improvements. As of June 30, 1997, the balance on the note was $1,260,285. The loan is currently amortizing over a twenty-year period with payments of both principal and interest due monthly based on a fixed rate of 7.75%. The current monthly payment is $11,750. The loan matures July 2001. Under this agreement, the Company must maintain certain financial covenants. Because of events described in Note F, the Company obtained a waiver of the covenants from the bank through June 30, 1995 and subsequently negotiated an amendment to the loan agreement and covenants with the bank to cover periods beyond June 30, 1996. The Company is in compliance with all loan covenants at June 30, 1997.

Future principal payments to be made over the next five years based on the amount outstanding at June 30, 1997, are as follows:

                              FISCAL
                               YEAR       AMOUNT
                              ------    ----------
                               1998     $   44,899
                               1999         48,504
                               2000         52,273
                               2001      1,114,609
                                        ----------
                              Total     $1,260,285
                                        ==========

During the current fiscal year, the Company obtained a $1 million line of credit ("LOC") under which there was no balance outstanding as of June 30, 1997. This LOC was obtained to provide financing for the working capital needs of the Company and expires in March 1998. Borrowings under the LOC are at a floating interest rate comprising of the Bank One, Texas N.A. Base Rate + 3/4%, plus a commitment fee of 15 basis points on the unused portion of the LOC amount. The Company has the ability to renew the LOC. Total commitment fees paid on the unused LOC amounted to $425 for fiscal 1997.


NOTE J.  ANNUITY AND CONTRACTUAL OBLIGATIONS

On February 6, 1989, the Company entered into an agreement with Clark Aylsworth ("Aylsworth") related to his retirement on December 31, 1988. This agreement provided for the payment to Aylsworth of a monthly annuity of $1,500 for the remainder of his life or his wife's life, if he predeceases her. The Company has recorded an obligation related to this agreement.

On December 30, 1990, the Company entered into a non-compete/non-interference agreement, an executory contract, pursuant to which it pays the Aylsworths $4,500 monthly, such amount to continue for the longer of Aylsworth's or his wife's life. The Company determined that the executory contract should be expensed as payments are made. The Company placed cash in escrow to cover the Company's obligation to the Aylsworths if the Company defaults. The escrowed amount decreases $15,000 annually and amounted to $285,000 at June 30, 1997.


NOTE K.    SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

As discussed in Note F, U.S. Global financed the acquisition of the Notes by entering into agreements to repurchase securities with third party broker-dealers. The terms with the broker-dealers provided that the reverse repurchase agreements must be collateralized by the Notes and/or cash. The Notes described in Note F were held by the broker-dealers as collateral. Due to the maturation of the Notes discussed in Note F, there are no reverse repurchase agreements outstanding at June 30, 1997. As of June 30, 1996, there were $26,404,375 in reverse repurchase agreements outstanding.


NOTE L.  BENEFIT PLANS

The Company and its subsidiaries have a contributory profit-sharing plan in which all qualified employees who have completed one year of employment with the Company are included. The amount of the annual contribution, which may not exceed 15% of earnings before income taxes, is determined by the Company's Board of Directors. At June 30, 1997, and June 30, 1996, the Company has accrued $59,093 and $60,000 for the fiscal 1997 and 1996 contributions, respectively.

                                                                        Page 48
--------------------------------------------------------------------------------

The Company and its subsidiaries also have a savings and investment plan qualified under Section 401(k) of the Internal Revenue Code. The Company makes contributions on behalf of eligible employees to fund this plan. In connection with this 401(k) Plan, participants can voluntarily contribute up to 15% of their compensation to this plan, and the Company will match their contribution up to 2%. At June 30, 1997, and June 30, 1996, the Company has accrued $50,158 and $50,000, respectively, for this matching contribution.

Additionally, the Company self-funds its employee health care plan. The Company has obtained reinsurance with both a specific and an aggregate stop-loss in the event of catastrophic claims. At June 30, 1997, the Company has accrued an amount representing the Company's estimate of incurred but not reported claims.


NOTE M.   SUBORDINATED DEBENTURE

In conjunction with the purchase of the Notes previously described, U.S. Global issued a $6 million 8% subordinated debenture to ML, the terms of which require monthly principal payments and quarterly interest payments as the Notes mature with the balance due upon maturation of the notes. Due to the maturation of the Notes during the year, the remaining principal payments were made and no balance on the debenture remained outstanding at June 30, 1997. As of June 30, 1996, the balance of the subordinated debenture outstanding was $1,533,131.


NOTE N.   SHAREHOLDERS' EQUITY

During June of 1996 the Company reclassified its class A common stock as class C common stock and reclassified its preferred stock as class A common stock with no change in existing rights, privileges, or preferences of each respective class. Class B common stock remains unchanged. The descriptions in this note have been changed to reflect these reclassifications.

In a private placement on October 27, 1989, Frank E. Holmes and the F.E. Holmes Organization, Inc. acquired control of the Company by purchasing for $2,200,000, 550,000 shares of the Company's class C common stock and warrants to acquire an additional 550,000 shares of class C common stock at $4.00 per share. These warrants include a provision for adjustment to the number of warrants and exercise price in the event additional securities are issued at an amount below the exercise price of such outstanding warrants. At June 30, 1994, there were outstanding class C common stock warrants to purchase 586,122 shares at $3.75 per share expiring October 1994. Effective August 11, 1994 such warrants were canceled and new agreements were approved providing for warrants to acquire 586,122 shares of common stock at the August 11, 1994 market price of $4.00 per share expiring October 1999. These warrants were outstanding as of June 30, 1997.

In December 1991, the Company issued to Mr. Holmes options to purchase 400,000 shares of class C common stock at $2.625 per share which equaled or exceeded the fair value of the stock on the date of grant. These options vested six months after the issuance date and expire on December 6, 2001. During fiscal 1992, the Board of Directors approved the issuance of 100,000 shares of class A common stock to F.E. Holmes Organization, Inc. in exchange for 100,000 shares of its class C common stock. At June 30, 1997, Mr. Holmes owned approximately 69% of the outstanding shares of the Company's class C common stock, which is the only class of the Company's stock having voting rights.

In March 1985, the Board of Directors adopted an Incentive Stock Option Plan (the "1985 Plan"), amended in November 1989 and December 1991, which provides for the granting of options to purchase 200,000 shares of the Company's class A common stock, at or above fair market value, to certain executives and key salaried employees of the Company and its subsidiaries. Options under the 1985 Plan may be granted for a term of up to five years in the case of employees who own in excess of 10% of the total combined voting power of all classes of the Company's stock and up to ten years for other employees. Options issued under the 1985 Plan vest six months from the grant date or 20% on the first, second, third, fourth and fifth anniversaries of the grant date. Since adoption of the 1985 plan, options have been granted at prices ranging from $1.50 to $4.50 per share, which equaled or exceeded the fair market value at date of grant. During fiscal year 1995, options covering 42,500 shares were granted at an exercise price of $2.625 per share. As of June 30, 1997, options covering 85,500 shares have been exercised and options covering 13,500 shares have expired. The 1985 plan expired December 31, 1994; as a consequence, there will be no further option grants under the 1985 plan.

In November 1989, the Board of Directors adopted the 1989 Non-Qualified Stock Option Plan (the "1989 Plan"), amended in December 1991, which provides for the granting of options to purchase 800,000 shares of the Company's class A common stock to directors, officers and employees of the Company and its subsidiaries. Since adoption of the 1989 Plan, options have

                                                                        Page 49
--------------------------------------------------------------------------------

been granted at prices ranging from $1.50 to $5.69 per share, which equaled or exceeded the fair market value at date of grant. During the fiscal year 1995 options covering 7,000 shares were granted at exercise prices ranging from $2.625 to $3.375 per share. During fiscal 1996 options covering 44,700 shares were granted at exercise prices ranging from $2.1875 to $2.625 per share. During fiscal 1997, options covering 30,000 shares were granted at an exercise price of $2.00 per share. Options issued under the 1989 Plan vest six months from the grant date or 20% on the first, second, third, fourth and fifth anniversaries of the grant date. As of June 30, 1997, options covering 393,000 shares have been exercised under this plan and options covering 55,400 shares have expired.

In April  1997,  the Board of  Directors  adopted the 1997  Non-Qualified  Stock
Option Plan (the "1997 Plan") which provides for the granting of stock appreciation rights ("SARs") and/or options to purchase 200,000 shares of the Company's class A common stock to directors, officers and employees of the Company and its subsidiaries. During the fiscal year 1997, options covering 148,500 shares were granted at exercise prices ranging from $1.82 to $2.00 per share. As of June 30, 1997, no options have been exercised or have expired.

On a per share basis, the holders of the class C common stock and the non-voting class A common stock participate equally in dividends as declared by the Company's Board of Directors, with the exception that any dividends declared must first be paid to the holders of the class A stock to the extent of 5% of the Company's after-tax prior year net earnings.

The holders of the class A stock have a liquidation preference equal to the par value of $.05 per share. Certain class C common stock is exchangeable on a one-for-one basis for class A stock.

Stock option transactions under the various stock option plans are summarized below:

                                                     WEIGHTED AVERAGE
                                         SHARES       EXERCISE PRICE
                                        ---------    ----------------
          Outstanding July 1, 1994      1,071,500        $   2.48
          Granted                          49,500        $   3.35
          Canceled                            700        $   2.63
          Exercised                        78,500        $   1.84
                                        ---------
          Outstanding June 30, 1995     1,041,800        $   2.57

          Granted                          44,700        $   2.76
          Canceled                         25,700        $   2.63
          Exercised                       141,500        $   2.09
                                        ---------
          Outstanding June 30, 1996       919,300        $   2.65


          Granted                         178,500        $   1.90
          Canceled                         33,500        $   2.67
          Exercised                         5,500        $   1.50
                                        ---------
          Outstanding June 30, 1997     1,058,800        $   2.53
                                        =========

As of June 30, 1997, 1996 and 1995, exercisable stock totaled 1,027,140, 851,150, and 973,125 shares and had weighted average exercise prices of $2.51, $2.59, and $2.47 per share, respectively.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company has not recognized compensation expense for its stock options granted subsequent to December 15, 1994, the effective date of the statement. Had compensation expense for the Company's stock options granted in fiscal 1997 and 1996 been determined based on the fair value at the grant dates consistent with the methodology of SFAS 123, such compensation expense, net of tax benefit, would have been $134,532 and $25,493, respectively, and the pro forma net income and income per share would have been as follows:

                                                                        Page 50
--------------------------------------------------------------------------------

                                         FISCAL YEAR ENDED JUNE 30,
                                         ---------------------------
                                           1997             1996
                                         ---------     -------------
         Pro Forma Net Income            $ 149,615     $   1,961,574
         Pro Forma Income Per Share:
           Primary and Fully Diluted     $    0.02     $        0.30

The weighted average fair value of options granted during the fiscal years ended June 30, 1997, and 1996 was $1.10 and $1.78, respectively. Because SFAS 123 is applicable only to options granted in fiscal years beginning subsequent to December 15, 1994, its pro forma effect will not be fully reflected until fiscal 2001 due to vesting requirements.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value of these options was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                        FISCAL YEAR ENDED JUNE 30,
                                     --------------------------------
                                         1997               1996
                                     -------------     --------------
         Expected Volatility           0.50 - 0.55       0.52 - 0.55
         Expected Dividend Yield                --                --
         Expected Life (Term)              8 Years           8 Years
         Risk-Free Interest Rate     5.07% - 5.47%     5.18% - 5.47%

Class A and class C common stock options outstanding and exercisable at June 30, 1997, were as follows:

                              OPTIONS OUTSTANDING                                             OPTIONS EXERCISABLE
------------------------------------------------------------------------------------       -------------------------
                                                             WEIGHTED       WEIGHTED                        WEIGHTED
                                                              AVERAGE        AVERAGE                         AVERAGE
                DATE OF       OPTION         NUMBER          REMAINING       OPTION          NUMBER          OPTION
                 GRANT         PRICE       OUTSTANDING     LIFE IN YEARS      PRICE        EXERCISABLE        PRICE
                --------      -------      -----------     -------------     -------       -----------       -------
1985 Plan       11/07/89      $  1.65        35,000             2.35         $  1.65         35,000          $  1.65
Class A         11/07/89      $  1.50        24,000             2.35         $  1.50         24,000          $  1.50
                09/13/93      $  4.25        10,000             1.20         $  4.25         25,500          $  4.25
                10/05/94      $  4.50        17,000             7.26         $  4.50          6,800          $  4.50
                12/15/94      $  2.63        18,000             7.46         $  2.63          7,200          $  2.63
                              -------       -------             ----         -------        -------          -------

                          $1.50 - $4.50     104,000             3.93         $  2.50         98,500          $  2.55

1989 Plan       11/07/89      $  1.50             0              n/a         $  1.50              0          $  1.50
Class A         11/13/89      $  2.25        90,000             2.37         $  2.25         90,000          $  2.25
                12/06/91      $  2.63       217,600             4.43         $  2.63        217,600          $  2.63
                08/24/92      $  3.00         5,000             5.15         $  3.00          5,000          $  3.00
                02/14/94      $  5.69        20,000             1.62         $  5.69         12,000          $  5.69
                05/16/94      $  4.75         2,000             1.87         $  4.75          1,200          $  4.75
                12/15/94      $  2.63             0              n/a         $  2.63              0          $  2.63
                02/24/95      $  3.38             0              n/a         $  3.38              0          $  3.38
                09/05/95      $  2.63        16,500             8.18         $  2.63          3,300          $  2.63
                11/07/95      $  2.19         5,200             8.35         $  2.19          1,040          $  2.19
                05/24/96      $  3.06        20,000             8.90         $  3.06         20,000          $  3.06
                06/04/97      $  2.00        30,000             9.93         $  2.00         30,000          $  2.00
                              -------       -------             ----         -------        -------          -------

                          $1.50 - $5.69     406,300             4.66         $  2.68        380,140          $  2.62

1997 Plan       06/04/97      $  1.82        98,500             9.93         $  1.82         98,500          $  1.82
Class A         06/04/97      $  2.00        50,000             9.93         $  2.00         50,000          $  2.00
                              -------       -------             ----         -------        -------          -------

                          $1.82 - $2.00     148,500             9.93         $  1.88        148,500          $  1.88

Class C         12/06/91      $  2.63       400,000             4.43         $  2.63        400,000          $  2.63
                              -------       -------             ----         -------        -------          -------

All Plans     11/89-6/97  $1.50 - $5.69   1,058,800             5.24         $  2.53      1,027,140          $  2.51
              ==========  =====   =====   =========             ====         =======      =========          =======

During the fiscal years ended June 30, 1997, and June 30, 1996, the Company purchased 141,250 and 175,475 shares of its class A common stock at an average price of $2.39 and $2.78 per share, respectively.

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

On August 3, 1995, U.S. Global shareholders approved an amendment to the Company's Restated Articles of Incorporation providing for an increase in the number of shares of class A that the Company is authorized to issue by one million shares.

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

U.S. Global and ML closed a transaction on December 29, 1995 covering the issuance of class A stock and the repurchase of convertible non-voting class B common stock and closely related items as discussed below. Pursuant to the agreement: (1) ML no longer has a right to return its one million shares of class B common stock to the Company at its original purchase price of $5,000,000; (2) in this connection, the Company eliminated any future interest costs it might have borne had ML converted its investment to debt; and (3) the Company canceled ML's warrant and options to acquire additional shares thus reducing future dilution by approximately 1.65 million shares.

In connection with the December 1995 transaction, ML received $2,500,000 cash and 1,000,000 shares of class A stock in exchange for USGI canceling (a) ML's 1,000,000 shares of USGI's class B common shares, (b) a warrant giving ML the right to acquire 1,000,000 shares of USGI's voting class C common stock or class A common stock, (c) ML's option to convert the remaining balance of its subordinated debenture into approximately 648,000 shares of USGI's preferred stock, and (d) other rights under the December 1994 agreements relating to ML's original purchase, including its right to obtain voting control of U.S. Global.

As a result of the December 1995 transaction: (1) Messrs. Hubert Marleau and Richard Renaud, ML's representatives, resigned from U.S. Global's Board of Directors and Frank E. Holmes, U.S. Global's Chief Executive Officer, resigned from ML's Board of Directors; (2) U.S. Global committed to prepay $50,000 per month toward the principal balance outstanding on the debenture held by ML in accordance with the prepayment clause set forth in the U.S. Global-ML Subordinated Debenture Agreement ("Debenture"); (3) The Debenture was amended to provide that in the event that voting control of U.S. Global changes, the balance owing ML under the Debenture shall become due and payable prior to closing on the change in control and the registration statement covering ML's 1,000,000 shares of preferred stock shall be declared effective by the SEC prior to said closing; (4) ML transferred the assets and the management contract(s) of ML's Small Cap Fund ("Small Cap") from ML to USACI with all revenues generated by Small Cap, effective January 1, 1996, whether the assets and management contracts have been transferred or not, becoming the revenue of USACI; (5) U.S. Global agreed to bear up to the next Cdn $250,000 in costs with respect to USACI; and (6) the requirement that Mr. Holmes exchange 177,280 shares of U.S. Global's class C common stock for 400,633 shares of ML (133,551 consolidated shares based upon 1 new for 3 old) was canceled in its entirety; with the understanding, however, that the 72,720 class C common shares held by ML and the ML shares held by Mr. Holmes are not subject to this cancellation.

                                                                        Page 52
--------------------------------------------------------------------------------

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


NOTE O.   RELATED PARTY TRANSACTIONS

In addition to the Company's receivable from USGIF relating to investment management, transfer agent and other fees (see Note D), the Company had $690,543 and $596,605 invested in USGIF money market mutual funds at June 30, 1997, and 1996, respectively. Dividend income earned from these investments in USGIF totaled $83,317, $113,904, and $132,881 for the years ended June 30, 1997, 1996 and 1995, respectively.


TRANSACTIONS WITH ML. During fiscal 1996, U.S. Global and ML closed a transaction covering the issuance of class A common stock ( Note N).

During the year ended June 30, 1996, U.S. Global purchased 7,100 shares of ML common stock through U.S. Global's brokerage account at Marleau, Lemire Securities Inc. ("MLSI"), a subsidiary of ML, increasing U.S. Global's position to 42,219 shares. Prior to fiscal 1996 year end, U.S. Global sold its entire position of ML common shares.

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

During fiscal 1996, pursuant to agreements with ML (Note N), U.S. Global filed a post-effective amendment to the Registration Statement on Form S-3 covering ML's offering of 120,000 shares of U.S. Global stock filed in fiscal 1995 and a Registration Statement on Form S-3 covering ML's offering of 1,000,000 shares of U.S. Global stock, which offerings were completed during fiscal 1996. USGI incurred approximately $21,000 in fiscal 1996 in costs associated with these offerings.

Further, during this period, ML sold 18,225 shares of class A common stock to STFC at the direction of the beneficial owners of various STFC custodial retirement accounts, and 6,775 shares for $17,784 to U.S. Global, which shares are included in treasury stock as of June 30, 1996.

As of June 30, 1996, U.S. Global had accrued approximately $70,000 in subordinated debenture interest payable to ML. Additionally, in connection with the sale of the Notes discussed in Note F, U.S. Global repaid approximately $2,700,000 in principal on the subordinated debenture during the year ending June 30, 1996. U.S. Global also paid an additional $300,000 in principal payments on the subordinated debenture during the year ended June 30, 1996.

There were additional related party transactions involving ML related to a joint venture to market mutual funds in Canada (see Note H) and the purchase of U.S. Government securities (see Note F).


OTHER TRANSACTIONS. During fiscal 1996, Mr. Jerold Rubinstein, a director of the Company, exercised options covering 25,000 shares at $1.50 per share and 25,000 shares at $2.25 per share. U.S. Global purchased the shares issued from the exercise of Mr. Rubinstein's stock options for $3.375 per share, the market price on the day of exercise, which shares are included in treasury stock as of June 30, 1996. Additionally, during fiscal 1996, Mr. John Budden, a former director of the Company who resigned during the fiscal 1996, exercised options covering 25,000 shares at $1.50 per share, 25,000 shares at $2.25 per share and 40,000 shares at $2.625 per share.


NOTE P.  INCOME TAXES

The differences in income taxes attributable to continuing operations determined by applying the U.S. federal statutory rate of 34% and the Company's effective tax rate are summarized as follows:

                                                                        Page 53
--------------------------------------------------------------------------------

                                                YEAR ENDED JUNE 30,
                                   -------------------------------------------
                                       1997            1996            1995
                                   -----------     -----------     -----------
Tax expense at statutory rate      $   209,483     $ 1,020,198     $(2,004,592)
Exercise of non-qualified stock
  options treated as equity for
  financial statements                  (2,412)        (61,487)        (59,885)
Non-deductible membership dues          13,713          14,112          13,825
Non-deductible meals &
  entertainment                         25,419          23,090          17,668
Valuation allowance                     66,458            --              --
Other                                   19,315          17,604          50,140
                                   -----------     -----------     -----------
                                   $   331,976     $ 1,013,517     $(1,982,844)
                                   ===========     ===========     ===========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of these temporary differences that give rise to the deferred tax asset are presented below:

                                         JUNE 30,       JUNE 30,       JUNE 30,
                                          1997           1996           1995
                                      -----------    -----------    -----------
Book/tax differences in the
balance sheet:
  Trading securities                  $    55,917    $      --      $    33,995
  Accumulated depreciation                 93,113        108,744        106,100
  Accrued expenses                         47,323         14,800         29,776
  Available-for-sale
     securities                            91,212           --             --
  Reduction in carrying
     value of joint venture                  --          210,630           --
  Annuity obligations                      55,053         57,236         59,272
  Net unrealized holding
     gain (affiliated)                     10,237         76,823           --
  Net unrealized holding gain                --          294,993        120,914
                                      -----------    -----------    -----------
                                          352,855        763,226        350,057
Tax carryovers:
  Net operating loss
     ("NOL") carryover                    855,211        957,154      2,044,251
  Contributions carryover                  57,709         66,459         44,635
  Investment credit carryover                --           34,472         34,472
  Minimum tax credits                     114,270        117,786         56,786
                                      -----------    -----------    -----------
                                        1,027,190      1,175,871      2,180,144
                                      -----------    -----------    -----------
Total gross deferred tax asset          1,380,045      1,939,097      2,530,201
                                      -----------    -----------    -----------
Affiliated Investment                    (164,038)      (153,032)          --
Trading Securities                           --          (34,302)          --
Available-for-sale securities                --         (294,993)      (120,914)
Net unrealized holding loss               (91,212)          --             --
                                      -----------    -----------    -----------
Total gross deferred tax
  liability                              (255,250)      (482,327)      (120,914)
                                      -----------    -----------    -----------
Net deferred tax asset                $ 1,124,795    $ 1,456,770    $ 2,409,287
                                      ===========    ===========    ===========


For federal income tax purposes at June 30, 1997, the Company has NOLs of approximately $2,500,000 which will expire in fiscal 2010, charitable contribution carryovers of approximately $264,000 expiring 1999-2001, and minimum tax credits of $114,270 with indefinite expirations. If certain changes in the Company's ownership should occur, there could be an annual limitation on the amount of NOLs that could be utilized.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax amount will not be realized. Management has included a valuation allowance of $66,458 at June 30, 1997, providing for the utilization of charitable contributions and investment tax credit carryovers against future taxable income.


NOTE Q.    LITIGATION ACCRUAL

On June 17, 1994, Gerald C. Letch sued the Company in state district court located in San Antonio, Texas for breach of contract. Mr. Letch asked for an unspecified amount of damages based upon an alleged oral promise by a deceased Company officer to pay a finder's fee for introducing certain parties to the Company leading to the organization of Pauze'/Swanson United Services Funds ("PSUSF"). During August 1994 Mr. Letch amended his complaint to include PSUSF and

                                                                        Page 54
--------------------------------------------------------------------------------

allegations of fraud and conspiracy between USGI and PSUSF. During June 1995 a summary judgment was rendered in favor of PSUSF, which did not exist at the time the alleged cause of action arose.

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

The Company is currently pursuing an appeal and has posted a bond in connection with perfecting the appeal. The bond is secured by a letter of credit in the amount of $333,169, which, in turn, is secured by restricted cash of $333,169. The Company has no balance outstanding on this letter of credit and has no plans to draw upon it at any time in the future as the letter of credit was obtained solely to perfect the appeal.

The Company accrued approximately $100,000 (management's best estimate of the fees and expenses necessary to fund an appeal) and $300,000 (the approximate amount of the judgment) which were both recorded in the Company's Consolidated Statement of Operations in fiscal 1996. The remaining balances at June 30, 1997, are approximately $50,000 and $300,000, respectively.