Form 10-K/A, Exhibit 13
period 1997-06-30
U S GLOBAL INVESTORS INC
filed 1997-10-23
CIK 754811

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
Commitments and contingent liabilities
(Notes J & I)

SHAREHOLDERS' EQUITY (NOTE N)

Common stock (class A) (formerly preferred
   stock) --$0.05 par value; non-voting;
   authorized, 7,000,000  shares; 6,227,074
   and 6,219,422 issued and outstanding
   in 1997 and 1996, respectively                       311,354         310,971
Common stock (class C) (formerly class A)
   --$.05 par value; authorized, 1,750,000
   shares; 562,000 and 564,352 issued and
   outstanding in 1997 and 1996,
   respectively                                          28,110          28,218
Additional paid-in-capital                           10,587,909      10,586,666
Treasury stock at cost; 186,684 and 199,582
   shares held in 1997 and 1996, respectively          (514,770)       (530,384)
Net unrealized gain (loss) on available-for-
   sale securities (net of tax of $91,212 and
   $294,993, respectively)                             (177,058)        572,634
Equity in net unrealized gain on available-for-
   sale securities held by affiliate (net of
   tax of $10,237 and $76,823, respectively)             19,873         149,127
Retained earnings (deficit)                          (2,289,011)     (2,573,160)
                                                   ------------    ------------
TOTAL SHAREHOLDERS' EQUITY                            7,966,407       8,544,072
                                                   ------------    ------------
                                                   $ 10,712,775     $39,307,196
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