Form 10-K405, Exhibit 13
period 1998-06-30
U S GLOBAL INVESTORS INC
filed 1998-09-28
CIK 754811

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 20
--------------------------------------------------------------------------------


EXHIBIT 13 -- ANNUAL REPORT

                                 TABLE OF CONTENTS
                                FOR FIELD POSITIONS
                                                                            Page

THE COMPANY...................................................................21
     Investment Management Services...........................................21
     Transfer Agent And Other Services........................................22
     Brokerage Services.......................................................23
     Mailing Services.........................................................23
     Trust Company Services...................................................23
     Employees................................................................24
     Competition..............................................................24
     Supervision and Regulation...............................................24
     Relationships with the Funds.............................................25

ANNUAL STATUS REPORT..........................................................26
     Preparing for the Future.................................................26
     Results of Operations....................................................27
     Net Income...............................................................28
     Investment Activities....................................................29
     Market Risk Disclosures..................................................29
     Revenues.................................................................30
     Government Securities....................................................30
     Expenses.................................................................30
     Liquidity and Capital Resources..........................................31
         Liquidity............................................................31
         Tax Loss Carryforwards...............................................31
         Settlement Pool......................................................32
         Litigation Accrual...................................................32
         U.S. Global Brokerage, Inc...........................................32
         Impact of the Year 2000 Issue........................................32
     Conclusion...............................................................32
     New Accounting Pronouncements............................................33

SELECTED FINANCIAL DATA.......................................................34

FINANCIAL STATEMENTS..........................................................35
     Report of Independent Accountants........................................35
     Report of Independent Accountants........................................36
     Auditors' Report to the Members of U.S. Global Investors
          (Guernsey) Limited..................................................37
     Auditors' Report to the Shareholders of U.S. Global Strategies
           Fund Limited.......................................................38
     Consolidated Balance Sheets..............................................39
     Consolidated Statements of Operations....................................41
     Consolidated Statements of Cash Flow.....................................42
     Consolidated Statements of Shareholders Equity...........................44
     Notes to Consolidated Financial Statements...............................45

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 21
--------------------------------------------------------------------------------


                                      THE COMPANY

U.S. Global Investors, Inc., a Texas corporation organized in 1968 (the "Company" or "U.S. Global"), and its wholly owned subsidiaries are in the mutual fund management business. The Company provides: (1) investment advisory services to institutions (namely, mutual funds) and other persons; (2) transfer agency and record keeping services; (3) mailing services; (4) through its wholly owned trust company, custodial and administrative services for IRAs and other types of retirement plans; and (5) through its wholly owned broker/dealer, distribution services to mutual funds advised by the Company. The provision of investment advisory, transfer agent, fund distribution, administrative and custodial services and investment income are the primary sources of the Company's revenue. (See Consolidated Statements of Operations included in this Annual Report.)

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

The Company organized U.S. Global Investors (Guernsey) Limited ("USGG") in August 1993 for the purpose of acting as investment adviser for investment companies whose shares are offered to non-U.S. citizens. USGG has delegated its administrative duties to Butterfield Fund Managers (Guernsey) Limited and its investment advisory duties to U.S.
Global.

U.S. Global has formed a company that was originally incorporated in Texas in 1994. This company, U.S. Global Brokerage, Inc. ("USGB"), is now registered as a broker/dealer with the National Association of Securities Dealers, Inc. ("NASD") and the appropriate state regulatory agencies in order to provide distribution services to the Company's mutual fund clients, USGIF and USGAF.

In addition to providing mutual fund management services to its clients, the Company utilizes a diversified venture capital approach in trading for its own account in an effort to add growth and value to its cash position. Typical investments include, among other things, early stage or start-up businesses seeking initial financing as well as more mature businesses in need of capital for expansion, acquisitions, management buyouts, or recapitalizations. In addition, the Company may utilize investment techniques such as "private placement arbitrage," which technique involves the contemporaneous purchase of a quantity of an issuer's securities at a discount in a private placement and a short sale of the same, or substantially the same, security in the public market. The activities are reviewed by Company compliance personnel and reported to investment advisory clients.


INVESTMENT MANAGEMENT SERVICES

The Company furnishes an investment program for each of the mutual funds it manages and determines, subject to the overall supervision by the board of trustees of the funds, the funds' investments pursuant to pursuant to advisory agreements (the "Advisory Agreements"). Consistent with the investment restrictions, objectives and policies of the particular fund, the portfolio manager for each fund determines what investments should be purchased, sold and held, and makes changes in the portfolio deemed to be necessary or appropriate. In the Advisory Agreements, the Company is charged with seeking the best overall terms in executing portfolio transactions and selecting brokers or dealers.

The Company also manages, supervises and conducts certain other affairs of the funds, subject to the control of the boards of trustees. The Company provides office space, facilities and certain business equipment and also provides the services of executive and clerical personnel for administering the affairs of the mutual funds. The Company and its affiliates compensate all personnel, officers, directors and interested trustees of the funds if such persons are also employees of the Company or its affiliates. However, the funds are required to reimburse the Company for a portion of the compensation of the Company's employees who perform certain state and federal securities law regulatory compliance work on behalf of the funds based upon the time spent on such matters. The Company is responsible for costs associated with marketing fund shares, to the extent not otherwise covered by any fund distribution plans adopted pursuant to Investment Company Act Rule 12b-1 ("12b-1 Plan").

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 22
--------------------------------------------------------------------------------


As required by the Investment Company Act of 1940, the Advisory Agreements are subject to annual renewal and are terminable upon 60-day notice. The board of trustees of USGIF and of USGAF will consider renewal of the applicable agreements in January and March 1999, respectively. Management anticipates that the Advisory Agreements will be renewed.

Investment company net assets under management (in thousands) at fiscal year end for the past five years were:


                                          1998             1997            1996            1995             1994
                                     --------------    ------------    ------------    -------------    -------------
USGIF Money Market                      $932,246         $923,704        $777,252        $719,745         $774,937
USGIF Gold Related                       179,768          297,267         427,155         414,096          488,266
USGIF Other                              104,375          116,791          84,245          87,179           99,941
                                     --------------    ------------    ------------    -------------    -------------

USGIF Total                            1,216,389        1,337,762       1,288,652       1,221,020        1,363,144
USGAF Total                              143,533          127,851          86,302          13,842            --
                                     --------------    ------------    ------------    -------------    -------------

Total Assets Under                    $1,359,922       $1,465,613      $1,374,954      $1,234,862       $1,363,144
Management                           ==============    ============    ============    =============   ==============


Under the Advisory Agreements, the Company receives an advisory fee for each mutual fund computed and accrued daily based upon the net assets represented by the particular fund on that day. The fees range from 0.375 percent to 1.25 percent of average net assets and are paid monthly.

As is set forth in detail in Note C to the Consolidated Financial Statements included in this Annual Report, the Company has agreed to waive its fee revenues and/or pay expenses for certain USGIF funds for purposes of enhancing the funds' competitive market positions.

Investment advisory and administration fees (net of expenses paid by the Company or voluntary waivers) for the past five fiscal years were approximately:


                                          1998             1997            1996            1995             1994
                                     --------------    ------------    ------------    -------------    -------------
USGIF Money Market                    $   929,000     $   826,000     $    835,000     $   895,000    $   760,000
USGIF Gold Related                      2,431,000       3,835,000        4,185,000       4,089,000      4,006,000
USGIF Other                               790,000         656,000          475,000         485,000        361,000
                                     --------------    ------------    ------------    -------------    -------------

USGIF Total                             4,150,000       5,317,000        5,495,000       5,469,000      5,127,000
USGAF Total                             1,461,000       1,072,000          409,000          13,000             --
                                     --------------    ------------    ------------    -------------    -------------

Total                                  $5,611,000      $6,389,000      $ 5,904,000      $5,482,000     $5,127,000
                                     ==============    ============    =============   =============   ==============


TRANSFER AGENT AND OTHER SERVICES

The Company's wholly owned subsidiary, United Shareholder Services, Inc. ("USSI"), is a transfer agent registered under the Securities Exchange Act of 1934, and provides transfer agency, lockbox and printing services to investment company clients. The transfer agency utilizes a third-party external system providing the Company's fund shareholder communication network with computer equipment and software designed to meet the operating requirements of a mutual fund transfer agency.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 23
--------------------------------------------------------------------------------


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

The transfer agency agreements provide that USSI will receive, as compensation for services rendered as transfer agent, an annual fee per account, and will be reimbursed out-of-pocket expenses. In connection with obtaining/providing administrative services to the beneficial owners of fund shares through institutions which provide such services and maintain an omnibus account with USSI, each fund pays a monthly fee based on the number of accounts and the value of the shares of the fund held in accounts at the institution which payment shall not exceed the per account charge on an annual basis.

The number of shareholder accounts at fiscal year end were 117,363; 120,900; 120,477; 126,199; and 129,370 in 1998, 1997, 1996, 1995, and 1994, respectively.

For the five fiscal years ended June 30, 1998, 1997, 1996, 1995, and 1994, total transfer agency fees (net of waivers) were approximately $3.3, $3.3, $3.3, $3.2, and $3.0 million, respectively.

The transfer agency agreements with USGIF and USGAF are subject to renewal on an annual basis and are terminable upon 60-day notice. The agreements will be considered by the boards of trustees of USGIF and of USGAF for renewal during January and March 1999, respectively, and management anticipates that the agreements will be renewed.

USSI formerly maintained the books and records of each trust and of each fund of each trust, including calculations of the daily net asset value per share. In 1997, the Company decided to outsource such services to Brown Brothers Harriman & Co. ("BBH"). The conversion to BBH was completed during the second quarter of fiscal year 1998. The Company will forego accounting fees associated with this function, but has experienced direct cost reductions for personnel and equipment. For the five years ended June 30, 1998, 1997, 1996, 1995, and 1994, bookkeeping and accounting fees net of waivers were approximately $400,000; $731,000; $524,000; $420,000; and $388,000, respectively.


BROKERAGE SERVICES

The Company has registered its wholly owned subsidiary, U.S. Global Brokerage, Inc. ("USGB"), with the NASD, the Securities and Exchange Commission ("SEC") and appropriate state regulatory authorities as a limited-purpose broker/dealer for the purpose of distributing USGIF and USGAF fund shares. Effective September 3, 1998, USGB is the distributor for USGIF and USGAF fund shares. To date, the Company has capitalized USGB with approximately $79,000 to cover the costs associated with this registration.


MAILING SERVICES

A&B Mailers, Inc., a wholly owned subsidiary of the Company, provides mail handling services to various persons. A&B Mailers' primary customers include the Company in connection with its efforts to promote the funds and the Company's investment company clients in connection with required mailings. Each service is priced separately. For the five years ended June 30, 1998, 1997, 1996, 1995, and 1994, A&B Mailers' revenues, after intercompany eliminating entries, were approximately $306,000; $282,000; $231,000; $170,000; and $185,000,
respectively.


TRUST COMPANY SERVICES

Security Trust and Financial Company ("STFC"), a wholly owned state chartered trust company, provides custodial services for IRA and other retirement plans funded with shares issued by the funds advised and administered by the Company. STFC also actively markets 401(k) and other retirement plans. The custodial fees are generally paid to STFC

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 24
--------------------------------------------------------------------------------


at year-end upon separate invoice to the customer, not the fund. For the five years ended June 30, 1998, 1997, 1996, 1995, and 1994, custodial fee revenues were approximately $441,000; $530,000; $545,000; $503,000; and $363,000,
respectively.


EMPLOYEES

As of June 30, 1998, the Company and its subsidiaries employed 81 full-time employees and 8 part-time employees; as of June 30, 1997, it employed 91 full-time employees and 8 part-time employees. The Company considers its relationship with its employees to be excellent. Because of the outsourcing discussed in the Annual Status Report, a portion of the employees providing those services were terminated.


COMPETITION

The mutual fund industry is highly competitive. As of June 30, 1998, there were approximately 9,000 registered open-end management investment companies of varying sizes and investment policies whose shares were being offered to the public. Generally, there are two types of mutual funds: "load" and "no-load." In addition there are both no-load and load funds which have adopted plans authorizing the payment of distribution costs of the funds out of fund assets ("12b-1" plans), such as USGAF. Load funds are typically sold through or sponsored by brokerage firms, and a sales commission is charged on the amount of the investment. No-load funds, such as USGIF's and USGAF's, however, may be purchased directly from the particular mutual fund organization or through a distributor, and no sales commissions are charged.

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

Success in the investment advisory and mutual fund share distribution businesses is substantially dependent on the funds' investment performance, the quality of services provided to shareholders and the Company's efforts to effectively market the performance. Sales of fund shares generate management fees (which are based on assets of the funds) and transfer agent fees (which are based on the number of fund accounts). Good performance also attracts private institutional accounts to the Company. Conversely, relatively poor performance results in decreased sales and increased redemptions of the funds' shares and the loss of private accounts, with corresponding decreases in revenues to the Company.


SUPERVISION AND REGULATION

The Company, USSI, USGB and the investment companies it manages and administers operate under certain laws, including federal and state securities laws, governing their organization, registration, operation, legal, financial and tax status. STFC operates under certain laws, including Texas banking laws, governing its organization, registration, operation, legal, financial and tax status. Among the penalties for violation of the laws and regulations applicable to the Company and its subsidiaries are fines, imprisonment, injunctions, revocation of registration and certain additional

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 25
--------------------------------------------------------------------------------


administrative sanctions. Any determination that the Company or its management had violated applicable laws and regulations could have a material adverse effect on the business of the Company. Moreover, there is no assurance that changes to existing laws, regulations or rulings promulgated by governmental entities having jurisdiction over the Company and the funds will not have a material adverse effect on the business of the Company.

The Company is a registered investment adviser subject to regulation by the SEC pursuant to the Investment Advisers Act of 1940, the Investment Company Act of 1940 and the Securities Exchange Act of 1934 (the "1934 Act"). USSI is also subject to regulation by the SEC under the 1934 Act. USGB is subject to regulation by the SEC under the 1934 Act and regulation by the NASD, a self-regulatory organization composed of other registered broker/dealers. The Company, USSI and USGB are required to keep and maintain certain reports and records which must be made available to the SEC upon request. Moreover, the funds managed by the Company are subject to regulation and periodic reporting under the Investment Company Act of 1940 and, with respect to their continuous public offering of shares, the registration provisions of the Securities Act of 1933.


RELATIONSHIPS WITH THE FUNDS

The businesses of the Company are to a very significant degree dependent upon their associations and contractual relationships with the Trusts. In the event the advisory or transfer agent services agreements with USGIF or USGAF were canceled or not renewed pursuant to the terms thereof, the Company would be substantially adversely affected. The Company, USSI and STFC consider their relationships with the Trusts to be good and they have no reason to believe that their management and service contracts will not be renewed in the future; however, there is no assurance that the Trusts will choose to continue their relationships with the Company, USSI, and STFC.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 26
--------------------------------------------------------------------------------


                            ANNUAL STATUS REPORT

PREPARING FOR THE FUTURE



During fiscal year 1998, U.S. Global Investors, Inc. (the "Company") focused on its goals of improving fund performance, expanding distribution channels, and streamlining Company operations. The Company derives its revenues from managing and servicing mutual funds. While the Company's servicing revenues remained level during fiscal year 1998, its investment management fees declined as a result of the worldwide global deflationary pressure on certain commodity prices. For example, gold fell to 18-year lows in January 1998; in June 1998, crude oil prices traded at $12.44, the lowest since October of 1988. While these adverse conditions have had a negative impact on the Company's bottom-line, we believe the Company is in an excellent position to capture market share and benefit when these markets turn.

[GRAPHIC:  Linear graph plotted from data in table below]

                      MICRO-CAP 50 INDEX                  GROW
                      ------------------          -------------------
     30-Jun-97         0.0%         0%            727.97        2
     31-Jul-97        -0.3%        19%            725.79        2.375
     29-Aug-97        11.5%        22%            811.89        2.438
     30-Sep-97        25.8%         9%            915.79        2.188
     31-Oct-97        26.6%         9%            921.27        2.188
     28-Nov-97        14.5%        13%            833.5         2.25
     31-Dec-97        -0.3%        -6%            725.52        1.875
     30-Jan-98         4.4%         0%            759.87        2
     27-Feb-98         3.0%        19%            749.83        2.375
     31-Mar-98         7.9%        31%            785.36        2.625
     30-Apr-98        11.3%        28%            810.25        2.563
     29-May-98         6.9%        13%            778.14        2.25
     30-Jun-98        -0.1%         0%            727.12        2

     Source:  Bloomberg

The Company's stock price started and ended fiscal year 1998 at approximately $2 per share. As illustrated in the graph, fluctuations in the Company's stock price throughout fiscal year 1998 tended to correlate with other micro-cap companies (companies with market capitalization from $5 million to $50 million). The small and micro-cap stocks have suffered, in part, due to institutional investors favoring the liquidity of large cap issues in response to overall market volatility.

In addition to the Company's stock trending with the micro-cap sector, the Company's stock price historically has followed that of gold stock companies. This correlation is due to the volatility and high margins of gold. As the Company's high margin gold products subject it to overall movements in the gold markets, the Company's stock has traded along a similar trend to that of other gold-related companies. The following graph illustrates the correlation between the Company's stock price and that of the Financial Times (FT) Gold Mine Index.

[GRAPHIC:  Linear graph plotted from data in table below]

                           FT GOLD INDEX      GROW       FT GOLD INDEX GROW
                           -------------      -----      -------------------
        30-Jun-95              1927.52        2.875      0           0
         7-Jul-95              1999.02        2.688      0.0370943  -0.06504
        14-Jul-95              2046.34        2.625      0.06164398 -0.08696
        21-Jul-95              1993.59        2.75       0.03427721 -0.04348
        28-Jul-95              1956.87        2.625      0.01522682 -0.08696
         4-Aug-95              2014.14        2.5        0.04493857 -0.13043
        11-Aug-95              1992.09        2.563      0.033499   -0.10852
        18-Aug-95              2047.45        2.625      0.06221985 -0.08696
        25-Aug-95              2037.24        2.5        0.05692289 -0.13043
         1-Sep-95              1966.49        2.625      0.02021769 -0.08696
         8-Sep-95              2018.41        2.625      0.04715386 -0.08696
        15-Sep-95              2025.72        2.5        0.05094629 -0.13043
        22-Sep-95              1994.25        2.75       0.03461961 -0.04348
        29-Sep-95              1985.73        2.5        0.03019943 -0.13043
         6-Oct-95              1953.07        2.75       0.01325537 -0.04348
        13-Oct-95              1921.04        2.5       -0.0033618  -0.13043
        20-Oct-95              1815.17        2.5       -0.0582873  -0.13043
        27-Oct-95              1738.08        2.625     -0.0982817  -0.08696
         3-Nov-95              1772.23        2.125     -0.0805647  -0.26087
        10-Nov-95              1920.47        2         -0.0036575  -0.30435
        17-Nov-95              1867.2         2.5       -0.0312941  -0.13043
        24-Nov-95              1836.83        1.875     -0.0470501  -0.34783
         1-Dec-95              1863.61        2.25      -0.0331566  -0.21739
         8-Dec-95              1969.82        2.125      0.0219453  -0.26087
        15-Dec-95              1902.38        2         -0.0130427  -0.30435
        22-Dec-95              1932.45        1.875      0.00255769 -0.34783
        29-Dec-95              1913.46        1.875     -0.0072943  -0.34783
         5-Jan-96              2120.36        1.875      0.10004565 -0.34783
        12-Jan-96              2167.07        1.75       0.12427887 -0.3913
        19-Jan-96              2187.96        1.875      0.13511663 -0.34783
        26-Jan-96              2306.97        1.625      0.19685918 -0.43478
         2-Feb-96              2515.96        2.25       0.30528347 -0.21739
         9-Feb-96              2382.38        2.375      0.23598199 -0.17391
        16-Feb-96              2382.91        2.375      0.23625695 -0.17391
        23-Feb-96              2309.57        2.781      0.19820806 -0.0327
         1-Mar-96              2337.81        3.375      0.21285901  0.173913
         8-Mar-96              2243.07        3          0.16370777  0.043478
        15-Mar-96              2265.25        3.188      0.17521478  0.10887
        22-Mar-96              2284.96        2.75       0.18544036 -0.04348
        29-Mar-96              2334.02        2.875      0.21089275  0
         5-Apr-96              2296.91        2.75       0.19164003 -0.04348
        12-Apr-96              2339.59        2.875      0.21378248  0
        19-Apr-96              2242.12        2.875      0.16321491  0
        26-Apr-96              2312.91        2.734      0.19994086 -0.04904
         3-May-96              2296.61        2.75       0.19148439 -0.04348
        10-May-96              2365.66        2.813      0.22730763 -0.02157
        17-May-96              2357.4         2.75       0.22302233 -0.04348
        24-May-96              2306.63        2.75       0.19668278 -0.04348
        31-May-96              2376.96        2.75       0.23317008 -0.04348
         7-Jun-96              2178           2.875      0.12994936  0
        14-Jun-96              2085.93        2.813      0.08218332 -0.02157
        21-Jun-96              2058.28        3.063      0.06783847  0.065391
        28-Jun-96              2016.69        3.375      0.04626152  0.173913
         5-Jul-96              2087.73        3.375      0.08311717  0.173913
        12-Jul-96              2049.89        3          0.06348572  0.043478
        19-Jul-96              1988.26        2.938      0.03151199  0.021913
        26-Jul-96              1953.92        2.875      0.01369636  0
         2-Aug-96              2040.21        2.875      0.05846373  0
         9-Aug-96              2043.26        2.75       0.06004607 -0.04348
        16-Aug-96              1981.71        2.813      0.02811385 -0.02157
        23-Aug-96              2045.05        2.5        0.06097472 -0.13043
        30-Aug-96              2031.43        2.375      0.05390865 -0.17391
         6-Sep-96              2020.11        2.5        0.04803582 -0.13043
        13-Sep-96              1991.33        2.5        0.03310471 -0.13043
        20-Sep-96              1925.06        2.5       -0.0012763  -0.13043
        27-Sep-96              1877.12        2.5       -0.0261476  -0.13043
         4-Oct-96              1895           2.5       -0.0168714  -0.13043
        11-Oct-96              1904.84        2.625     -0.0117664  -0.08696
        18-Oct-96              1860.79        2.75      -0.0346196  -0.04348
        25-Oct-96              1914.17        2.938     -0.006926    0.021913
         1-Nov-96              1873.42        2.625     -0.0280672  -0.08696
         8-Nov-96              1878.22        2.5       -0.0255769  -0.13043
        15-Nov-96              1969.03        2.25       0.02153544 -0.21739
        22-Nov-96              1905.67        2.25      -0.0113358  -0.21739
        29-Nov-96              1875.25        2.375     -0.0271177  -0.17391
         6-Dec-96              1873.1         2.375     -0.0282332  -0.17391
        13-Dec-96              1828.5         2.438     -0.0513717  -0.152
        20-Dec-96              1831.15        2.5       -0.0499969  -0.13043
        27-Dec-96              1834.13        2.375     -0.0484509  -0.17391
         3-Jan-97              1748.34        2.25      -0.0929588  -0.21739
        10-Jan-97              1731.7         2.438     -0.1015917  -0.152
        17-Jan-97              1726.93        2.156     -0.1040664  -0.25009
        24-Jan-97              1709.05        2.375     -0.1133425  -0.17391
        31-Jan-97              1698.33        2.313     -0.1189041  -0.19548
         7-Feb-97              1703           2.375     -0.1164813  -0.17391
        14-Feb-97              1770.55        2.5       -0.0814362  -0.13043
        21-Feb-97              1864.43        2.375     -0.0327312  -0.17391
        28-Feb-97              1907.49        2.75      -0.0103916  -0.04348
         7-Mar-97              1778.18        2.375     -0.0774778  -0.17391
        14-Mar-97              1792.69        2.5       -0.06995    -0.13043
        21-Mar-97              1730.39        2.375     -0.1022713  -0.17391
        28-Mar-97              1654.62        2.375     -0.1415809  -0.17391
         4-Apr-97              1613.38        2.25      -0.1629763  -0.21739
        11-Apr-97              1590.37        2.375     -0.1749139  -0.17391
        18-Apr-97              1538.6         2.125     -0.2017722  -0.26087
        25-Apr-97              1482.6         1.938     -0.2308251  -0.32591
         2-May-97              1493.36        2         -0.2252428  -0.30435
         9-May-97              1610.93        1.938     -0.1642473  -0.32591
        16-May-97              1565.79        1.75      -0.187666   -0.3913
        23-May-97              1553.37        1.688     -0.1941095  -0.41287
        30-May-97              1569.89        1.875     -0.1855389  -0.34783
         6-Jun-97              1542.97        1.75      -0.1995051  -0.3913
        13-Jun-97              1553.94        1.75      -0.1938138  -0.3913
        20-Jun-97              1446.83        1.875     -0.2493826  -0.34783
        27-Jun-97              1402.79        1.813     -0.2722306  -0.36939
         4-Jul-97              1335.44        1.875     -0.3071719  -0.34783
        11-Jul-97              1360.44        1.938     -0.2942019  -0.32591
        18-Jul-97              1403.54        1.938     -0.2718415  -0.32591
        25-Jul-97              1370.52        2         -0.2889724  -0.30435
         1-Aug-97              1407.61        2         -0.26973    -0.30435
         8-Aug-97              1443.24        2.563     -0.2512451  -0.10852
        15-Aug-97              1446.29        2.313     -0.2496628  -0.19548
        22-Aug-97              1451.28        2.5       -0.247074   -0.13043
        29-Aug-97              1411.93        2.375     -0.2674888  -0.17391
         5-Sep-97              1397.44        2.375     -0.2750062  -0.17391
        12-Sep-97              1348.46        2.6875    -0.3004171  -0.06522
        19-Sep-97              1334.21        2.875     -0.30781     0
        26-Sep-97              1424.59        2.4375    -0.2609208  -0.15217
         3-Oct-97              1530.35        2.5       -0.2060523  -0.13043
        10-Oct-97              1524.63        2.25      -0.2090199  -0.21739
        17-Oct-97              1453.67        2.375     -0.245834   -0.17391
        24-Oct-97              1376.02        2.4375    -0.286119   -0.15217
        31-Oct-97              1241.63        2.4375    -0.3558407  -0.15217
         7-Nov-97              1161.16        2.3125    -0.3975886  -0.19565
        14-Nov-97              1086.26        2.5       -0.4364468  -0.13043
        21-Nov-97              1076.54        2.5625    -0.4414896  -0.1087
        28-Nov-97               977.62        2.1875    -0.4928094  -0.23913
         5-Dec-97               931.03        2.3125    -0.5169804  -0.19565
        12-Dec-97               940.7         2.0625    -0.5119636  -0.28261
        19-Dec-97              1008.66        2.125     -0.4767058  -0.26087
        26-Dec-97              1078.71        2.25      -0.4403638  -0.21739
         2-Jan-98              1069.03        1.875     -0.4453858  -0.34783
         9-Jan-98               929.38        1.875     -0.5178364  -0.34783
        16-Jan-98              1036.08        1.875     -0.4624803  -0.34783
        23-Jan-98              1082.52        1.875     -0.4383872  -0.34783
        30-Jan-98              1117.83        1.875     -0.4200683  -0.34783
         6-Feb-98              1122.7         1.875     -0.4175417  -0.34783
        13-Feb-98              1099.82        1.875     -0.4294119  -0.34783
        20-Feb-98              1037.69        1.875     -0.461645   -0.34783
        27-Feb-98              1077.09        2         -0.4412042  -0.30435
         6-Mar-98              1055.71        2.0625    -0.4522962  -0.28261
        13-Mar-98              1070.75        2         -0.4444934  -0.30435
        20-Mar-98              1003.14        2.5       -0.4795696  -0.13043
        27-Mar-98              1151.78        2.375     -0.402455   -0.17391
         3-Apr-98              1221.81        2.625     -0.3661233  -0.08696
        10-Apr-98              1240.25        2.5       -0.3565566  -0.13043
        17-Apr-98              1214.65        2.688     -0.3698379  -0.06504
        24-Apr-98              1328.42        2.625     -0.3108139  -0.08696
         1-May-98              1278.21        2.375     -0.3368629  -0.17391
         8-May-98              1232.41        2.5       -0.360624   -0.13043
        15-May-98              1240.37        2.5       -0.3564944  -0.13043
        22-May-98              1198.5         2.5       -0.3782166  -0.13043
        29-May-98              1087.12        2.5       -0.4360007  -0.13043
         5-Jun-98              1039.38        2.5       -0.4607682  -0.13043
        12-Jun-98               957.43        2.375     -0.503284   -0.17391
        19-Jun-98               981.38        2.375     -0.4908587  -0.17391
        26-Jun-98               954.37        2.25      -0.5048715  -0.21739
         3-Jul-98               993.86        2.125     -0.4843841  -0.26087


Source: Bloomberg

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 27
--------------------------------------------------------------------------------


Since 1990, the Company has worked to change its reputation as a "gold only" enterprise and thus insulate its investment management fee revenues from extreme fluctuations in highly cyclical markets by introducing and marketing new product offerings. Toward this goal, assets have grown in the All American Equity Fund and with the creation of the U.S. Global Accolade Funds group of equity funds. Also, the Company's U.S. Government Securities Savings Fund maintained its ranking in the top ten for the government-only money market fund category. While money market funds tend to be low in terms of cash flow, they balance the volatile cash flow from gold funds and help create a platform for cross-selling to the other funds. As a result of management's diversification strategy, the non gold-related assets have shifted from 34 percent of total assets managed in 1990 to 82 percent in fiscal year 1998.

[GRAPHIC:  Linear graph plotted from data in table below]

                 1990    1991   1992   1993    1994   1995   1996   1997    1998
                 ----    ----   ----   ----    ----   ----   ----   ----    ----
Total Assets      660     607    623    782    1285   1326   1345   1450    1436
Gold-Related      436     364    331    263     479    482    481    425     259
Non Gold          224     243    292    519     806    844    864   1025    1177

The Company historically has marketed and distributed its mutual fund products directly to investors. In response to changing investor needs and to more aggressively market its mutual fund products, the Company registered its broker/dealer subsidiary with the SEC and the NASD. The broker/dealer will enhance efforts to establish sales relationships with other NASD member firms. In this connection, the Company has coordinated efforts to have its mutual funds participate in the National Securities Clearing Corporation's ("NSCC") Fund/Serv system. This will allow the Company to expand into new distribution channels thus making new markets available to mutual fund products. This system automates and standardizes the processing of mutual fund purchases, redemptions and exchanges through a network of nearly 2,000 brokers, dealers, banks, mutual funds and other financial institutions.

In anticipation of expanding business opportunities, as well as to address future needs, such as "Year 2000" computer system compliance issues, the Company streamlined its transfer agent operations by partnering with DST of Kansas City, Missouri. DST's TA2000 transfer agent system gives the Company a state-of-the-art image-based work management system to provide shareholders with superior services. During fiscal year 1998, the Company restructured its fund accounting services and entered into a strategic relationship with Brown Brothers Harriman & Co, a highly respected custodian with a global network throughout the world. These actions have minimized the risk associated with both Year 2000 issues and providing fund accounting services, thus allowing management to focus on improving fund performance and increasing assets under management.

The Company is poised to benefit substantially when global economic and market conditions rebound. In the meantime, the Company is focused on its goals of building its non-gold asset base through multiple distribution networks while containing costs through streamlining of its operations.


RESULTS OF OPERATIONS

The economic meltdown in Asia helped ignite worldwide deflationary pressures on certain commodity prices, such as gold and oil, thus negatively affecting the Company's short-term earnings. Gold-related assets have decreased $167 million (42 percent) in 1998 compared with 1997, thus reducing management fees by approximately $1.4 million. Non-gold related assets did increase by $155 million during this same period, helping offset the negative impact of the uncertain gold market; however, non-gold assets are a lower risk and lower cash flow product. In addition, total consolidated expenses for fiscal year 1998 decreased approximately 26 percent over fiscal year 1997. The Company posted net after-tax loss of $0.15 million ($0.02 per share) for fiscal year 1998.

The Company's core business generated the revenue necessary to meet ongoing expenses and obligations associated with increasing its mutual fund operations. Due primarily to a significant reduction in the Company's operating

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 28
--------------------------------------------------------------------------------


expenses in fiscal year 1998, its earnings before interest, taxes, depreciation and amortization ("EBITDA") increased by nearly 100 percent over fiscal year 1997. EBITDA excludes realized and unrealized gains and losses, equity earnings or losses and other investment income. The Company considers EBITDA an important indicator of the operational strength of its business. The information below provides detail of the Company's results of operations and its liquidity and capital resources.

The table below summarizes the Company's operations including, for the periods indicated, the increase (or decrease) from the previous period, and key revenue and expense items as percentages of total revenues. General and Administrative expenses are detailed for comparative purposes.


                                                 PERIOD-TO-PERIOD CHANGE
                                           ----------------------------------                PERCENTAGE OF TOTAL REVENUES
                                               1998                  1997                    ----------------------------
                                           COMPARED WITH        COMPARED WITH                    YEARS ENDED JUNE 30,
                                               1997                  1996                1998             1997            1996
                                           -------------        -------------           ------           ------          ------
     Revenues:
       Investment Advisory Fee                -13.6%                 12.7%               57.7%            47.7%           29.4%
       Transfer Agent Fee                      -0.3%                  0.9%               33.2%            23.8%           16.4%
       Accounting Fee                         -45.3%                 39.6%                4.0%             5.2%            2.6%
       Exchange Fee                           -28.2%                -12.2%                1.8%             1.8%            1.4%
       Custodial Fee                          -16.8%                 -2.8%                4.4%             3.8%            2.7%
       Investment Income                     -140.5%                -67.1%               -4.2%             7.4%           15.6%
       Gains on Changes of
          Interest in Affiliate              -263.5%                -98.1%               -0.2%             0.1%            2.8%
       Government Securities
          Income                             -100.0%                -80.8%                0.0%             7.6%           27.5%
       Other                                   -8.1%                  0.8%                3.3%             2.6%            1.6%
                                           ---------               -------            --------         --------        --------
            Total Revenues                    -28.5%                -30.7%              100.0%           100.0%          100.0%
                                           ---------               -------            --------         --------        --------

     Expenses:
       Salaries, Wages & Benefits             -20.1%                 15.0%               46.0%            41.2%           24.8%
       Fund Expenses                          -43.4%                -69.1%                1.8%             1.5%            3.3%
       Marketing and Distribution             -35.5%                 21.4%               11.8%            13.1%            7.5%
       Other General and
          Administrative                      -11.4%                 15.0%               33.2%            27.3%           16.5%
       Interest and Finance                    -6.9%                  3.9%                1.2%             0.9%            0.6%
       Depreciation and
          Amortization                         -5.0%                 13.2%                4.6%             3.4%            2.1%
     Reduction in Carrying Value
          of Investment in JV                   0.0%               -100.0%                0.0%             0.0%            3.1%
       Government Securities
          Expenses                           -100.0%                -80.6%                0.0%             7.7%           27.5%
                                           ---------              --------            --------         --------         -------
     Total Expenses                           -25.9%                -22.8%               98.6%            95.1%           85.4%
                                           ---------              --------            --------         --------         -------


NET INCOME

The Company posted net after-tax loss of $0.15 million ($0.02 per share) for fiscal year 1998, $0.28 million in earnings ($0.04 per share) for fiscal year 1997, and $1.98 million in earnings ($0.30 per share) for fiscal year 1996. These fluctuations are a result of the Company's investment activities, as well as other factors discussed below.

Total consolidated revenues for fiscal year 1998 decreased approximately 29 percent over fiscal year 1997, primarily due to a 141 percent decrease in investment income and the elimination of interest income and accretion of the U.S. Government securities. Total consolidated revenues for fiscal year 1997 decreased approximately 31 percent over fiscal year 1996, primarily due to a 67 percent decrease in investment income and an 81 percent decrease in interest income

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 29
--------------------------------------------------------------------------------


and accretion on the U.S. Government agency notes ("Notes") as discussed more thoroughly in Note F in the Notes to Consolidated Financial Statements.


INVESTMENT ACTIVITIES

Investment income constituted -4 percent, 7 percent, and 16 percent, respective-ly, of the Company's revenue in fiscal years 1998, 1997, and 1996. This source of revenue does not remain at a consistent level and is dependent on market fluctuations, the Company's ability to participate in investment opportunities, and timing of transactions. For fiscal years 1998, 1997, and 1996, the Company had realized gains (losses)of approximately ($349,000), $934,000 and $2,700,000, respectively. The Company expects such revenues will continue to fluctuate in the future; the magnitude of such amounts will be affected by fluctuations in the market value of the Company's investments.


MARKET RISK DISCLOSURES

The Company's balance sheet includes assets whose fair value is subject to market risks. As of June 30, 1998 and 1997, the Company held approximately $1.6 and $1.9 million, respectively, in securities (restricted, trading and available-for-sale categories) other than the Notes and USGIF money market mutual fund shares. The decrease in securities for fiscal year 1998 was due to the favorable outcome of an appeal from a judgment entered against the Company in 1995, thus allowing the Company to liquidate approximately $370,000 in restricted investments previously reserved.

Management believes it can more effectively manage the Company's cash position by broadening the types of investments utilized in cash management. Management attempts to maximize the Company's cash position by using a diversified venture capital approach to investing. Strategically, management invests in early-stage or start-up businesses seeking initial financing as well as more mature businesses in need of capital for expansion, acquisitions, management buyouts or recapitalization. The Company also uses other investment techniques such as private placement arbitrage. This involves the contemporaneous purchase of a quantity of an issuer's securities at a discount in a private placement and a short sale of the same, or substantially the same, security in the public market. As can be seen from the graph at page 26, investment returns on micro-cap stocks, companies with market capitalization from $5 to $50 million, can experience wide fluctuations.

Due to the Company's investments in equity securities, equity price fluctuations represent a market risk factor affecting the Company's consolidated financial position. The carrying values of investments subject to equity price risks are based on quoted market prices or management's estimate of fair value as of the balance sheet date. Market prices fluctuate and the amount realized in the subsequent sale of an investment may differ significantly from the reported market value. The Company's investment activities are reviewed by Company compliance personnel and reported to investment advisory clients.

The table below summarizes the Company's equity price risks as of June 30, 1998, and shows the effects of a hypothetical 25 percent increase and a 25 percent decrease in market prices. A comparison of quarter-end stock prices on the individual stocks within the Company's equity portfolios over the three years ending June 30, 1998, indicated that the change from one quarter to the next was 25 percent or less approximately 90 percent of the time. The selected hypothetical change does not reflect what could be considered best- or worst-case scenarios. Results could be significantly worse due to both the nature of equity markets and the concentration of the Company's investment portfolio.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 30
--------------------------------------------------------------------------------

                                                 ESTIMATED        HYPOTHETICAL
                                             FAIR VALUE AFTER      PERCENTAGES
                           FAIR VALUE AT       HYPOTHETICAL       HYPOTHETICAL       INCREASE (DECREASE) IN
                           JUNE 30, 1998       PRICE CHANGE     CHANGE IN PRICES      SHAREHOLDERS' EQUITY
                           -------------       ------------     ----------------      --------------------
     Trading Securities      $901,647          25% increase         $1,127,059              $ 148,772
                                               25% decrease         $  676,235              $(148,772)

     Available-for-sale      $472,240          25% increase         $  590,300              $  77,920
                                               25% decrease         $  354,180              $ (77,920)


REVENUES

The Company's principal business is managing, creating and marketing mutual funds. Its primary sources of revenues from operations are investment advisory fees and transfer agency fees. The Company's investment management fee revenue is based on a percentage of average net assets under management; the transfer agency fee revenue is based on the number of shareholder accounts being serviced. Therefore, fluctuations in financial markets impact revenues and results of operations.

Assets under management for USGIF for the fiscal years ended June 30, 1998, 1997, and 1996 have averaged $1.29 billion, $1.33 billion, and $1.30 billion, respectively. Additionally, assets under management for the U.S. Global Accolade Funds, which commenced operations in October 1994, averaged $146 million, $119 million, and $48 million for those same fiscal years, respectively. As a result of the significant decrease in net assets of high- margin, gold-related funds, and somewhat offset by increases in net assets of lower-margin, non-gold-related funds, in fiscal year 1998 investment advisory fee revenue decreased by approximately 14 percent over fiscal year 1997, and fiscal year 1997 investment advisory fees increased by approximately 13 percent over fiscal year 1996.

Shareholder accounts serviced for fiscal years ended June 30, 1998, 1997, and 1996, were 117,363, 120,901, and 120,477, respectively. Management believes this change may be partially attributed to investors shifting from direct investment in the funds to omnibus accounts through mutual fund trading facilities offered by broker/dealers such as Schwab, Fidelity and Jack White.


GOVERNMENT SECURITIES

During fiscal year 1995, the Company arranged for the purchase of, and/or purchased directly, approximately $130.5 million par value adjustable rate U.S. Government agency notes ("Notes"). During fiscal year 1997, the balance of the Notes matured and the subordinated debenture issued in connection with said purchases was paid in full. See Note F in the Company's Notes to Consolidated Financial Statements for additional information.


EXPENSES

Total consolidated expenses for fiscal year 1998 decreased approximately 26 percent over fiscal year 1997. This decrease was the direct result of: 1) approximately $2.3 million less in general and administrative expenses, and 2) approximately $1.1 million less in interest expense relating to the Notes. Total consolidated expenses for fiscal year 1997 decreased by approximately 23 percent over fiscal year 1996. This decrease was the direct result of: 1) approximately $4.2 million less in interest expense relating to the Notes, and 2) $260,610 less in interest expense related to the subordinated debenture.

The decrease of $2.3 million less in general and administrative expenses for fiscal year 1998 was primarily due to: 1) nearly $1.2 million less in salaries, wages and benefits; 2) approximately $650,000 less in marketing and distribution expenses; and 3) the reversal of approximately $758,000 in accrued legal fees. The legal fees had been accrued pending the outcome of the Company's successful appeal of a lawsuit brought against the Company in 1994, and the final

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 31
--------------------------------------------------------------------------------


payment into the Settlement Pool established under the June 1988 Settlement Agreement relating to the original Prospector Fund. See Notes E and N to the Consolidated Financial Statements for additional details.

Exclusive of the expenses attributable to the purchase and financing of the Notes and exclusive of the reversal of the accrued legal fees, expenses of the Company decreased approximately 13 percent in fiscal year 1998 over fiscal year 1997 and increased by almost 11 percent in fiscal year 1997 over fiscal year 1996. As shown on the table at page 28, salaries, wages and benefits are the largest component of Company expenses. In fiscal year 1998, salaries, wages and benefits decreased by 20 percent over 1997, and in fiscal year 1997 this expense item increased by more than 15 percent from fiscal year 1996. The decrease in 1998 relates primarily to the Company successfully streamlining operations, including strategic relationships with DST and BBH. It is anticipated that salaries, wages and benefits will remain stable at fiscal year 1998 levels.

Marketing and distribution expenses represented approximately 12 percent, 13 percent, and 8 percent of total revenues during fiscal years 1998, 1997, and 1996, respectively. It is anticipated that 1999 marketing and distribution expenditures will approximate fiscal year 1998 levels.

Fund expenses in 1998 paid by the Company pursuant to commitments to cap fund expenses, net of fee waivers, decreased 44 percent compared with 1997. In this regard, the Company has agreed to waive a portion of its fee revenues and/or pay for certain mutual funds expenses to enhance the funds' competitive market position. Should assets of these funds increase, fund expenses borne by the Company would increase, but only to the extent that such expenses exceed any expense caps in place. The Company expects to continue to waive fees and/or pay for fund expenses as long as market and economic conditions warrant. However, subject to the Company's commitment to certain funds with respect to fee waivers and expense limitations, the Company may reduce the amount of fund expenses it is bearing.

As noted above, exclusive of the reversal of accrued legal fees, the Company's operating expenses in fiscal year 1998 decreased by approximately 13 percent from 1997. This reduction in operating expenses resulted in almost a 100 percent increase in the Company's EBITDA.


LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

At year end, the Company had net working capital (current assets minus current liabilities) of approximately $3.7 million and a current ratio of 4.59 to 1. With approximately $1.4 million in cash and cash equivalents, more than $1.4 million in marketable securities, and a $1.0 million line of credit, the Company has adequate liquidity to meet its current debt obligations. Total shareholders' equity was approximately $8.0 million, with cash, cash equivalents, and marketable securities comprising 27 percent of total assets. Except for ongoing expenses of operations, the Company's only material commitment is the mortgage on its corporate headquarters (a long-term debt). The Company's cash flow is sufficient to cover current expenses, including debt service.


TAX LOSS CARRYFORWARDS

Management assessed the likelihood of realization of the recorded deferred tax asset at June 30, 1998. Net operating losses of $1.4 million, primarily resulting from the non-cash charge to earnings related to the purchase of the Notes during fiscal year 1995, do not expire until fiscal 2010. Based on the current level of earnings and management's expectations for the future, management believes that operating income will generate the minimum amount of future taxable income necessary to fully realize the deferred tax assets.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 32
--------------------------------------------------------------------------------


SETTLEMENT POOL

In June 1992, the Company made its final payment to the settlement pool established under the June 1988 settlement agreement relating to the original Prospector Fund (now operating as the Global Resources Fund), and the settlement pool made the final payout to "Eligible Shareholders" thereof. See Note E to the Consolidated Financial Statements for additional detail. Under the agreement, any amounts payable to "Eligible Shareholders" who cannot be located, together with interest thereon, will be held until June 22, 1998. At that time, such amounts will be made available to all persons claiming subrogation. The Company has first right of subrogation to these amounts. The amount of cash held at June 30, 1998, was approximately $676,000. As such, the Company increased the residual equity interest to reflect the amounts subsequently received, thus positively impacting future cash flow by the $676,000 and earnings by approximately $457,000 for fiscal year 1998.


LITIGATION ACCRUAL

On November 12, 1997, the Fourth Court of Appeals in San Antonio, Texas reversed a trial court 1994/95 decision and ruled in favor of the Company. The Texas Supreme Court denied a writ of appeal, which has left the appellate court actions intact. As a result, the Company reversed the $300,000 accrued for the original judgment, thus positively impacting earnings for fiscal year 1998. Additionally, during 1998, the Company liquidated the restricted investment previously set aside under the bond posted for the appeal.


U.S. GLOBAL BROKERAGE, INC.

During fiscal year 1998, the Company registered its wholly owned subsidiary, U.S. Global Brokerage, Inc. ("USGB"), formerly United Services Brokerage, Inc., with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. as a broker/dealer for the limited purpose of distributing USGIF and USGAF fund shares. To date, the Company has capitalized USGB with approximately $79,000 to cover costs associated with this registration. At June 30, 1998, USGB had net capital of $61,000. The purpose of the broker/dealer is to enhance the marketing of fund shares and thereby increase assets under management. Effective September 3, 1998, USGB is the distributor for USGIF and USGAF fund shares. Since the fund's shares are sold on a no-load basis, it is anticipated that USGB will not be a profit center, and the Company will subsidize its expenses of about $60,000 per year to the extent not covered by any fund distribution plans adopted pursuant to Investment Company Act Rule 12b-1.


IMPACT OF THE YEAR 2000 ISSUE

The Company has taken an inventory of all hardware, software, networks and other various processing platforms, and customer and vendor interdependencies. The Company has initiated formal communications with all of its significant suppliers and vendors to determine the extent to which the Company is vulnerable to third party failure to remedy their own Year 2000 issues.

The Company is utilizing internal resources to reprogram, replace, and test the software and hardware for Year 2000 modifications. Management currently anticipates that the project will be completed no later than June 30, 1999, and will not have a material impact on the Company's consolidated financial results or position.


CONCLUSION

Management believes current cash reserves, plus financing obtained and/or available, and cash flow from operations will be sufficient to meet foreseeable cash needs or capital necessary for the above-mentioned activities, and will also allow the Company to take advantage of investment opportunities whenever available.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 33
--------------------------------------------------------------------------------


NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130") and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Company plans to adopt SFAS 130 in fiscal year 1999. Management has not yet determined the manner in which comprehensive income might be displayed.

SFAS 131 establishes standards for reporting information in the annual financial statements about a public entity's operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The Company plans to adopt SFAS 131 in fiscal year 1999. Management has not yet completed its determination of what, if any, impact the "management approach" will have on its financial statement disclosures. Note A in the Company's Notes to Consolidated Financial Statements contains additional detail regarding these two accounting pronouncements.

In February 1998, the FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132"). SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. As the Company does not offer pension or other postretirement benefits, it is not anticipated this Statement will impact the Company.

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS 133 generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of (a) the changes in fair value of the hedged asset or liability or (b) the earnings of the hedged forecasted transaction. This Statement is effective for fiscal years beginning after June 15, 1999. Management is evaluating the impact of the Statement on the Company.

The Accounting Standards Executive Committee ("AcSEC") recently issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-up Activities. The SOP requires the costs of start-up activities to be expensed as incurred. In a change from the Exposure Draft, start-up activities now include organization costs, which could have significant ramifications to certain mutual funds. The SOP applies to all nongovernmental entities and to start-up costs of development-stage entities as well as established operating entities. The SOP is effective for fiscal years beginning after December 15, 1998, except for certain investment companies (primarily open-end investment funds), which must apply the SOP prospectively beginning June 30, 1998. The adoption of this Statement is not expected to materially impact the financial position or results of operations of the Company.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 34
--------------------------------------------------------------------------------


                              SELECTED FINANCIAL DATA

The following selected financial data is qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements and related notes and the Annual Status Report -- that is, Management's discussion and analysis of financial condition and results of operations, contained in this Annual Report. The selected financial data as of June 30, 1994 through June 30, 1997, and the years then ended is derived from the Company's Consolidated Financial Statements which were examined by PricewaterhouseCoopers LLP, independent public accountants. The selected financial data as of June 30, 1998, and the year then ended is derived from the Company's Consolidated Financial Statements which were examined by Ernst & Young LLP, independent public accountants.

                                                                       YEAR ENDED JUNE 30,
SELECTED EARNINGS DATA               ------------------------------------------------------------------------------------------
                                          1998               1997               1996               1995               1994
                                     --------------     --------------     --------------     --------------     --------------
Revenues                               $10,022,456        $14,009,131        $20,214,546        $15,770,738        $10,879,156
Expenses                                 9,878,650         13,329,439         17,261,592         21,666,598         10,108,181
Earnings (Sloss) before minority
interest, equity interest, income
taxes and cumulative effect of
change in accounting                       143,806            679,692          2,952,954         (5,895,860)           770,975
                                     --------------     --------------     --------------     --------------     --------------

Income taxes                               (39,571)           331,976          1,013,517         (2,005,142)          (178,665)
                                     --------------     --------------     --------------     --------------     --------------

Minority interest                             --                 --              (55,098)              --                 --
Equity in net loss of joint
venture                                       --             (196,535)              --                 --                 --
Equity in earnings (loss) of
affiliate                                 (331,996)           132,968            102,728               --                 --
                                     --------------     --------------     --------------     --------------     --------------

Cumulative effect of change in
accounting                                    --                 --                 --               43,284            200,420
                                     --------------     --------------     --------------     --------------     --------------

Net earnings (loss)                       (148,619)           284,149          1,987,067         (3,847,434)         1,150,060
Basic earnings (loss) per share              (0.02)              0.04               0.30              (0.64)              0.19
Working capital                          3,719,539          2,440,198          1,316,006 (1)   (106,863,206) (1)     3,391,974
Total assets                            10,308,957         10,712,775         39,307,196        128,073,122          9,143,448
Long-term obligations                    1,330,638          1,359,308          1,410,479          6,016,617          1,619,989
Shareholders' equity                     7,941,859          7,966,407          8,544,072          8,661,223          6,730,003

----------------------------------

(1) Working capital includes amounts due to broker-dealers under reverse repurchase agreements related to the Company's purchase of certain U.S. Government securities but does not include the securities collateralizing the obligations. (See "Government Securities" discussed in Item 7 of this Form 10-K and/or Note F to the Consolidated Financial Statements, Item 8 of this Form 10-K.)

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 35
--------------------------------------------------------------------------------


                               FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of U. S. Global Investors, Inc.

We have  audited the  accompanying  consolidated  balance sheet  of U.S.  Global
Investors, Inc. and Subsidiaries (the Company) as of June 30, 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period ended June 30, 1998. These financial statements are the re-sponsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of U.S. Global Investors (Guernsey) Limited, a wholly owned subsidiary, which statements reflect total assets of $1,213,339 as of June 30, 1998, and net loss of $432,453 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to data included for U.S. Global Investors (Guernsey) Limited, is based soley on the report of the other auditors. The financial statements of U.S. Global Strategies Fund Limited, in which the Company has a 23% interest, have been audited by other auditors whose reports have been furnished to use;insofar as our opinion on the consolidated financial statements relates to data included for U.S. Global Strategies Fund Limited; it is based solely on their reports.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the con-solidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Global Investors, Inc. and subsidiaries at June 30, 1998, and the consolidated results of their operations and their cash flows for the period ended June 30, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Ernst & Young LLP
San Antonio, Texas
September 28, 1998

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 36
--------------------------------------------------------------------------------

[GRAPHIC: PricewaterhouseCoopers Logo]

                                                      PricewaterhouseCoopers LLP
                                                      1201 Louisiana, Suite 2900
                                                           Houston TX 77002-5678
                                                        Telephone (713) 356 4000
                                                        Facsimile (713) 356 4717


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
of U.S. Global Investors, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows and shareholders' equity present fairly, in all material respects, the financial position of U.S. Global Investors, Inc. and its subsidiaries at June 30, 1997, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of U.S. Global Investors, Inc. and its subsidiaries for any period subsequent to June 30, 1997.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Antonio, Texas
September 29, 1997

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 37
--------------------------------------------------------------------------------


AUDITORS' REPORT TO THE MEMBERS OF U.S. GLOBAL INVESTORS (GUERNSEY) LIMITED


We have audited the financial statements on page 4 to 10 of U.S. Global Investors (Guernsey) Fund.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 2 the Company's Directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting polices are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

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

OPINION

In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 30th of June, 1998 and of its profit for the year then ended and have been properly prepared in accordance with the Companies (Guernsey) Law, 1994.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers,
Chartered Accountants,
P.O. Box 321,
National Westminster House,
Le Truchot,
St Peter Port,
Guernsey, GY1 4ND
Channel Islands.

Date: 28th September, 1998

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 38
--------------------------------------------------------------------------------


AUDITORS' REPORT TO THE SHAREHOLDERS OF U.S. GLOBAL STRATEGIES FUND LIMITED


We have audited the financial statements on pages 21 to 31 of U.S. Global Strategies Fund Limited.


RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 3 the Company's Directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

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

OPINION

In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 30th June, 1998 and of its net revenue for the year then ended and have been properly prepared in accordance with The Protection of Investors (Bailiwick of Guernsey) Law, 1987 and The Companies (Guernsey) Law, 1994.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers,
Chartered Accountants,
P.O. Box 321,
National Westminister House,
Le Truchot,
St Peter Port,
Guernsey, GY1 4ND
Channel Islands

Date: 28th September, 1998

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 39
--------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS


                                                       ASSETS
                                                                                                 JUNE 30,
                                                                                        1998                  1997
                                                                                    ------------          ------------
Current Assets
    Cash and cash equivalents                                                       $  1,391,867          $    722,121
    Trading securities, at fair value                                                    901,647               721,954
    Receivables:
       Mutual funds                                                                      788,019             1,080,046
       Custodial fees                                                                    189,715               199,062
       Employees                                                                          83,725                63,700
       Receivable from brokers                                                            16,690               240,709
       Residual equity interest                                                          675,613                  --
       Other                                                                             106,696               220,850
    Prepaid expenses                                                                     466,733               475,577
    Deferred tax asset                                                                   135,294               103,239
                                                                                    ------------          ------------

         Total Current Assets                                                          4,755,999             3,827,258
                                                                                    ------------          ------------

Net Property and Equipment                                                             2,596,091             2,536,081
                                                                                    ------------          ------------

Other Assets
    Restricted investments                                                               271,166               642,528
    Long-term receivables                                                                218,212               424,026
    Long-term deferred tax asset                                                       1,068,092             1,102,531
    Residual equity interest                                                                  --               217,861
    Investment securities available-for-sale, at fair value                              472,240               557,315
    Equity investment in affiliate                                                       866,288             1,322,032
    Other                                                                                 60,869                83,143
                                                                                    ------------          ------------

           Total Other Assets                                                          2,956,867             4,349,436
                                                                                    ------------          ------------

                                                                                    $ 10,308,957          $ 10,712,775
                                                                                    ============          ============

     The  accompanying  notes are an integral  part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 40
--------------------------------------------------------------------------------


Consolidated Balance Sheets (Continued)

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                                 JUNE 30,
                                                                                        1998                  1997
                                                                                    ------------          ------------
Current Liabilities
    Current portion of capital lease obligation                                     $       --            $      9,614
    Current portion of notes payable                                                      63,525                44,899
    Current portion of annuity and contractual obligation                                 18,000                18,000
    Accounts payable                                                                     275,963               367,163
    Accrued sub-advisory fees                                                             51,898                  --
    Accrued compensation and related costs                                                97,993               223,639
    Accrued profit sharing and 401(k)                                                     38,123               109,251
    Accrued vacation pay                                                                  90,208               107,369
    Accrued legal fees                                                                    33,855                62,493
    Accrued shareholder processing                                                       122,200                  --
    Litigation accrual                                                                      --                 300,000
    Other accrued expenses                                                               244,695               144,632
                                                                                    ------------          ------------

    Total Current Liabilities                                                          1,036,460             1,387,060
                                                                                    ------------          ------------

Notes Payable-Net of Current Portion                                                   1,193,599             1,215,386
Annuity and Contractual Obligations                                                      137,039               143,922
                                                                                    ------------          ------------

    Total Non-Current Liabilities                                                      1,330,638             1,359,308
                                                                                    ------------          ------------

    Total Liabilities                                                                  2,367,098             2,746,368
                                                                                    ------------          ------------

Commitments and contingent liabilities

Shareholders' Equity
    Common stock (class A) -- $0.05 par value;
       non-voting;  authorized, 7,000,000  shares; 6,299,444 and
       6,227,074 issued and outstanding in 1998 and 1997, respectively.                  314,972               311,354
    Common stock (class C) (formerly class A)-- $.05 par value;
       authorized 1,750,000 shares; 496,830 and 562,000 issued and
       outstanding in 1998 and 1997, respectively                                         24,842                28,110
    Additional paid-in-capital                                                        10,591,708            10,587,909
    Treasury stock at cost; 183,236 and 186,684 shares held in 1998
       and 1997, respectively                                                           (476,289)             (514,770)
    Net unrealized gain (loss) on available-for-sale securities (net of tax
       of $12,629 and $91,212, respectively)                                             (24,514)             (177,058)
    Equity in net unrealized gain (loss) on available-for-sale securities held by
       affiliate (net of tax of $26,391 and $10,237, respectively)                       (51,230)               19,873
    Retained deficit                                                                  (2,437,630)           (2,289,011)
                                                                                    ------------          ------------

    Total Shareholders' Equity                                                         7,941,859             7,966,407
                                                                                    ------------          ------------
                                                                                    $ 10,308,957          $ 10,712,775
                                                                                    ============          ============


          The  accompanying  notes are an integral  part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 41
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED JUNE 30,
                                                                     ---------------------------------------------
                                                                            1998            1997*          1996*
                                                                     -------------   -------------   -------------
Revenue
    Investment advisory fee                                            $ 5,778,042      $6,686,769     $ 5,934,133
    Transfer agent fee                                                   3,325,513       3,336,376       3,306,568
    Accounting fee                                                         399,996         730,625         523,465
    Exchange fee                                                           178,115         248,112         282,651
    Custodial fees                                                         440,884         530,030         545,018
    Investment income (loss)                                              (419,096)      1,033,982       3,144,062
    Mailroom operations                                                    306,304         282,267         230,550
    Government security income                                                  --       1,067,050       5,559,879
    Gain (loss) on changes of interest in affiliate                        (17,146)         10,490         555,905
    Other                                                                   29,844          83,430         132,315
                                                                     -------------   -------------   -------------
                                                                        10,022,456      14,009,131      20,214,546
                                                                     -------------   -------------   -------------

Expenses
    General and administrative                                           9,298,734      11,636,195      10,520,912
    Depreciation and amortization                                          457,386         481,510         425,301
    Interest expense-note payable and other                                122,530         131,633         126,732
    Interest expense-securities sold under agreement to
       repurchase                                                             --         1,007,099       5,235,535
    Interest expense-subordinated debenture
       to a related party                                                     --            73,002         333,612
    Reduction in carrying value of investment in
       joint venture                                                          --              --           619,500
                                                                     -------------   -------------   -------------
                                                                         9,878,650      13,329,439      17,261,592
                                                                     -------------   -------------   -------------

Earnings (Loss) Before Minority Interest,
Equity Interest and Income Taxes                                           143,806         679,692       2,952,954
                                                                     -------------   -------------   -------------

Minority Interest in Consolidated Company                                     --              --           (55,098)
Equity in Net Loss of Joint Venture                                           --          (196,535)           --
Equity In Net Earnings (Loss) of affiliate                                (331,996)        132,968         102,728
                                                                     -------------   -------------   -------------

Earnings (Loss) Before Income Taxes                                       (188,190)        616,125       3,000,584

Provision (Benefit) for Federal Income Taxes
    Current                                                                   --              --            61,000
    Deferred                                                               (39,571)        331,976         952,517
                                                                     -------------   -------------   -------------

                                                                           (39,571)        331,976       1,013,517
                                                                     -------------   -------------   -------------
Net Earnings (Loss)                                                  $    (148,619)  $     284,149   $   1,987,067
                                                                     =============   =============   =============

Basic and Diluted Earnings (Loss) per Share:                         $       (0.02)  $        0.04   $        0.30
                                                                     =============   =============   =============

Weighted Average Number of Outstanding Shares:
    Basic                                                                6,617,153       6,606,211       6,562,830
    Diluted                                                              6,669,363       6,664,324       6,601,074

*   Reclassed for comparative purposes

      The  accompanying  notes are an integral  part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 42
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                    Year Ended June 30,
                                                                     ---------------------------------------------
                                                                          1998            1997*           1996
                                                                     -------------   -------------   -------------
Cash Flow From Operating Activities:
     Net earnings (loss)                                             $    (148,619)  $     284,149   $   1,987,067
     Adjustments to reconcile to net cash provided by
         operating activities:
         Depreciation and amortization                                     457,386         481,510         425,301
         Government security accretion                                        --          (306,926)     (1,363,051)
         Net (gain) loss on sales of securities (net of minority
             interest)                                                     348,579        (934,123)     (2,723,738)
         Gain on disposal of equipment                                      (1,266)            (64)           (296)
         Reduction in carrying value of investment in joint
             venture                                                          --              --           619,500
         (Gain) loss on changes of interest in affiliate                    17,146         (10,490)       (555,905)
         Provision for deferred taxes                                      (39,571)        331,976         952,517
     Changes in assets and liabilities, impacting cash from operations:
         Restricted investments                                            371,362            (148)        255,176
         Accounts receivable                                               172,223         364,558        (675,974)
         Prepaid expenses and other                                        579,710        (134,789)     (1,065,278)
         Trading securities                                                (41,271)      2,034,637       2,674,344
         Accounts payable                                                  (91,200)         91,047         108,518
         Accrued expenses                                                 (269,364)        (96,276)        167,429
                                                                     -------------   -------------   -------------
         Total adjustments                                               1,503,734       1,820,912      (1,181,457)
                                                                     -------------   -------------   -------------
Net cash provided by operations                                          1,355,115       2,105,061         805,610
                                                                     -------------   -------------   -------------

Cash Flow From Investing Activities:
     Purchase of furniture and equipment                                  (469,633)       (392,436)       (372,211)
     Proceeds on sale of equipment                                           1,240             800             469
     Purchase of available-for-sale securities                            (383,630)       (399,472)       (896,791)
     Proceeds on sale of available-for-sale securities                     212,830            --              --
     Proceeds on sale of government securities
         available-for-sale                                                   --              --        89,884,250
     Proceeds on sale of government securities
         held-to-maturity                                                     --        26,725,000            --
                                                                     -------------   -------------   -------------
Net cash provided by (used in) investing activities                       (639,193)     25,933,892      88,615,717
                                                                     -------------   -------------   -------------

Cash Flow From Financing Activities:
     Payments on annuity                                                    (6,883)         (6,420)         (5,986)
     Payments on note payable to bank                                      (50,762)        (41,547)        (38,216)
     Proceeds from capital lease                                              --            25,330            --
     Principal payments on capital lease obligation                         (8,661)        (40,070)        (93,658)
     Net proceeds from securities sold under agreement
         to repurchase                                                        --           420,844         871,231
     Payments on subordinated debenture to related party                      --        (1,533,131)     (3,001,081)
     Net payments on securities sold under agreement
         to repurchase                                                        --       (26,825,219)    (86,668,325)
     Proceeds from issuance or exercise of preferred stock,
         warrants, and options                                              12,420           8,250         295,875
     Purchase of common stock (class B) from related party                    --              --        (2,538,945)
     Treasury Stock reissued                                                75,565         346,163         139,595
     Purchase of Treasury Stock                                            (67,856)       (337,282)       (487,788)
                                                                     -------------   -------------   -------------
Net cash used in financing activities                                      (46,176)    (27,983,082)    (91,527,298)
                                                                     -------------   -------------   -------------

     The  accompanying  notes are an integral  part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 43
--------------------------------------------------------------------------------


Consolidated Statements of Cash Flow (Continued)

                                                                                    YEAR ENDED JUNE 30,
                                                                     ---------------------------------------------
                                                                          1998            1997*           1996
                                                                     -------------   -------------   -------------
Net Increase (Decrease) In Cash and Cash Equivalents                       669,746          55,871      (2,105,971)

Beginning Cash and Cash Equivalents                                        722,121         666,250       2,772,221
                                                                     -------------   -------------   -------------

Ending Cash and Cash Equivalents                                     $   1,391,867   $     722,121   $      666,250
                                                                     =============   =============   ==============

Schedule of Non-Cash Investing and
Financing Activities:
     Purchase of equipment under capital lease                       $        --     $      25,330   $         --

Supplemental Disclosures of Cash
Flow Information:
     Cash paid for interest                                          $     122,530   $   1,283,891   $    6,088,853


*    Reclassed for comparative purposes

        The  accompanying  notes are an integral  part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 44
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

                              U.S. GLOBAL INVESTORS, INC.
                     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           COMMON      COMMON     COMMON
                             PREFERRED     STOCK       STOCK      STOCK        PAID-IN   PREFERRED    EARNINGS      TREASURY
                               STOCK     (CLASS A)   (CLASS B)   (CLASS C)     CAPITAL    WARRANTS    (DEFICIT)      STOCK
                             ---------   ---------   ---------   ---------     -------   ---------    ---------    ---------
Balance at June 30, S
1995 [5,071,495 shares
of Preferred stock;
570,779 shares of
Common stock (Class A)]       $253,575        $0      $50,000     $28,539     $12,852,986    $0      ($4,560,227)   ($198,366)

Conversion of Preferred
Stock to Common Stock
(Class A)                     (253,575)  253,575            -           -               -     -                 -           -

Purchase of 175,475
shares of Common Stock
(Class A)                            -         -            -           -               -     -                 -   (487,678)

Reissuance of 68,393
shares of Common Stock
(Class A)                            -         -            -           -        (16,175)     -                 -     155,660

Conversion of 6,427 shares
of Common stock (Class C)
to Common Stock (Class A)            -       321            -       (321)               -     -                 -           -

Conversion of 1,000,000
shares of Common stock
(Class B) to Common Stock
(Class A)                            -    50,000     (50,000)           -               -     -                 -           -

Purchase of Common Stock
(Class B) from related party
(Note N)                             -         -            -           -     (2,538,945)     -                 -           -

Exercise of 142,500
Stock Options                         -    7,075            -           -         288,800     -                 -           -

Unrealized loss on Notes
transferred from held-to-
maturity to available-for-
sale, at date of transfer
(net of tax)                         -         -            -           -               -     -                 -           -

Unrealized gain (loss)
on securities available-
for-sale (net of tax)                -         -            -           -               -     -                 -           -

Equity in Unrealized gain
(loss) on available-for-sale
securities of affiliated
company (net of tax)                 -         -            -           -               -     -                 -           -

Net Earnings                         -         -            -           -               -     -         1,987,067           -


Balance at June 30, 1996
[6,219,422 shares of
Preferred stock; 564,352
shares of Common stock
(Class A)]                          $0   $310,971          $0     $28,218     $10,586,666    $0       ($2,573,160)  ($530,384)

Purchase of 141,250 shares
of Common Stock (Class A )           -         -            -           -               -     -                 -   (337,282)

Reissuance of 154,148
shares of Common Stock
(Class A)                            -         -            -           -         (6,732)     -                 -     352,896

Exercise of 5,500 Stock
Options                              -       275            -           -           7,975     -                  -           -

Conversion of 2,152 shares
of Common stock (Class C)
to Common Stock (Class A)           -        108            -       (108)               -     -                  -           -

Unrealized gain (loss) on
securities available-for-sale
(net of tax)                        -          -            -           -               -     -                  -           -

Equity in Unrealized gain
(loss) on available-for-sale
securities of affiliated
company (net of tax)                -          -            -           -               -     -                  -           -

Net Earnings                        -          -            -           -               -     -            284,149           -


Balance at June 30, 1997
[6,227,074 shares of Class A
(formerly preferred stock);
562,200 shares of Class C
(formerly Class A)]                $0   $311,354           $0     $28,110     $10,587,909    $0      ($2,289,011)   ($514,770)

Purchase of 29,525 shares
of Common Stock (Class A)           -          -            -           -               -     -                 -     (67,856)

Reissuance of 32,972
shares of Common Stock
(Class A)                           -          -            -           -         (8,271)     -                 -      106,337

Exercise of 7,000 Stock
Options                             -        350            -           -        (12,070)     -                 -            -

Conversion of 65,370 shares
of Common stock (Class C)
to Common Stock (Class A)           -      3,269            -      (3,269)              -     -                 -            -

Unrealized gain (loss) on
securities available-for-sale
(net of tax)                        -          -            -           -               -     -                 -            -

Equity in Unrealized gain
(loss) on available-for-sale
securities of affiliated
company (net of tax)                -          -            -           -               -     -                 -            -

Net Earnings                        -          -            -           -               -     -         (148,619)            -


Balance at June 30, 1998
[6,299,444 shares of Class A
(formerly preferred stock);
496,830 shares of Class C
(formerly Class A)]                $0   $314,972           $0     $24,842     $10,591,708    $0      ($2,437,630)   ($476,289)
                                   ==   ========           ==     =======     ===========   ===      ============   ==========


                                  UNREALIZED
                                  GAIN (LOSS)
                                ON SECURITIES
                                   AVAILABLE
                                   FOR SALE              TOTAL
                                 ------------         -----------
Balance at June 30,
1995 [5,071,495 shares
of Preferred stock;
570,779 shares of
Common stock (Class A)]            $234,716            $8,661,223

Conversion of Preferred
Stock to Common Stock
(Class A)                                 -                     -

Purchase of 175,475
shares of Common Stock
(Class A)                                 -             (487,678)

Reissuance of 68,393
shares of Common Stock
(Class A)                                 -               139,485

Conversion of 6,427 shares
of Common stock (Class C)
to Common Stock (Class A)                 -                     -

Conversion of 1,000,000
shares of Common stock
(Class B) to Common Stock
(Class A)                                 -                     -

Purchase of Common Stock
(Class B) from related party
(Note N)
                                          -          ($2,538,945)
Exercise of 142,500
Stock Options                             -              295,875

Unrealized loss on Notes
transferred from held-to-
maturity to available-for-
sale, at date of transfer
(net of tax)                       (62,006)             (62,006)

Unrealized gain (loss)
on securities available-
for-sale (net of tax)               399,924              399,924

Equity in Unrealized gain
(loss) on available-for-sale
securities of affiliated
company (net of tax)                149,127              149,127

Net Earnings                              -            1,987,067


Balance at June 30, 1996
[6,219,422 shares of
Preferred stock; 564,352
shares of Common stock
(Class A)]                         $721,761           $8,544,072

Purchase of 141,250 shares
of Common Stock (Class A )                -            (337,282)

Reissuance of 154,148
shares of Common Stock
(Class A)                                 -              346,164

Exercise of 5,500 Stock
Options                                   -                8,250

Conversion of 2,152 shares
of Common stock (Class C)
to Common Stock (Class A)                 -                    0

Unrealized gain (loss) on
securities available-for-sale
(net of tax)                      (749,692)            (749,692)

Equity in Unrealized gain
(loss) on available-for-sale
securities of affiliated
company (net of tax)              (129,254)            (129,254)

Net Earnings                              -             284,149


Balance at June 30, 1997
[6,227,074 shares of Class A
(formerly preferred stock);
562,200 shares of Class C
(formerly Class A)]              ($157,185)          $7,966,407

Purchase of 29,525 shares
of Common Stock (Class A)                 -            (67,856)

Reissuance of 32,972
shares of Common Stock
(Class A)                                 -             98,066

Exercise of 7,000 Stock
Options                                   -             12,420

Conversion of 65,370 shares
of Common stock (Class C)
to Common Stock (Class A)                 -                  0

Unrealized gain (loss) on
securities available-for-sale
(net of tax)                        152,544            152,544

Equity in Unrealized gain
(loss) on available-for-sale
securities of affiliated
company (net of tax)                (71,103)           (71,103)

Net Earnings                              -           (148,619)


Balance at June 30, 1998
[6,299,444 shares of Class A
(formerly preferred stock);
496,830 shares of Class C
(formerly Class A)]               ($75,744)          $7,941,859


U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 45
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. SIGNIFICANT ACCOUNTING POLICIES

Organization. U.S. Global Investors, Inc. ("the Company" or "U.S. Global") serves as investment adviser, investment manager and transfer agent to U.S. Global Investors Funds ("USGIF") and U.S. Global Accolade Funds ("USGAF"), both Massachusetts business trusts which are no-load, open-end investment companies offering shares in numerous mutual funds to the investing public. The Company has served as investment adviser and manager since the inception of USGIF and USGAF and assumed the transfer agency function of USGIF in November 1984, and of USGAF in October 1994, the commencement of operations. For these services, the Company receives fees from USGIF and USGAF.

The Company has formed a limited liability company which was incorporated in Guernsey on August 20, 1993. This company, U.S. Global Investors (Guernsey) Limited ("USGG"), manages the portfolio of an offshore fund, U.S. Global Strategies Fund Limited ("the Guernsey Fund").

U.S. Global has formed a company that was originally incorporated in Texas on April 24, 1994. This company, U.S. Global Brokerage, Inc. ("USGB"), formerly United Services Brokerage, Inc., was registered as a broker/dealer with the National Association of Securities Dealers, Inc. and the appropriate state regulatory agencies so that it may provide distribution services for USGIF and USGAF mutual fund shares.

The Company, through its wholly owned subsidiary, Security Trust & Financial Company ("STFC"), also serves as custodian for retirement accounts invested in USGIF, USGAF, and other mutual funds.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, United Shareholder Services, Inc. ("USSI"), STFC, A&B Mailers, Inc. ("A&B"), USGG, and USGB. During the fourth quarter of fiscal year 1996 the Company's interest in the Guernsey Fund declined below 50 percent and it began accounting for its investment in the Guernsey Fund using the equity method of accounting. At June 30, 1998, and 1997, the Company held a 23 percent and a 14 percent interest in the Guernsey Fund, respectively. The aggregate value of the Company's investment at June 30, 1998, and 1997, based on quoted market value was $866,288 and $1,322,032, respectively.

The Guernsey Fund redeemed 36,436 shares for cash amounting to $3,457,017, and issued 48,188 net additional shares for cash amounting to $5,616,825 to investors other than the Company during fiscal years 1998 and 1997, respectively. The Company accounts for changes in interest of its investment in the Guernsey Fund by charging or crediting income for the effects of such transactions when consummated. The Company recorded ($17,146) and $10,490 in gains (losses) on such transactions during fiscal years 1998 and 1997, respectively, which are included as a separate line in the accompanying income statement. Deferred income taxes have been provided on these gains.

All significant inter-company balances and transactions have been eliminated in consolidation. Certain amounts have been reclassified for comparative purposes.

CASH AND CASH EQUIVALENTS. Cash consists of cash on hand and cash equivalents with original maturities of three months or less. Cash and cash equivalents at June 30, 1998, and at June 30, 1997 include $1,280,321 and $690,543, respectively, in USGIF money market mutual funds (see Note L). This investment is valued at amortized cost which approximates market. Restricted cash of $270,000 and $618,169, at June 30, 1998, and 1997, respectively, is included in restricted investments (see Notes I and N).

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

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 46
--------------------------------------------------------------------------------


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

EARNINGS PER SHARE. Basic and diluted earnings per share are based on the weighted average number of shares of class A, class B, and class C common stock outstanding during the year. All classes of common are considered equivalent in the calculation of earnings per share since each share has essentially equivalent interests in the income of the Company. Warrants and options are included to the extent they are dilutive.

SECURITY INVESTMENTS. The Company accounts for its investments in securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities"("SFAS 115") (see Note B).

Under SFAS 115, the Company classifies its investments in equity and debt securities into three categories. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each reporting period date (see Note B).

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

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and reported at fair value. Unrealized gains and losses on these securities are excluded from earnings and reported, net of tax, as a separate component of shareholders' equity and are recorded in earnings on trade date. Realized gains (losses) from security transactions are calculated on the first-in/first-out cost basis and are recorded in earnings on trade date. For those securities with declines in fair value which are considered other than temporary, the cost basis of the security is written down as a new cost basis, and the amount of the write down is included in earnings.

FOREIGN CURRENCY TRANSACTIONS. Transactions between the Company and foreign entities are converted to U.S. dollars using the exchange rate on the date of the transactions. Security investments valued in foreign currencies are translated to U.S.dollars using the applicable exchange rate as of the reporting date. Foreign currency gain (loss) is included as a component of investment income.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles require the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

ACCOUNTING PRONOUNCEMENTS. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings per Share ("SFAS 128"), which establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing EPS previously found in APB Opinion No 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. During fiscal year 1998, the Company adopted SFAS 128, and accordingly, all prior period EPS amounts have been reclassed to conform with the new requirements.

In June 1997, the FASB issued Statements No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a statement of financial performance.
Although the Statement does not address disclosure format, it requires an enterprise to (a) represent total comprehensive income for the financial statement period, (b) classify items of other comprehensive income by their nature in a financial statement and (c) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 47
--------------------------------------------------------------------------------


Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company plans to adopt SFAS 130 in fiscal year 1999. Management has not yet determined the manner in which comprehensive income might be displayed.

In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for reporting information in the annual financial statements about a public entity's operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures regarding products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company plans to adopt SFAS 131 in fiscal year 1999. Management has not yet completed its determination of what, if any, impact the "management approach" will have on its financial statement disclosures.

In February 1998, the FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132"). SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. As the Company does not offer pension or other postretirement benefits, it is not anticipated this Statement will impact the Company.

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS 133 generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of (a) the changes in fair value of the hedged asset or liability or (b) the earnings of the hedged forecasted transaction. This Statement is effective for fiscal years beginning after June 15, 1999. Management is evaluating the impact of the Statement on the Company.

The Accounting Standards Executive Committee (AcSEC) recently issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities. The SOP requires the costs of start-up activities to be expensed as incurred. In a change from the Exposure Draft, start-up activities now include organization costs, which could have significant ramifications to certain mutual funds. The SOP applies to all nongovernmental entities and to start-up costs of development-stage entities as well as established operating entities. The SOP is effective for fiscal years beginning after December 15, 1998, except for certain investment companies (primarily open-end investment funds), which must apply the SOP prospectively beginning June 30, 1998. The adoption of this Statement is not expected to materially impact the financial position or results of operations of the Company.


Note B. Investments

The cost and market value of investments classified as trading are as follows:

                  DATE               COST           MARKET VALUE
              -------------      -----------        ------------
              June 30, 1998      $ 1,173,011          $ 901,647
              June 30, 1997      $   772,630          $ 721,954
              June 30, 1996      $ 1,034,398          $ 999,500

The net change in the unrealized holding gain (loss) on trading securities held at June 30, 1998, that has been included in earnings for the period was ($220,468), ($15,778), and $115,899 for the period ended June 30, 1998, 1997, and 1996, respectively.

The cost of investments in securities, which are classified as available-for-sale, which may not be readily marketable at June 30, 1998, was $509,382. These investments are reflected as non-current assets on the June 30, 1998, consolidated balance sheet at their fair value at June 30, 1998, of $472,240 with $24,514, net of tax, in unrealized losses being recorded as a separate component of shareholders' equity. These investments are in private placements

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 48
--------------------------------------------------------------------------------


which are restricted for sale as of June 30, 1998. It is anticipated the securities obtained in these private placements will become free trading within one year. During fiscal year 1998, the Company recorded realized losses of $349,579 and recorded unrealized gains of $103,205 on securities which were transferred from the available-for-sale category to the trading category upon becoming free trading. The Company reduced the cost basis of investments held as available-for-sale by approximately $350,000 for certain investments with declines in fair value which were considered other than temporary.

The cost of investments in securities, which were classified as available-for-sale, which were not readily marketable at June 30, 1997, was $825,585. These investments were reflected as non-current assets on the June 30, 1997, consolidated balance sheet. These investments were in private placements which were restricted for sale as of June 30, 1997. The fair value of the investments classified as non-current available-for-sale securities at June 30, 1997, was $557,315 with $177,058, net of tax, in unrealized losses recorded as a separate component of shareholders' equity. During fiscal year 1997, the Company recorded in income realized gains of $218,860 and unrealized gains of approximately $100,000 on securities which were transferred from the available-for-sale category to the trading category upon becoming free trading.

During fiscal year 1996, the Company recorded in income realized gains of $780,492 and unrealized gains of approximately $122,000 on securities which were transferred from the available-for-sale category to the trading category upon becoming free trading.


NOTE C. INVESTMENT MANAGEMENT, TRANSFER AGENT AND OTHER FEES

The Company serves as investment adviser to USGIF, USGAF and the Guernsey Fund and receives a fee based on a specified percentage of net assets under management. The Company also serves as transfer agent to USGIF and USGAF and receives a fee based on the number of shareholder accounts. The Company also provides in-house legal services to USGIF and USGAF. During the second quarter of fiscal year 1998, the Company outsourced the bookkeeping and accounting functions performed by USSI. The Company also receives exchange, maintenance, closing and small account fees directly from USGIF and USGAF shareholders. Fees for providing services to USGIF and USGAF continue to be the Company's primary revenue source.

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

The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the U.S. Government Securities Savings Fund will not exceed 0.40 percent on an annualized basis through June 30, 1999, or such later date as the Company determines.

The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the Tax Free Fund and Near-Term Tax Free Fund will not exceed 0.70 percent on an annualized basis through June 30, 1999, or such later date as the Company determines.

The Company has unconditionally guaranteed that the total fund operating expenses (as a percentage of average net assets) of the All American Equity Fund will not exceed 1.00 percent on an annualized basis through June 30, 1999, or such later date as the Company determines.

The aggregate amount of fees waived or expenses voluntarily reimbursed totaled $3,484,595, $3,250,786, and $3,362,050, in 1998, 1997, and 1996, respectively.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 49
--------------------------------------------------------------------------------


The following funds accounted for more than 10 percent of revenue [excluding government security income (Note F)] in the years indicated:

                                                     YEAR ENDED JUNE 30,
                                                 --------------------------
                                                 1998       1997       1996
                                                 ----       ----       ----
     Gold Shares Fund                            15%        17%        21%
     World Gold Fund                             22%        24%        21%
     U.S. Treasury Securities Cash Fund          13%         9%         9%
     Bonnel Growth Fund                          13%         9%         4%

Receivables from mutual funds represent amounts due the Company,  and its wholly
owned   subsidiaries,   for  investment  advisory  fees,  transfer  agent  fees,
accounting fees, and exchange fees, net of amounts payable to the mutual funds.

The investment advisory contract and related contracts between the Company and USGIF expire on or about January 21, 1999, and the contracts between the Company and USGAF expire on or about March 8, 1999. Management anticipates the trustees of both USGIF and USGAF will renew the contracts.


NOTE D. PROPERTY AND EQUIPMENT

Property and equipment are composed of the following:

                                                              JUNE 30,
                                                    ---------------------------
                                                       1998             1997
                                                    ----------       ----------
     Leasehold improvements                         $  184,549       $  182,887
     Capitalized leased equipment                      519,768          519,768
     Furniture and equipment                         5,034,174        4,514,171
     Building and land                               2,203,757        2,203,757
                                                    ----------       ----------
                                                     7,942,248        7,420,583
     Accumulated depreciation and amortization      (5,346,157)      (4,884,502)
                                                    ----------       ----------
     Net property and equipment                     $2,596,091       $2,536,081
                                                    ==========       ==========

At June 30, 1998 and 1997, the capitalized leased equipment was fully amortized. Amortization expense for capitalized leased equipment was $0, $8,808, and $60,658, for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. There are no minimum lease payments required by obligations under capital leases for fiscal year 1999.

The building and land is pledged as collateral for the financing used to acquire the building (see Note H).


NOTE E. RESIDUAL EQUITY INTEREST

In June 1992 the Company made its final payment to the Settlement Pool established under the June 1988 Settlement Agreement relating to the original Prospector Fund (now operating as the Global Resources Fund); and the Settlement Pool made the final payout to "Eligible Shareholders" thereof in June 1992.
Under the 1988 Settlement Agreement, any amounts payable to "Eligible Shareholders" who could not be located, together with interest thereon, would be held for six years after the final payout against the claims of those shareholders. At the end of six years, such amounts would be made available to all persons claiming subrogation. The Company had first right of subrogation to the amounts. Accordingly, the Company increased the residual equity interest to $675,613 and recorded it as a current receivable at June 30, 1998, thus positively affecting earnings by reducing general and administrative expenses by approximately $457,000 for fiscal year 1998. The amount of cash, subsequently received in July 1998, equaled the current receivable recorded at June 30, 1998.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 50
--------------------------------------------------------------------------------


NOTE F. GOVERNMENT SECURITIES

The U.S. Government Securities Savings Fund ("USG"), a USGIF fund, from its inception had invested in, among other types of Government securities, certain Government agency notes whose interest rates reset monthly based on a cost-of-funds index ("Notes"). This reset feature lags changes in short-term interest rates.

During fiscal year 1995, due to such rates rising dramatically and regulatory directives issued to money market funds in general, the market value of the Notes was adversely affected. To reduce USG's exposure to said Notes and in order to maintain a $1.00 per share net asset value, U.S. Global decided, in the first quarter of fiscal year 1995, to arrange for USG to sell $40 million par amount of Notes at USG's amortized cost of approximately $39,777,000 plus accrued interest to Marleau, Lemire Inc.("ML"). Thereafter, U.S. Global decided to purchase directly from the fund $90,525,000 par amount of Notes ($53,275,000 during the first quarter of fiscal year 1995 and $37,250,000 during the third quarter of fiscal year 1995) at USG's amortized cost of approximately $90,337,000 plus accrued interest. Additionally, in connection with such decision, U.S. Global purchased the Notes from ML for approximately $39,777,000 plus accrued interest during the first quarter of fiscal year 1995.

U.S. Global recorded the Notes at their fair value. As the Notes had an aggregate fair value of approximately $124,739,000 on the dates U.S. Global acquired the securities, the Company recorded pre-tax non-cash charges to the results of operations of approximately $2,574,000 during the first quarter and $2,800,000 during the third quarter of fiscal year 1995. The Company initially classified the Notes as held-to-maturity securities and in addition to periodic receipts of interest income, U.S. Global recognized $306,926, $1,363,051, and $1,499,521 in non-cash income during fiscal years 1997, 1996, and 1995, respectively.

In December 1995, $63,800,000 par value Notes were reclassified from the held-to-maturity category to the available-for-sale category in accordance with the one-time reassessment allowed by the FASB Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. The remaining $53,725,000 par value Notes retained their held-to-maturity status as defined by SFAS 115 until June 1996 when these were re-classified to available-for-sale securities. Upon this re-classification the Company began recording these Notes at fair value with any unrealized gain or loss excluded from earnings and reported, net of tax, as a separate component of shareholders' equity. At the June 1996 re-classification date, the unrealized loss approximated the amount recorded at June 30, 1996 ($93,949).

U.S. Global financed the original acquisition of the Notes, including purchased accrued interest, as follows: 1) approximately $120.9 million was provided by third party broker/dealers under reverse repurchase agreements (see Note K); 2) U.S. Global issued a $6.0 million 8 percent subordinated debenture to ML, the terms of which require principal payments as the Notes mature and interest payments quarterly; and 3) U.S. Global utilized approximately $3,563,000 of its own cash.

The Company sold the following Notes during the fiscal years 1996 and 1995:


        DATE SOLD                 PAR VALUE             REALIZED GAIN (LOSS)
      -------------             -------------           --------------------
      June 1995                 $  13,000,000               ($     32,073)
      December 1995             $  47,250,000                $  1,235,986
      May 1996                  $  16,550,000                $      1,267
      June 1996                 $  27,000,000               ($     74,766)
                                -------------               --------------
                                $ 103,800,000                $  1,130,414
                                =============               ==============

The remaining Notes acquired by U.S. Global matured during fiscal year 1997 at their aggregate $26,725,000 par amount and the Company made the final payments on the reverse repurchase agreements and the subordinated debenture.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 51
--------------------------------------------------------------------------------


NOTE G. INVESTMENT IN JOINT VENTURE

During the fiscal year 1995, U.S. Global and ML, a Canadian brokerage firm, entered into a joint venture agreement whereby U.S. Global and ML agreed to undertake to offer mutual funds in Canada, primarily through ML's broker network located in Toronto, Montreal, Vancouver, and Victoria. As part of the agreement to enter into a joint venture, U.S. Global issued 120,000 shares of its preferred  stock to ML.  The  estimated  value of the stock  upon  issuance  was
$510,000, which the Company recorded as its investment in the joint venture during the first quarter of fiscal year 1995. In conjunction with this joint venture, United Services Advisors Wealth Management Corp. was incorporated during the third quarter of fiscal year 1995 with a 50 percent ownership to each U.S. Global and ML . The joint venture was renamed United Services Advisors, Canada, Inc. ("USACI") during fiscal year 1996. Also, U.S. Global agreed to incur the initial organization and development costs. During June 1996 the USACI management group acquired a one-third interest in USACI. As a result of this negotiated sale, which diluted U.S. Global's interest from one-half to one-third, delays associated with the joint venture becoming operational, and the Company's reduced expectations of the joint venture's profitability, management reassessed the recoverability of its carrying value in the joint venture. The Company determined that the carrying value should be reduced by $619,500 which decreased the carrying value to reflect the amount of the Company's proportionate one-third share of the underlying equity in net assets of USACI of $255,500 at June 30, 1996.

The joint  venture  became  operational  during  August  1996,  and the Company, utilizing the equity method of accounting, recorded a net loss of $196,535 during fiscal year 1997. In June 1997, the Company sold its remaining interest in USACI for approximately $134,000 to the USACI management group which resulted in a net charge to income of approximately $100,000.


NOTE H. NOTE PAYABLE AND LINE OF CREDIT

The Company has a note payable to a bank which is secured by land, an office building and related improvements. As of June 30, 1998, the balance on the note was $1,216,415. The loan is currently amortizing over a twenty-year period with payments of both principal and interest due monthly based on a fixed rate of
7.75 percent. The current monthly payment is $11,750, and matures July 2001. Under this agreement, the Company must maintain certain financial covenants. Because of events described in Note F, the Company obtained a waiver of the covenants from the bank through June 30, 1995 and subsequently negotiated an amendment to the loan agreement and covenants with the bank to cover periods beyond June 30, 1996. The Company is in compliance with all loan covenants at June 30, 1998. Additionally, the Company has a 36-month note payable secured by a vehicle with payments of both principal and interest of $1,556 due monthly based on a fixed rate of 10.75 percent. As of June 30, 1998, the outstanding balance on the note was $40,708.

Future principal payments to be made over the next five years based on the notes payable outstanding at June 30, 1998, are as follows:

                     FISCAL
                      YEAR                 AMOUNT
                      ----             ------------
                      1999               $   63,525
                      2000                   68,988
                      2001                1,124,611
                Thereafter                        0
                     Total               $1,257,124

During the current fiscal year, the Company renewed a $1 million line of credit ("LOC") under which there was no balance outstanding as of June 30, 1998. This LOC was obtained to provide financing for the working capital needs of the Company and expires in March 1999. Borrowings under the LOC are at a floating interest rate comprising of the Bank One, Texas N.A. Base Rate + 3/4 percent, plus a commitment fee of 15 basis points on the unused portion of the LOC amount. Total commitment fees paid on the unused LOC amounted to $1,033, and $425 for fiscal years 1998, and 1997, respectively.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 52
--------------------------------------------------------------------------------


NOTE I. ANNUITY AND CONTRACTUAL OBLIGATIONS

On February 6, 1989, the Company entered into an agreement with Clark Aylsworth ("Aylsworth") related to his retirement on December 31, 1988. This agreement provided for the payment to Aylsworth of a monthly annuity of $1,500 for the remainder of his life or his wife's life, if he predeceases her. The Company has recorded an obligation related to this agreement.

On December 30, 1990, the Company entered into a non-compete/non-interference agreement, an executory contract, pursuant to which it pays the Aylsworths $4,500 monthly, such amount to continue for the longer of Aylsworth's or his wife's life. The Company determined that the executory contract should be expensed as payments are made. The Company placed cash in escrow to cover the Company's obligation to the Aylsworths if the Company defaults. The escrowed amount decreases $15,000 annually and amounted to $270,000 at June 30, 1998.


NOTE J. BENEFIT PLANS

The Company and its subsidiaries have a contributory profit-sharing plan in which all qualified employees who have completed one year of employment as of June 30 with the Company are included. The amount of the annual contribution, which may not exceed 15 percent of earnings before income taxes, is determined by the Company's board of directors. At June 30, 1998, and June 30, 1997, the Company has accrued $0 and $59,093 for the fiscal years 1998 and 1997 contributions, respectively.

The Company and its subsidiaries also have a savings and investment plan qualified under Section 401(k) of the Internal Revenue Code. The Company makes contributions on behalf of eligible employees to fund this plan. In connection with this 401(k) Plan, participants can voluntarily contribute up to 15 percent of their compensation to this plan, and the Company will match 50 percent of their contribution up to 4 percent. At June 30, 1998, and June 30, 1997, the Company has accrued $38,123 and $50,158, respectively, for this matching contribution.

Additionally, the Company self-funds its employee health care plan. The Company has obtained reinsurance with both a specific and an aggregate stop-loss in the event of catastrophic claims. At June 30, 1998, the Company has accrued an amount representing the Company's estimate of incurred but not reported claims.


NOTE K. SHAREHOLDERS' EQUITY

During June of 1996 the Company reclassified its class A common stock as class C common stock and reclassified its preferred stock as class A common stock with no change in existing rights, privileges, or preferences of each respective class. Class B common stock remains unchanged. The descriptions in this note have been changed to reflect these reclassifications.

In a private placement on October 27, 1989, Frank E. Holmes and the F.E. Holmes Organization, Inc. acquired control of the Company by purchasing for $2,200,000, 550,000 shares of the Company's class C common stock and warrants to acquire an additional 550,000 shares of class C common stock at $4.00 per share. These warrants include a provision for adjustment to the number of warrants and exercise price in the event additional securities are issued at an amount below the exercise price of such outstanding warrants. At June 30, 1994, there were outstanding class C common stock warrants to purchase 586,122 shares at $3.75 per share expiring October 1994. Effective August 11, 1994, such warrants were canceled and new agreements were approved providing for warrants to acquire 586,122 shares of common stock at the August 11, 1994, market price of $4.00 per share expiring October 1999. These warrants were outstanding as of June 30, 1998.

In December 1991, the Company issued to Mr. Holmes options to purchase 400,000 shares of class C common stock at $2.625 per share which equaled or exceeded the fair value of the stock on the date of grant. These options vested six-months after the issuance date and expire on December 6, 2001. During fiscal year 1992, the board of directors approved the issuance of 100,000 shares of class A common stock to F.E. Holmes Organization, Inc. in exchange for 100,000 shares of its class C common stock. At June 30, 1998, Mr. Holmes owned approximately 78 percent of the

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 53
--------------------------------------------------------------------------------


outstanding shares of the Company's class C common stock, which is the only class of the Company's stock having voting rights.

In March 1985, the board of directors adopted an Incentive Stock Option Plan (the "1985 Plan"), amended in November 1989 and December 1991, which provides for the granting of options to purchase 200,000 shares of the Company's class A common stock, at or above fair market value, to certain executives and key salaried employees of the Company and its subsidiaries. Options under the 1985 Plan may be granted for a term of up to five years in the case of employees who own in excess of 10 percent of the total combined voting power of all classes of the Company's stock and up to ten years for other employees. Options issued under the 1985 Plan vest six months from the grant date or 20 percent on the first, second, third, fourth and fifth anniversaries of the grant date. Since adoption of the 1985 plan, options have been granted at prices ranging from $1.50 to $4.50 per share, which equaled or exceeded the fair market value at date of grant. As of June 30, 1998, options covering 88,000 shares have been exercised and options covering 47,500 shares have expired. The 1985 plan expired December 31, 1994; as a consequence, there will be no further option grants under the 1985 plan.

In November 1989, the board of directors adopted the 1989 Non-Qualified Stock Option Plan (the "1989 Plan"), amended in December 1991, which provides for the granting of options to purchase 800,000 shares of the Company's class A common stock to directors, officers and employees of the Company and its subsidiaries. Since adoption of the 1989 Plan, options have been granted at prices ranging from $1.50 to $5.69 per share, which equaled or exceeded the fair market value at date of grant. During fiscal year 1996, options covering 44,700 shares were granted at exercise prices ranging from $2.1875 to $2.625 per share. During fiscal year 1997, options covering 30,000 shares were granted at an exercise price of $2.00 per share. Options issued under the 1989 Plan vest six months from the grant date or 20 percent on the first, second, third, fourth and fifth anniversaries of the grant date. As of June 30, 1998, options covering 393,000 shares have been exercised under this plan and options covering 101,500 shares have expired.

In April  1997,  the board of  directors  adopted the 1997  Non-Qualified  Stock
Option Plan (the "1997 Plan") which provides for the granting of stock appreciation rights ("SARs") and/or options to purchase 200,000 shares of the Company's class A common stock to directors, officers and employees of the Company and its subsidiaries. During the fiscal year 1998, options covering 148,500 shares were granted at exercise prices ranging from $1.82 to $2.00 per share. As of June 30, 1998, options covering 6,000 shares have been exercised under this plan and options covering 500 shares have expired.

On a per share basis, the holders of the class C common stock and the non-voting class A common stock participate equally in dividends as declared by the Company's board of directors, with the exception that any dividends declared must first be paid to the holders of the class A stock to the extent of 5 percent of the Company's after-tax prior year net earnings.

The holders of the class A stock have a liquidation preference equal to the par value of $.05 per share. Certain class C common stock is exchangeable on a one-for-one basis for class A stock.

Stock option transactions under the various stock option plans are summarized below:

                                                   WEIGHTED AVERAGE
                                           -----------------------------------
                                            SHARES              EXERCISE PRICE
                                           ---------            --------------
    Outstanding July 1, 1995               1,041,800                $2.57
    Granted                                   44,700                $2.76
    Canceled                                  25,700                $2.63
    Exercised                                141,500                $2.09
                                          ----------
    Outstanding June 30, 1996                919,300                $2.65

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 54
--------------------------------------------------------------------------------


                                                   WEIGHTED AVERAGE
                                          ------------------------------------
                                            SHARES              EXERCISE PRICE
                                          ----------            --------------
   Granted                                  178,500                   $1.90
   Canceled                                  33,500                   $2.67
   Exercised                                  5,500                   $1.50
                                          ---------
   Outstanding June 30, 1997              1,058,800                   $2.53

   Granted                                        0                   $0.00
   Canceled                                  80,200                   $3.96
   Exercised                                  7,000                   $1.94
                                          ----------
   Outstanding June 30, 1998                971,600                   $2.41
                                          ==========

As of June 30, 1998, 1997, and 1996, exercisable stock totaled 958,580, 1,027,140, and 851,150, shares and had weighted average exercise prices of $2.41, $2.51, $2.59 per share, respectively.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company has not recognized compensation expense for its stock options granted subsequent to December 15, 1994, the effective date of the Statement. Had compensation expense for the Company's stock options granted in fiscal year 1997 and 1996 been determined based on the fair value at the grant dates consistent with the methodology of SFAS 123, such compensation expense, net of tax benefit, would have been $2,567, $134,532 and $25,493 in fiscal years 1998, 1997, and 1996, respectively, and the pro forma net income and income per share would have been as follows:

                                                FISCAL YEAR ENDED JUNE 30,
                                       -----------------------------------------
                                          1998             1997           1996
                                       ---------        ---------      ---------
    Pro forma net income (loss)        ($151,186)        $149,615     $1,961,574
    Pro forma income per share:
    Basic and diluted                     ($0.02)           $0.02          $0.30

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

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value of these options was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                FISCAL YEAR ENDED JUNE 30,
                                       -----------------------------------------
                                          1998             1997           1996
                                   -------------    -------------  -------------
    Expected volatility              0.50 - 0.55      0.50 - 0.55    0.52 - 0.55
    Expected dividend yield                   --               --             --
    Expected life (term)                 8 Years          8 Years        8 Years
    Risk-free interest rate        5.07% - 5.47%    5.07% - 5.47%  5.18% - 5.47%

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 55
--------------------------------------------------------------------------------


Class A and class C common stock options outstanding and exercisable at June 30, 1998, were as follows:

                              OPTIONS OUTSTANDING                                           OPTIONS EXERCISABLE
               -----------------------------------------------------------------          ------------------------
                                          WEIGHTED                      WEIGHTED                          WEIGHTED
                                          AVERAGE                       AVERAGE                           AVERAGE
               DATE OF       OPTION       NUMBER         REMAINING       OPTION              NUMBER        OPTION
                GRANT         PRICE     OUTSTANDING    LIFE IN YEARS     PRICE            EXERCISABLE      PRICE
               --------      ------     -----------    -------------    --------          -----------     -------
1985 Plan      11/07/89       $1.65         35,000           1.35         $1.65              35,000        $1.65
Class A        11/07/89       $1.50         23,000           1.35         $1.50              23,000        $1.50
               09/13/93       $4.25              0            n/a         $4.25                   0        $4.25
               10/05/94       $4.50              0            n/a         $4.50                   0        $4.50
               12/15/94       $2.63         11,000           6.46         $2.63               6,600        $2.63
                              -----         ------           ----         -----              ------        -----

                          $1.50 - $2.63     69,000           2.16         $1.76              64,600        $1.70

1989 Plan      11/07/89       $1.50              0            n/a         $1.50                   0        $1.50
Class A        11/13/89       $2.25         90,000           1.37         $2.25              90,000        $2.25
               12/06/91       $2.63        199,900           3.43         $2.63             199,900        $2.63
               08/24/92       $3.00          5,000           4.15         $3.00               5,000        $3.00
               02/14/94       $5.69              0            n/a         $5.69                   0        $5.69
               05/16/94       $4.75          2,000           0.87         $4.75               1,600        $4.75
               12/15/94       $2.63              0            n/a         $2.63                   0        $2.63
               02/24/95       $3.38              0            n/a         $3.38                   0        $3.38
               09/05/95       $2.63         11,000           7.18         $2.63               4,400        $2.63
               11/07/95       $2.19          2,700           7.35         $2.19               1,080        $2.19
               05/24/96       $3.06         20,000           7.90         $3.06              20,000        $3.06
               06/04/97       $2.00         30,000           8.93         $2.00              30,000        $2.00
                              -----         ------           ----         -----              ------        -----

                          $1.50 - $4.75    360,600          3.76         $2.52             351,980        $2.51

1997 Plan      06/04/97       $1.82         92,000           8.93         $1.82              92,000        $1.82
Class A        06/04/97       $2.00         50,000           8.93         $2.00              50,000        $2.00
                              -----         ------           ----         -----              ------        -----

                          $1.82 - $2.00    142,000          8.93         $1.88             142,000        $1.88

Class C        12/06/91       $2.63        400,000           4.43         $2.63             400,000        $2.63
                              -----        -------           ----         -----             -------        -----

All Plans      11/89
               thru
               06/97       $1.50 - $5.69   971,600           4.27         $2.41             958,580        $2.41
                           =============   =======           ====         =====             =======        =====

During the fiscal years ended June 30, 1998, and June 30, 1997, the Company purchased 29,525 and 141,250 shares of its class A common stock at an average price of $2.30 and $2.39 per share, respectively.

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

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 56
--------------------------------------------------------------------------------


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

As part of the transaction, Mr. Frank E. Holmes, Chairman, President and CEO of the Company, exchanged 72,720 shares of the Company class C common Stock for 164,347 shares of ML common stock. In addition, subject to certain conditions, including obtaining mutual fund shareholder approvals in the future, Mr. Holmes would exchange an additional 177,280 class C common shares for 400,653 shares of ML, and ML would convert its class B shares to class C shares, whereupon ML would own more that 50 percent of the issued and outstanding voting shares of the Company, and Mr. Holmes would then own approximately 3 percent of the total outstanding common shares of ML.

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

In connection with the December 1995 transaction, ML received $2,500,000 cash and 1,000,000 shares of class A stock in exchange for U.S. Global canceling (a) ML's 1,000,000 shares of U.S. Global's class B common shares, (b) a warrant giving ML the right to acquire 1,000,000 shares of U.S. Global's voting class C common stock or class A common stock, (c) ML's option to convert the remaining balance of its subordinated debenture into approximately 648,000 shares of U.S. Global's preferred stock, and (d) other rights under the December 1994 agreements relating to ML's original purchase, including its right to obtain voting control of U.S. Global.

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

As discussed in Note M, certain changes in the Company's ownership may trigger a limitation on the amount of net operating losses ("NOLs") that could be utilized under Section 382 of the Internal Revenue Code. The Company reviewed Section 382 and determined that no change in control/ownership existed upon issuance of the shares and warrants to ML therefore not triggering a Section 382 limitation on the Company's NOLs.


NOTE L. RELATED PARTY TRANSACTIONS

In addition to the Company's receivable from USGIF relating to investment management, transfer agent and other fees (see Note C), the Company had $1,280,321 and $690,543 invested in USGIF money market mutual funds at June 30, 1998, and 1997, respectively. Dividend income earned from these investments in USGIF totaled $98,450, $83,317 and $113,904 for the years ended June 30, 1998, 1997 and 1996, respectively.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 57
--------------------------------------------------------------------------------


Transactions With ML. During fiscal year 1996, U.S. Global and ML closed a transaction covering the issuance of class A common stock ( Note K).

During the year ended June 30, 1996, U.S. Global purchased 7,100 shares of ML common stock through U.S. Global's brokerage account at Marleau, Lemire Securities Inc. ("MLSI"), a subsidiary of ML, increasing U.S. Global's position to 42,219 shares. Prior to fiscal year 1996 year end, U.S. Global sold its entire position of ML common shares.

During fiscal year 1996, the Company purchased 175 put options on Eurodollar futures ("Options") for premiums of $73,938 through Marleau, Lemire Futures which is a division of MLSI. Options were exchange traded and required no cash requirements other than the initial premiums paid. All Options were sold/expired during fiscal year 1996 resulting in realized losses of approximately $50,000. In addition, the Company purchased other securities at an aggregate price of $269,847 through MLSI from July 1995 through December 1995.

During fiscal year 1996, pursuant to agreements with ML (Note K), U.S. Global filed a post-effective amendment to the Registration Statement on Form S-3 covering ML's offering of 120,000 shares of U.S. Global stock filed in fiscal year 1995 and a Registration Statement on Form S-3 covering ML's offering of 1,000,000 shares of U.S. Global stock, which offerings were completed during fiscal year 1996. U.S. Global incurred approximately $21,000 in fiscal year 1996 in costs associated with these offerings.

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

There were additional related party transactions involving ML related to a joint venture to market mutual funds in Canada (see Note G) and the purchase of U.S. Government securities (see Note F).

OTHER TRANSACTIONS. During fiscal year 1998, the Company purchased 4,378 shares for $200,000 of Xtra Music Limited, of which Jerold H. Rubinstein, a director of the Company, has controlling interest. Additionally, during fiscal year 1998, the Company paid Bobby D. Duncan, a director of the Company, approximately $60,000 in consulting fees. During fiscal year 1996, Mr. Jerold Rubinstein, a director of the Company, exercised options covering 25,000 shares at $1.50 per share and 25,000 shares at $2.25 per share. U.S. Global purchased the shares issued from the exercise of Mr. Rubinstein's stock options for $3.375 per share, the market price on the day of exercise, which shares are included in treasury stock as of June 30, 1996. Additionally, during fiscal year 1996, Mr. John Budden, a former director of the Company who resigned during the fiscal year 1996, exercised options covering 25,000 shares at $1.50 per share, 25,000 shares at $2.25 per share and 40,000 shares at $2.625 per share.


NOTE M. INCOME TAXES

The differences in income taxes attributable to continuing operations determined by applying the U.S. federal statutory rate of 34 percent and the Company's effective tax rate are summarized as follows:

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 58
--------------------------------------------------------------------------------

                                                                          YEAR ENDED JUNE 30,
                                                             -------------------------------------------
                                                                 1998           1997            1996
                                                             ------------   ------------    ------------
     Tax expense (benefit) at statutory rate                 $    (63,984)  $    209,483    $  1,020,198
     Exercise of non-qualified stock options
          treated as equity for financial statements                 --           (2,412)        (61,487)
     Non-deductible membership dues                                11,880         13,713          14,112
     Non-deductible meals & entertainment                          31,401         25,419          23,090
     Valuation allowance                                          (31,986)        66,458            --
     Other                                                        (13,118)        19,315          17,604
                                                             ------------   ------------    ------------
                                                             $    (39,571)  $    331,976    $  1,013,517
                                                             ============   ============    ============

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of these temporary differences that give rise to the deferred tax asset are presented below:

                                                                        YEAR ENDED JUNE 30,
                                                             -------------------------------------------
                                                                 1998           1997            1996
                                                             ------------   ------------    ------------
         Book/tax differences in the balance sheet:
              Trading securities                             $     92,577   $     55,917    $       --
              Accumulated depreciation                             93,730         93,113         108,744
              Accrued expenses                                     42,717         47,323          14,800
              Available-for-sale securities                        39,020         91,212            --
              Reduction in carrying value of joint venture           --             --           210,630
              Reduction in cost basis of AFS securities           177,466           --              --
              Annuity obligations                                  52,713         55,053          57,236
              Net unrealized holding gain (affiliated)               --           10,237          76,823
              Net unrealized holding gain                            --             --           294,993
              Affiliated investment                                11,253           --              --
                                                             ------------   ------------    ------------
                                                                  509,476        352,855         763,226
         Tax carryovers:
              Net operating loss ("NOL") carryover                465,143        855,211         957,154
              Contributions carryover                             113,539         57,709          66,459
              Investment credit carryover                            --             --            34,472
              Minimum tax credits                                 115,228        114,270         117,786
                                                             ------------   ------------    ------------
                                                                  693,910      1,027,190       1,175,871
                                                             ------------   ------------    ------------
         Total gross deferred tax asset                         1,203,386      1,380,045       1,939,097
                                                             ------------   ------------    ------------

         Affiliated investment                                       --         (164,038)       (153,032)
         Trading securities                                          --             --           (34,302)
         Available-for-sale securities                               --             --          (294,993)
         Net unrealized holding loss (affiliated)                    --             --              --
         Net unrealized holding loss                                 --          (91,212)           --
                                                             ------------   ------------    ------------
         Total gross deferred tax liability                          --         (255,250)       (482,327)
                                                             ------------   ------------    ------------
         Net deferred tax asset                              $  1,203,386   $  1,124,795    $  1,456,770
                                                             ============   ============    ============

For federal income tax purposes at June 30, 1998, the Company has NOLs of approximately $1.4 million which will expire in fiscal 2010, charitable contribution carryovers of approximately 334,000 expiring 1999-2001, and minimum tax credits of $115,228 with indefinite expirations. If certain changes in the Company's ownership should occur, there could be an annual limitation on the amount of NOLs that could be utilized.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax amount will not be realized. Management included a valuation allowance of $34,472 and $66,458 at June 30, 1998, and 1997, respec-tively, providing for the utilization of charitable contributions and investment tax credit carryovers against future taxable income.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 1998                                          Page 59
--------------------------------------------------------------------------------


NOTE N. LITIGATION ACCRUAL

As discussed in the Company's Form 10-K for fiscal year ended June 30, 1997, Gerald C. Letch sued the Company in June 1994 in state district court in San Antonio, Texas, for breach of contract based upon an alleged oral promise by a Company officer (later deceased) to pay a finder's fee for introducing certain parties to the Company. In November 1995, a judgment was entered in favor of Letch, with total damages aggregating $296,637.

On November 12, 1997, the Fourth Court of Appeals reversed the trial court's finding against the Company. Mr. Letch filed a motion for rehearing, which was subsequently denied by the appellate court. In March 1998, Mr. Letch filed a writ of appeal with the Texas Supreme Court, which was denied. Accordingly, the Company has retired the bond posted in connection with the appeals and received the proceeds from the restricted cash.

The Company accrued approximately $100,000 (management's best estimate of the fees and expenses necessary to fund an appeal) and $300,000 (the approximate amount of the judgment) which were both recorded in the Company's Consolidated Statement of Operations in fiscal year 1996. Since the decision in favor of the Company is final, the Company has reversed the $300,000 accrued for the original judgment, thus positively affecting earnings by reducing general and administra-tive expenses during fiscal year 1998.


NOTE O. EARNINGS PER SHARE

The following table sets forth the computation for basic and diluted earnings per share ("EPS") in accordance with SFAS 128:

                                                                        YEAR ENDED JUNE 30,
                                                             -------------------------------------------
                                                                 1998           1997            1996
                                                             ------------   ------------    ------------
     Basic and diluted net income (loss)                     $   (148,619)  $    284,149    $  1,987,067

     Weighted average number of outstanding shares:
         Basic                                                  6,617,153      6,606,211       6,562,830

     Effect of dilutive securities:
         Employee stock options                                    52,210         58,113          38,244
                                                             ------------   ------------    ------------
        Potential dilutive common shares                           52,210         58,113          38,244
                                                             ------------   ------------    ------------

         Diluted                                                6,669,363      6,664,324       6,601,074
                                                             ------------   ------------    ------------
     Earnings (loss) per share:
         Basic                                               $      (0.02)  $       0.04    $       0.30
                                                             ============   ============    ============
         Diluted                                             $      (0.02)  $       0.04    $       0.30
                                                             ============   ============    ============

For additional disclosures regarding outstanding common stock, employee stock options, and warrants, see Note K.

The diluted EPS calculation excludes the effect of stock options when their exercise prices exceed the average market price for the period. For the years ended June 30, 1998, 1997, and 1996, options for 650,400, 726,100, and 752,600 shares, respectively, were excluded from diluted EPS. Additionally, for the years ended June 30, 1998, 1997, and 1996, there were 586,122 warrants outstanding which were excluded from diluted EPS.