Form 10-K405, Exhibit 13
period 2000-06-30
U S GLOBAL INVESTORS INC
filed 2000-09-28
CIK 754811

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 18 of 47


EXHIBIT 13 -- ANNUAL REPORT

The  Company  has  made  forward-looking  statements  concerning  the  Company's performance, financial condition, and operations in this report. The Company from time to time may also make forward-looking statements in its public filings and press releases. Such forward-looking statements are subject to various known and unknown risks and uncertainties and do not guarantee future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond the Company's control, including (i) the volatile and competitive nature of the investment management industry, (ii) changes in domestic and foreign economic conditions, (iii) the effect of government regulation on the Company's business, and (iv) market, credit, and liquidity risks associated with the Company's investment management activities. Due to such risks, uncertainties, and other factors, the Company cautions each person receiving such forward looking information not to place undue reliance on such statements. All such forward looking statements are current only as of the date on which such statements were made.

This discussion reviews and analyzes the consolidated results of operations for the past three fiscal years and other factors that may affect future financial performance. This discussion should be read in conjunction with the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Selected Financial Data.

                                   THE COMPANY

U.S. Global Investors, Inc., a Texas corporation organized in 1968 (Company or U.S. Global), and its wholly owned subsidiaries are in the mutual fund management business. As part of the mutual fund management business, the Company provides: (1) investment advisory services through the Company or its subsidiaries to institutions (namely, mutual funds) and other persons; (2) transfer agency and record keeping services; (3) mailing services; (4) custodial and administrative services, through its wholly owned trust company and administrator for IRAs and other types of retirement plans; and (5) distribution services, through its wholly owned broker/dealer, to mutual funds advised by the Company. The fees from investment advisory, transfer agent, fund distribution, administrative and custodial services and investment income are the primary sources of the Company's revenue.

The Company is a registered investment adviser under the Investment Advisers Act of 1940 and is principally engaged in the business of providing investment advisory and other services, through the Company or its subsidiaries, to U.S. Global Investors Funds (USGIF) and U.S. Global Accolade Funds (USGAF), both Massachusetts business trusts (collectively, the Trusts or Funds). USGIF and USGAF are investment companies offering shares of eleven and three mutual funds, respectively, on a no-load basis.

The Company organized U.S. Global Investors (Guernsey) Limited (USGG) in August 1993 for the purpose of acting as investment adviser for investment companies whose shares are offered to non-U.S. citizens. USGG has delegated its investment advisory duties to U.S. Global.

In addition to managing USGIF and USGAF, the Company is actively engaged in trading for its proprietary account. Management believes it can more effectively manage the Company's cash position by broadening the types of investments utilized in cash management and continues to believe that such activities are in the best interest of the Company. These activities are reviewed and monitored by Company compliance personnel and various reports are provided to investment advisory clients.

LINES OF BUSINESS

INVESTMENT MANAGEMENT SERVICES

INVESTMENT ADVISORY SERVICES. The Company furnishes an investment program for each of the mutual funds it manages and determines, subject to overall supervision by the boards of trustees of the funds, the funds' investments pursuant to advisory agreements (Advisory Agreements). Consistent with the investment restrictions, objectives and policies of the particular fund, the portfolio team for each fund determines what investments should be purchased, sold and held, and makes changes in the portfolio deemed to be necessary or appropriate. In the Advisory Agreements, the

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 19 of 47


Company is charged with seeking the best overall terms in executing portfolio transactions and selecting brokers or dealers.

The Company also manages, supervises and conducts certain other affairs of the funds, subject to the control of the boards of trustees. It provides office space, facilities and certain business equipment and also provides the services of executive and clerical personnel for administering the affairs of the mutual funds. U.S. Global and its affiliates compensate all personnel, officers, directors and interested trustees of the funds if such persons are also employees of the Company or its affiliates. However, the funds are required to reimburse the Company for a portion of the compensation of the Company's employees who perform certain state and federal securities law regulatory compliance work on behalf of the funds based upon the time spent on such matters. The Company is responsible for costs associated with marketing fund shares to the extent not otherwise covered by any fund distribution plans adopted pursuant to Investment Company Act Rule 12b-1 (12b-1 Plan).

As required by the Investment Company Act of 1940, the Advisory Agreements are subject to annual renewal and are terminable upon 60-day notice. The boards of trustees of USGIF and of USGAF will consider renewal of the applicable agreements in February and March 2001, respectively. Management anticipates that the Advisory Agreements will be renewed.

TRANSFER AGENT AND OTHER SERVICES. The Company's wholly owned subsidiary, United Shareholder Services, Inc. (USSI), is a transfer agent registered under the Securities Exchange Act of 1934 providing transfer agency, lockbox and printing services to investment company clients. The transfer agency utilizes a third-party external system providing the Company's fund shareholder communication network with computer equipment and software designed to meet the operating requirements of a mutual fund transfer agency.

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

The transfer agency agreements provide that USSI will receive, as compensation for services rendered as transfer agent, an annual fee per account, and will be reimbursed out-of-pocket expenses. In connection with obtaining/providing administrative services to the beneficial owners of fund shares through institutions that provide such services and maintain an omnibus account with USSI, each fund pays a monthly fee based on the number of accounts and the value of the shares of the fund held in accounts at the institution, which payment shall not exceed the per account charge on an annual basis.

The transfer agency agreements with USGIF and USGAF are subject to renewal on an annual basis and are terminable upon 60-day notice. The agreements will be considered for renewal by the boards of trustees of USGIF and of USGAF during February and March 2001, respectively, and management anticipates that the agreements will be renewed.

BROKERAGE SERVICES. The Company has registered its wholly owned subsidiary, U.S. Global Brokerage, Inc. (USGB), with the NASD, the Securities and Exchange Commission (SEC), and appropriate state regulatory authorities as a limited-purpose broker/dealer for the purpose of distributing USGIF and USGAF fund shares. Effective September 3, 1998, USGB became the distributor for USGIF and USGAF fund shares. To date, the Company has capitalized USGB with
approximately   $1,132,590  to  cover  the  costs   associated  with  continuing
operations.

MAILING SERVICES. A&B Mailers, Inc., a wholly owned subsidiary of the Company, provides mail-handling services to various entities. A&B Mailers' primary customers include the Company in connection with its efforts to promote the funds and the Company's investment company clients in connection with required mailings.

TRUST COMPANY SERVICES. Security Trust & Financial Company (STFC), a wholly owned state chartered trust company, provides custodial services for IRA and other retirement plans administered by USGA.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 20 of 47


ADMINISTRATIVE SERVICES. Effective January 1, 2000, U.S. Global Administrators, Inc. (USGA), a wholly owned subsidiary of the Company, began providing qualified plan administration services for existing clients. USGA also actively markets 401(k) and other retirement plans.

CORPORATE INVESTMENT

INVESTMENT ACTIVITIES. In addition to mutual fund activity the Company attempts to maximize its cash position by using a diversified venture capital approach to investing. Management invests in early-stage or start-up businesses seeking initial financing and more mature businesses in need of capital for expansion, acquisitions, management buyouts or recapitalization.

EMPLOYEES

As of June 30, 2000, U.S. Global and its subsidiaries employed 78 full-time employees and 4 part-time employees; as of June 30, 1999, it employed 84 full-time employees and 3 part-time employees. The Company considers its relationship with its employees to be excellent.

COMPETITION

The mutual fund industry is highly competitive. Recent reports show there are approximately 8,000 registered open-end investment companies of varying sizes and investment policies whose shares were being offered to the public worldwide. Generally, there are two types of mutual funds: "load" and "no-load." In addition there are both no-load and load funds that have adopted 12b-1 plans authorizing the payment of distribution costs of the funds out of fund assets, such as USGAF. Load funds are typically sold through or sponsored by brokerage firms, and a sales commission is charged on the amount of the investment. No-load funds, such as USGIF's and USGAF's, however, may be purchased directly from the particular mutual fund organization or through a distributor, and no sales commissions are charged.

In addition to competition from other mutual fund managers and investment advisers, the Company and the mutual fund industry are in competition with various investment alternatives offered by insurance companies, banks, securities dealers and other financial institutions. Many of these institutions are able to engage in more liberal advertising than mutual funds and may offer accounts at competitive interest rates, which are insured by federally chartered corporations such as the Federal Deposit Insurance Corporation. Recent regulatory pronouncements related to the Glass-Stegall Act, the statute that has prohibited banks from engaging in various activities, are enabling banks to compete with the Company in a variety of areas.

A number of mutual fund groups are significantly larger than the funds managed by U.S. Global, offer a greater variety of investment objectives and have more experience and greater resources to promote the sale of investments therein. However, the Company believes it has the resources, products and personnel to compete with these other mutual funds. Competition for sales of fund shares is influenced by various factors, including investment objectives and performance, advertising and sales promotional efforts, distribution channels and the types and quality of services offered to fund shareholders.

Success in the investment advisory and mutual fund share distribution businesses is substantially dependent on the funds' investment performance, the quality of services provided to shareholders and the Company's efforts to market fund performance effectively. Sales of fund shares generate management fees (which are based on assets of the funds) and transfer agent fees (which are based on the number of fund accounts).

SUPERVISION AND REGULATION

The Company, USSI, USGB, USGA, and the investment companies it manages and administers operate under certain laws, including federal and state securities laws, governing their organization, registration, operation, legal, financial,

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 21 of 47


and tax status. STFC operates under certain laws, including Texas banking laws, governing its organization, registration, operation, legal, financial and tax status. Among the penalties for violation of the laws and regulations applicable to the Company and its subsidiaries are fines, imprisonment, injunctions, revocation of registration and certain additional administrative sanctions. Any determination that the Company or its management had violated applicable laws and regulations could have a material adverse effect on the business of the Company. Moreover, there is no assurance that changes to existing laws, regulations, or rulings promulgated by governmental entities having jurisdiction over the Company and the funds will not have a material adverse effect on its business.

U.S. Global is a registered investment adviser subject to regulation by the SEC pursuant to the Investment Advisers Act of 1940, the Investment Company Act of 1940 and the Securities Exchange Act of 1934. USSI is also subject to regulation by the SEC under the Securities Exchange Act of 1934. USGB is subject to regulation by the SEC under the 1934 Act and regulation by the NASD, a self-regulatory organization composed of other registered broker/dealers. U.S. Global, USSI and USGB are required to keep and maintain certain reports and records, which must be made available to the SEC upon request. Moreover, the funds managed by the Company are subject to regulation and periodic reporting under the Investment Company Act of 1940 and, with respect to their continuous public offering of shares, the registration provisions of the Securities Act of 1933.

RELATIONSHIPS WITH THE FUNDS

The businesses of the Company are to a very significant degree dependent on their associations and contractual relationships with the Funds. In the event the advisory or transfer agent services agreements with USGIF or USGAF were canceled or not renewed pursuant to the terms thereof, the Company would be substantially adversely affected. U.S. Global, USSI and STFC consider their relationships with the Funds to be good, and they have no reason to believe that their management and service contracts will not be renewed in the future; however, there is no assurance that the Trusts will choose to continue their relationships with the Company, USSI, and STFC.

                              ANNUAL STATUS REPORT

BUSINESS SEGMENTS

U.S. Global Investors, Inc. (Company), with principal operations located in San Antonio, Texas, manages two business segments: (1) the Company offers a broad range of investment management products and services to meet the needs of individual and institutional investors, and (2) the Company invests for its own account in an effort to add growth and value to its cash position.

The Company generates substantially all its operating revenues from the investment management of products and services for the U.S. Global Investors Funds (USGIF) and U.S. Global Accolade Funds (USGAF). Notwithstanding that the Company generates the majority of its revenues from this segment, the Company holds a significant amount of its total assets in investments. As of June 30, 2000, the Company held approximately $2.6 million in investments, comprising 28% of its total assets. The following is a brief discussion of the Company's two business segments.

INVESTMENT MANAGEMENT PRODUCTS AND SERVICES

As noted above, the Company generates substantially all of its revenues from managing and servicing USGIF and USGAF. These revenues are largely dependent on the total value and composition of assets under its management. Fluctuations in the markets and investor sentiment directly impact the funds' asset levels, thereby, affecting income and results of operations. During fiscal year 2000, total average assets under management increased slightly, 0.8%, to $1.4 billion primarily as a result of market appreciation and shareholder purchases into the Bonnel Growth Fund.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 22 of 47


AVERAGE ASSETS UNDER MANAGEMENT

   (DOLLARS IN MILLIONS)   2000    1999    % CHANGE    1999     1998   % CHANGE
   --------------------   ------  ------  ---------   ------   ------  --------
   USGIF - Money          $  928  $  979    (5.2)%    $  979   $  919     6.5%
           Market
   USGIF - Other             234     280   (16.4)        280      371   (24.5)
   USGIF - Total           1,162   1,259    (7.7)      1,259    1,290    (2.4)

   USGAF                     238     130    83.1         130      146   (11.0)
                          ------  ------    ----      ------   ------   ----
   Total                  $1,400  $1,389     0.8%     $1,389   $1,436   (3.3)%

INVESTMENT ACTIVITIES

Management believes it can more effectively manage the Company's cash position by broadening the types of investments used in cash management. Management attempts to maximize the Company's cash position by using a diversified venture capital approach to investing. Strategically, management invests in early-stage or start-up businesses seeking initial financing and more mature businesses in need of capital for expansion, acquisitions, management buyouts or recapitalization.

As of June 30, 2000 and 1999, the Company held approximately $2.6 and $1.3 million, respectively, in investments other than USGIF money market mutual fund shares. In fiscal year 2000, the Company received $701,000 in trading and available-for-sale securities in liquidation of its investment in the U.S. Global Strategies Fund Limited (Guernsey Fund), an offshore fund managed by the Company . Investment income from these investments includes realized gains and losses, unrealized gains and losses on trading securities, and dividend and interest income. This source of revenue does not remain at a consistent level and is dependent on market fluctuations, the Company's ability to participate in investment opportunities, and timing of transactions. For fiscal years 2000, 1999, and 1998, the Company had realized gains (losses) of approximately $550,000, $238,000, and ($349,000), respectively. The Company expects that gains (losses) will continue to fluctuate in the future; fluctuations in the market value of the Company's investments will affect the amounts of such gains or losses.

CONSOLIDATED RESULTS OF OPERATIONS

The following is a discussion of the consolidated results of operations of the Company and a more detailed discussion of the Company's revenues and expenses.

                                    2000      1999        % CHANGE           1999      1998       % CHANGE
                                   ------   --------      --------         --------   ------     ----------
Net Income (Loss)
  (in thousands)                   $  496   $(1,852)       126.8%          $(1,852)   $ (149)    (1,143.0)%
Net Income (Loss)
  Per Share:
     Basic and Diluted             $ 0.07   $ (0.28)       125.0%          $ (0.28)   $ (0.02)   (1,300.0)%
Weighted average shares
  outstanding (in thousands):
     Basic                          7,408     6,562                          6,562      6,617

     Diluted                        7,411     6,564                          6,564      6,669

YEAR ENDED JUNE 30, 2000, COMPARED WITH YEAR ENDED JUNE 30, 1999

The Company posted net after-tax income of $496,000 ($0.07 income per share) for the year ended June 30, 2000, compared with a net after-tax loss of $1.9 million ($0.28 loss per share) for the year ended June 30, 1999. The increase in net income for 2000 was principally due to an increase in net advisory fees. These increases were partially offset by decreases in transfer agent fees. Additionally, an equity interest in the net losses of the Guernsey Fund of $743,041 for the year ended June 30, 1999, had reversed into a gain of $51,739 at the time of the Guernsey Fund's liquidation in September 1999.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 23 of 47


YEAR ENDED JUNE 30, 1999, COMPARED WITH YEAR ENDED JUNE 30, 1998

The Company posted net after-tax loss of $1.9 million ($0.28 per share) for fiscal year 1999, compared with a net after- tax loss of $149,000 ($0.02 per share) for fiscal year 1998. The decrease in net income for 1999 was primarily due to a 14% decrease in net investment advisory fees and the elimination of fund accounting fees. In 1997, the Company decided to outsource such services to Brown Brothers Harriman & Co. (BBH), the conversion was completed during the second quarter of fiscal year 1998. The Company has foregone accounting fee revenue associated with this function and also has reduced direct costs for personnel and equipment related to the fund accounting function. The decrease in investment advisory fees was primarily the result of a decline in the net assets of high-margin, gold-related funds.

REVENUES

(DOLLARS IN THOUSANDS)    2000     1999   % CHANGE   1999     1998     % CHANGE
---------------------   -------   ------  --------  ------   -------   --------
Investment advisory
  fees:
USGIF - Money Market    $ 2,438   $1,825    33.6%   $1,825   $ 1,416      28.9%
USGIF - Other             1,666    2,037   (18.2)    2,037     3,066     (33.6)
                        -------   ------  ------    ------   -------    ------
USGIF - Total             4,104    3,862     6.3     3,862     4,482     (13.8)
USGAF                     2,393    1,319    81.4     1,319     1,423      (7.3)
Other                         9       42   (78.6)       42       168     (75.0)
                        -------   ------  ------    ------   -------    ------
Total investment
  advisory fees         $ 6,506   $5,223    24.5%   $5,223   $ 6,073    (14.0)%

Transfer agent fees       2,934    3,341  (12.2)%    3,341     3,446     (3.0)%
Custodial and
  administrative fees       484      465     4.3%      465       441       5.4%
Mailing services fees       368      293    25.6%      293       306     (4.3)%
Accounting fees               0        0     0.0%        0       318   (100.0)%
Investment income           556      352    58.0%      352      (419)    184.0%
Other revenues               65       65     0.0%       65        30     116.7%
                        -------   ------  ------    ------   -------    ------
Total                   $10,913   $9,739    12.1%   $9,739   $10,195     (4.5)%
                        =======   ======  =======   ======   =======    ======

INVESTMENT ADVISORY FEES

Investment advisory fees, the largest component of the Company's revenues, are calculated as a percentage ranging from 0.375% to 1.25% of average net assets and are paid monthly. The Company has agreed to waive its fee revenues and/or pay expenses for certain USGIF funds for purposes of enhancing the funds' competitive market positions. The aggregate amount of fees waived and expenses born by the Company totaled $2,125,773, $3,052,054, and $3,484,595 in 2000,
1999, and 1998, respectively. The Company expects to continue to waive fees and/or pay for fund expenses if market and economic conditions warrant. However, subject to the Company's commitment to certain funds with respect to fee waivers and expense limitations, the Company may reduce the amount of fund expenses it is bearing.

Net investment advisory fees are also affected by changes in the amounts of assets under management, including market appreciation or depreciation, the addition of new client accounts or client contributions of additional assets to existing accounts, withdrawals of assets from and termination of client accounts, exchanges of assets between accounts or products with different fee structures, and the amount of fees voluntarily reimbursed.

The increase in net advisory fees in fiscal year 2000 of approximately $1.3 million, or 24.5%, over fiscal year 1999 was largely due to market appreciation and shareholder purchases in the Bonnel Growth Fund. In addition, net advisory fees of the U.S. Government Securities Savings Fund increased 83.4% over fiscal year 1999, because the Company waived $839,000 less in fees than in fiscal year 1999.

The decrease in net advisory fees in fiscal year 1999 of approximately $850,000, or 14.0%, over fiscal year 1998 was due, for the most part, to decreases in the net assets of high-margin, gold-related funds of approximately 37.1%.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 24 of 47


TRANSFER AGENT FEES

United Shareholder Services, Inc., a wholly owned subsidiary of the Company, provides transfer agency, lockbox and printing services for the Company clients. The Company receives, as compensation for services rendered as transfer agent, an annual fee per account, and is reimbursed for out-of-pocket expenses associated with processing shareholder information. Transfer agent fees are therefore affected by the number of client accounts.

The decrease in fees in fiscal year 2000 is a result in a decrease in client accounts to 107,450 from 116,831 in fiscal year 1999. The decrease in fees in fiscal year 1999 is also a result of a decrease in client accounts to 116,831 from 117,363 in fiscal year 1998. Management believes investors are shifting from direct investment in the funds to omnibus accounts through mutual fund trading facilities offered by broker/dealers such as Charles Schwab and Fidelity.

CUSTODIAL AND ADMINISTRATIVE FEES

Security Trust & Financial Company (STFC), a wholly owned state chartered trust company, provides custodial and/or trustee services for IRAs and other retirement plans administered by the Company. The custodial fees are generally paid to STFC at calendar year-end upon separate invoice to the customer, not the funds. Effective January 1, 2000, U.S. Global Administrators, Inc. (USGA), a wholly owned subsidiary of the Company, began providing qualified plan administration and record keeping services for existing 401(k) clients, which services were previously offered by STFC. The administrative fees are paid to USGA on a quarterly basis by its clients. USGA also actively markets 401(k) and other retirement plans.

Custodial and administrative fees increased approximately $20,000, or 4.3%, in fiscal year 2000. This slight increase was due primarily to growth in the underlying plans. The custodial and administrative fees increase of approximately $24,000, or 5.4%, in fiscal year 1999 over fiscal year 1998 was also due to the growth in existing client plans.

MAILING SERVICES

A&B Mailers, Inc., a wholly owned subsidiary of the Company, provides mail handling services to various entities. A&B Mailers' primary customers include the Company in connection with its efforts to promote the funds. Each service is priced separately.

Mailing service fees increased approximately $75,000, or 25.6%, in fiscal year 2000. This increase was due primarily to increased mailings for USGIF and USGAF. There was a slight decrease in mailing service fees of approximately $13,000, or 4.3%, in fiscal year 1999 from fiscal year 1998.

ACCOUNTING FEES

United Shareholder Services Inc. formerly maintained the books and records of each trust and of each fund of each trust, including calculations of the daily net asset value per share. In 1997, the Company decided to outsource such services to Brown Brothers Harriman & Co. (BBH). The conversion was completed during the second quarter of fiscal year 1998. The Company has foregone accounting fee revenue associated with this function and also has reduced direct costs for personnel and equipment related to providing fund accounting services. For the years ended June 30, 2000, 1999, and 1998, bookkeeping and accounting fees net of waivers were $0, $0, and $318,000, respectively.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 25 of 47


EXPENSES

(DOLLARS IN THOUSANDS)    2000     1999   % CHANGE    1999     1998    % CHANGE
---------------------   -------   ------  --------   ------   -------  --------
Employee compensation/
  benefits              $ 4,767   $ 5,125   (7.0)%  $ 5,125   $ 4,611     11.1%
General and
  administrative          4,525     4,061    11.4%    4,061     3,664     10.8%
Marketing and
  distribution              695       860  (19.2)%      860     1,179   (27.1)%
Depreciation and
  amortization              395       493  (19.7)%      493       457      7.7%
Interest and finance        113       127  (11.3)%      127       123      3.6%
Total                   $10,495   $10,666   (1.6)%  $10,666   $10,034      6.3%

EMPLOYEE COMPENSATION AND BENEFITS

Employee compensation and benefits decreased in fiscal year 2000 over fiscal year 1999 by approximately $358,000, or 7.0%, due to the reduction of personnel resulting from the introduction of new technology and improved processes. Employee compensation and benefits increased approximately $514,000, or 11.1% , in fiscal year 1999 over 1998 due primarily to the company filling certain key positions in the investment management and legal departments. The Company expects that employee compensation expenses for fiscal year 2001 will approximate fiscal year 2000 levels.

GENERAL AND ADMINISTRATIVE

General and administrative expenses increased by approximately $464,000, or 11.4%, in fiscal year 2000 over fiscal year 1999 largely due to (1) an increase in sub-advisory fees paid for management of the Bonnel Growth Fund and additional fees paid to mutual fund supermarkets due to the asset growth of the fund, and (2) an increase in education and training expenses for company personnel. General and administrative expenses increased by approximately $397,000, or 10.8%, in fiscal year 1999 over fiscal year 1998. This increase was due the reversal of approximately $750,000 in accrued legal expenses in 1998 due to the successful appeal of an adverse judgment against the Company from a lawsuit brought against the Company in 1994. This was a singular event, which was not repeated in 1999. This difference between years was partially offset by a decrease in fee waivers/expense reimbursements on behalf of USGIF and USGAF in fiscal year 1999 from fiscal year 1998.

MARKETING AND DISTRIBUTION

Fiscal year 2000 marketing and distribution expenses decreased by approximately $165,000, or 19.2%, over fiscal year 1999. The net decrease was due to a shift in marketing efforts to funds whereby expenditures are reimbursed via a 12b-1 arrangement. Fiscal year 1999 marketing and distribution expenses decreased by approximately $319,000, or 27.1%, over fiscal year 1998 primarily due to lower prospectus printing and mailing costs. The Company expects that marketing and distribution expenses for fiscal year 2001 will approximate fiscal year 2000 levels.

DEPRECIATION AND AMORTIZATION

Depreciation expenses decreased by approximately $98,000, or 19.7%, in fiscal year 2000 from fiscal year 1999 due to certain assets becoming fully depreciated. Depreciation expense increased by $36,000, or 7.7%, in fiscal year 1999 over fiscal year 1998, primarily due to depreciation expense on computer equipment placed into service during 1999.

INTEREST AND FINANCE

Interest and finance charges are incurred primarily from a note payable on the Company's building. The decrease in interest expense of $14,000, or 11.3%, in fiscal year 2000 from fiscal year 1999 was largely due to the amortization of the note payable. Interest and finance charges increased by $4,000, or 3.6%, in fiscal year 1999 over fiscal year 1998.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 26 of 47


INCOME TAXES

Provisions for income taxes include deferred taxes for temporary differences in the bases of assets and liabilities for financial and tax purposes, resulting from the use of the liability method of accounting for income taxes. For federal income tax purposes at June 30, 2000, the Company has net operating losses
(NOLs) of approximately $1.4 million, which will expire in fiscal 2007 and 2010, charitable contribution carryovers of approximately $193,000 expiring between 2000 and 2001, and alternative minimum tax credits of $132,128 with indefinite expirations. Certain changes in the Company's ownership may result in a limitation on the amount of NOLs that could be utilized under Section 382 of the Internal Revenue Code. If certain changes in the Company's ownership occur subsequent to June 30, 2000, there could be an annual limitation on the amount of NOLs that could be utilized.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax amount will not be realized. As such, management has included a valuation allowance of approximately $293,000 at June 30, 2000, providing for the utilization of NOLs, charitable contributions, and investment tax credits against future taxable income.

LIQUIDITY AND CAPITAL STRUCTURE

LIQUIDITY

At year end, the Company had net working capital (current assets minus current liabilities) of approximately $3.1 million and a current ratio of 3.2 to 1. With approximately $1.4 million in cash and cash equivalents and almost $2.6 million in marketable securities, the Company has adequate liquidity to meet its current debt obligations. Total shareholders' equity was approximately $6.5 million, with cash, cash equivalents, and marketable securities comprising 43.2% of total assets. With the exception of operating expenses, the Company's only material commitment is the mortgage on its corporate headquarters (a long-term debt). The Company's cash flow is expected to be sufficient to cover current expenses, including debt service.

The investment advisory and related contracts between the Company and USGIF and USGAF will expire on February 28, 2001, and March 8, 2001, respectively. Management anticipates the trustees of both USGIF and USGAF will renew the contracts.

Management believes current cash reserves, and financing obtained and/or available, and cash flow from operations will be sufficient to meet foreseeable cash needs or capital necessary for the above-mentioned activities and allow the Company to take advantage of investment opportunities whenever available.

CAPITAL STRUCTURE

The Company has three classes of common equity - class A, class B, and class C common stock, par value $0.05 per share. There is no established public trading market for the Company's class B and class C common stock. The Company's class A common stock is traded over-the-counter and is quoted daily under the Nasdaq Small Cap Issues.

Trades are reported under the symbol "GROW."

The Company's current capital structure, as of September 19, 2000, includes 6,299,474 shares of class A common stock issued and 6,034,794 shares of class A common stock issued and outstanding; no shares of class B common stock issued and outstanding; and 1,496,800 shares of class C common stock issued and outstanding.

MARKET RISK DISCLOSURES

The Company's balance sheet includes assets whose fair value is subject to market risks. Due to the Company's investments in equity securities, equity price fluctuations represent a market risk factor affecting the Company's consolidated financial position. The carrying values of investments subject to equity price risks are based on quoted

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 27 of 47


market prices or management's estimate of fair value as of the balance sheet date. Market prices fluctuate and the amount realized in the subsequent sale of an investment may differ significantly from the reported market value. Company compliance personnel review the Company's investment activities and periodically report certain information to investment advisory clients.

The table below summarizes the Company's equity price risks as of June 30, 2000, and shows the effects of a hypothetical 25% increase and a 25% decrease in market prices.

                                                    ESTIMATED
                                                    FAIR VALUE
                                                      AFTER         INCREASE
                                    HYPOTHETICAL   HYPOTHETICAL   (DECREASE) IN
                    FAIR VALUE AT   PERCENTAGE       PRICE        SHAREHOLDERS'
                    JUNE 30, 2000     CHANGE         CHANGE          EQUITY
                    -------------  ------------    ------------   --------------
Trading Securities   $1,424,120    25% increase    $1,780,150       $ 234,980
                                   25% decrease    $1,068,090       $(234,980)

Available-for-sale   $1,159,042    25% increase    $1,448,803       $ 191,242
                                   25% decrease    $  869,282       $(191,242)

The selected hypothetical change does not reflect what could be considered best- or worst-case scenarios. Results could be much worse due to both the nature of equity markets and the concentration of the Company's investment portfolio.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 28 of 47


SELECTED FINANCIAL DATA

The following selected financial data is qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, contained in this Annual Report. The selected financial data as of June 30, 1996, through June 30, 1997, and the years then ended is derived from the Company's Consolidated Financial Statements, which were audited by other auditors. The selected financial data as of June 30, 1998, through June 30, 2000, and the years then ended is derived from the Company's Consolidated Financial Statements, which were audited by Ernst & Young LLP, independent accountants.

                                                                   YEAR ENDED JUNE 30,
                                      ---------------------------------------------------------------------------
SELECTED EARNINGS DATA                    2000           1999            1998            1997             1996
                                      -----------    -----------     -----------     -----------      -----------
Revenues                              $10,912,764    $ 9,739,180     $10,195,349     $14,009,131(2)   $20,214,546(2)

Expenses                               10,495,271     10,665,616      10,034,397      13,329,439       17,261,592
                                      -----------    -----------     -----------     -----------      -----------
Income (loss) before minority
interest, equity interest, and
income taxes                              417,493       (926,436)        160,952        679,6922        2,952,954(2)

Income tax (benefit) expense              (26,526)       183,329         (39,571)        331,976        1,013,517

Minority interest                              --             --              --              --          (55,098)

Equity in net loss of joint venture            --             --              --        (196,535)              --

Equity in income (loss) of affiliate       51,739       (743,041)       (349,142)       132,9682         102,7282

Net income (loss)                         495,758     (1,852,806)       (148,619)        284,149        1,987,067

Basic income (loss) per share                0.07          (0.28)          (0.02)           0.04             0.30

Working capital                         3,138,009      2,441,109       3,719,539       2,440,198        1,316,006(1)

Total assets                            9,118,624      8,328,138      10,308,957      10,712,775       39,307,196

Long-term obligations                   1,197,961      1,255,724       1,330,638       1,359,308        1,410,479

Shareholders' equity                    6,484,486      5,912,238       7,941,859       7,966,407        8,544,072

------------------------
(1)  Working  capital  includes  amounts  due to  broker/dealers  under  reverse repurchase  agreements  related to the  Company's  purchase of certain U.S.
     Government  securities but does not include the securities  collateralizing the obligations.

(2) Amounts included in revenues for fiscal years 1997 and 1996 include gains on changes of interest in affiliate of $10,490 and $555,905, respectively.
     The gains (losses) for fiscal years 1999 and 1998 of $97,744 and ($17,146), respectively, are included in equity in income (loss) of affiliate.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 29 of 47


                              FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of U. S. Global Investors, Inc.

We have audited the accompanying consolidated balance sheets of U.S. Global Investors, Inc. and Subsidiaries (Company) as of June 30, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the 1998 financial statements of U.S. Global Investors (Guernsey) Limited, a wholly owned subsidiary, which statements reflect a loss of $432,453 for the year ended June 30, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for U.S. Global Investors (Guernsey) Limited, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Global Investors, Inc. and Subsidiaries at June 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP


Ernst & Young LLP
San Antonio, Texas
September 22, 2000

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 30 of 47


AUDITORS' REPORT TO THE MEMBERS OF U.S. GLOBAL INVESTORS (GUERNSEY) LIMITED


We have audited the financial statements on page 4 to 10 of U.S. Global Investors (Guernsey) Limited.

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

Opinion

In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 30th of June, 1998 and of its net revenue for the year then ended and have been properly prepared in accordance with the Companies (Guernsey) Law, 1994.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers,
Chartered Accountants,
P.O. Box 321,
National Westminster House,
Le Truchot,
St Peter Port,
Guernsey, GY1 4ND
Channel Islands.

Date: 28th September, 1998

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 31 of 47


CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                             JUNE 30,
                                                 ------------------------------
                                                     2000              1999
                                                 ------------      ------------
CURRENT ASSETS
    Cash and cash equivalents                    $  1,356,903      $  1,025,247
    Trading securities, at fair value               1,424,120           884,837
    Receivables:
       Mutual funds                                   779,809           794,562
       Other                                          447,548           370,582
    Prepaid expenses                                  350,729           384,506
    Deferred tax asset                                215,077           141,551
                                                 ------------      ------------
         TOTAL CURRENT ASSETS                       4,574,186         3,601,285
                                                 ------------      ------------

NET PROPERTY AND EQUIPMENT                          2,278,744         2,426,592
                                                 ------------      ------------
OTHER ASSETS
    Restricted investments                            240,000           255,000
    Long-term deferred tax asset                      836,056           878,091
    Investment securities
      available-for-sale,
      at fair value                                 1,159,042           370,840
    Equity investment in affiliate                       --             749,739
    Other                                              30,596            46,591
                                                 ------------      ------------
           TOTAL OTHER ASSETS                       2,265,694         2,300,261
                                                 ------------      ------------
TOTAL ASSETS                                     $  9,118,624      $  8,328,138
                                                 ============      ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                             $    498,632      $    346,504
    Accrued compensation and
      related costs                                   298,826           274,667
    Current portion of notes
      payable                                          68,257            68,988
    Current portion of annuity
      and contractual obligation                        8,487            18,000
    Other accrued expenses                            561,975           452,017
                                                 ------------      ------------
       Total Current Liabilities                    1,436,177         1,160,176
                                                 ------------      ------------
NON-CURRENT LIABILITIES
    Notes payable - net of
      current portion                               1,066,705         1,126,066
    Annuity and contractual
      obligations                                     131,256           129,658
                                                 ------------      ------------
       TOTAL NON-CURRENT LIABILITIES                1,197,961         1,255,724
                                                 ------------      ------------
    TOTAL LIABILITIES                               2,634,138         2,415,900
                                                 ------------      ------------
SHAREHOLDERS' EQUITY
    Common stock (class A)--
       $0.05 par value; non-voting;
       authorized, 7,000,000
       shares                                         314,974           314,974
    Common stock (class C)
       (formerly class A)--
       $.05 par value;
       authorized 1,750,000
       shares                                          74,840            24,840
    Additional paid-in-capital                     10,578,419        10,586,628
    Treasury stock, class A
      shares at cost; 282,350
      and 288,029 shares at
      June 30, 2000 and 1999,
      respectively                                   (637,298)         (648,830)
    Accumulated other
      comprehensive loss                              (51,771)          (74,938)
    Accumulated deficit                            (3,794,678)       (4,290,436)
                                                 ------------      ------------
       TOTAL SHAREHOLDERS' EQUITY                   6,484,486         5,912,238
                                                 ------------      ------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                           $  9,118,624      $  8,328,138
                                                 ============      ============

         The accompanying notes are an integral part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 32 of 47


CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                YEAR ENDED JUNE 30,
                                   --------------------------------------------
                                       2000             1999           1998
                                   ------------    ------------    ------------
REVENUE
    Investment advisory fees       $  6,505,552    $  5,223,405    $  6,073,005
    Transfer agent fees               2,933,855       3,340,528       3,445,681
    Custodial and
      administrative fees               484,441         464,666         440,884
    Investment income (loss)            556,165         352,204        (419,096)
    Other                               432,751         358,377         654,875
                                   ------------    ------------    ------------
                                     10,912,764       9,739,180      10,195,349
                                   ------------    ------------    ------------
EXPENSES
    General and administrative        9,987,166      10,046,087       9,454,481
    Depreciation and
      amortization                      395,452         492,581         457,386
    Interest expense                    112,653         126,948         122,530
                                   ------------    ------------    ------------
                                     10,495,271      10,665,616      10,034,397
                                   ------------    ------------    ------------

INCOME (LOSS) BEFORE EQUITY
  INTEREST AND INCOME TAXES             417,493        (926,436)        160,952
                                   ------------    ------------    ------------

EQUITY IN NET INCOME (LOSS)
  OF AFFILIATE                           51,739        (743,041)       (349,142)
                                   ------------    ------------    ------------

INCOME (LOSS) BEFORE INCOME
  TAXES                                 469,232      (1,669,477)       (188,190)

PROVISION FOR FEDERAL INCOME
  TAXES
    Tax (Benefit) Expense               (26,526         183,329         (39,571)
                                   ------------    ------------    ------------

NET INCOME (LOSS)                       495,758      (1,852,806)       (148,619)

Other comprehensive income
  (loss), net of tax:
    Unrealized gains (losses)
      on available-for-sale
      securities                         23,167             806          81,441
                                   ------------    ------------    ------------

COMPREHENSIVE INCOME (LOSS)        $    518,925    $ (1,852,000)   $    (67,178)
                                   ============    ============    ============

BASIC AND DILUTED NET INCOME
  (LOSS) PER SHARE:                $       0.07    $      (0.28)   $      (0.02)
                                   ============    ============    ============


         The accompanying notes are an integral part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 33 of 47


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                          ACCUMULATED
                                  COMMON        COMMON      ADDITIONAL                                       OTHER
                                  STOCK         STOCK        PAID-IN        ACCUMULATED      TREASURY     COMPREHENSIVE
                                (CLASS A)     (CLASS C)      CAPITAL          DEFICIT         STOCK      INCOME (LOSS)     TOTAL
                                ---------     ---------    ------------     -----------     ---------    -------------  -----------
Balance at June 30, 1997
(6,277,074 shares of Class A;
562,200 shares of Class C)      $ 311,354     $ 28,110     $ 10,587,909     ($2,289,011)    ($514,770)    ($157,185)    $ 7,966,407

Purchase of 29,525 shares of
Common Stock (Class A)               --           --               --              --         (67,856)         --           (67,856)

Reissuance of 32,972 shares of
Common Stock (Class A)               --           --             (8,271)           --         106,337          --            98,066

Exercise of 7,000 Stock Options       350         --             12,070            --            --            --            12,420

Conversion of 63,370 shares
of Common stock (Class C) to
Common Stock (Class A)3,268        (3,268)        --               --              --            --            --              --

Unrealized gain (loss) on
securities available-for-sale
(net of tax)                         --           --               --              --            --         152,544         152,544

Equity in unrealized gain (loss)
on available-for-sale securities
of affiliated company (net
of tax)                              --           --               --              --            --         (71,103)        (71,103)

Net Loss                             --           --               --          (148,619)         --            --          (148,619)
                                ---------     --------     ------------     -----------     ---------     ---------     -----------

Balance at June 30, 1998
(6,299,444 shares of Class A;
496,830 shares of Class C)        314,972       24,842       10,591,708      (2,437,630)     (476,289)      (75,744)      7,941,859

Purchase of 133,685 shares of
Common Stock (Class A)               --           --               --              --        (230,113)         --          (230,113)

Reissuance of 28,892 shares of
Common Stock (Class A)               --           --             (5,080)           --          57,572          --            52,492

Conversion of 30 shares of
Common stock (Class C) to
Common Stock (Class A)                  2           (2)            --              --            --            --              --

Unrealized gain (loss) on
securities available-for-sale
(net of tax)                         --           --               --              --            --             806             806

Net Loss                             --           --               --        (1,852,806)         --            --        (1,852,806)
                                ---------     --------     ------------     -----------     ---------     ---------     -----------

Balance at June 30, 1999
(6,299,474 shares of Class A;
496,800 shares of Class C)        314,974       24,840       10,586,628      (4,290,436)     (648,830)      (74,938)      5,912,238

Purchase of 25,375 shares of
Common Stock (Class A)               --           --               --              --         (43,862)         --           (43,862)

Reissuance of 31, 054 shares
of Common Stock (Class A)            --           --             (8,209)           --          55,394          --            47,185

Issuance of 1,000,000 shares
of Common Stock (Class C) to
Frank Holmes as deferred
compensation                         --         50,000          (50,000)           --            --            --              --

Recognition of current year
portion of deferred
compensation                         --           --             50,000            --            --            --            50,000

Unrealized gain (loss) on
securities available-for-sale
(net of tax)                         --           --               --              --            --          23,167          23,167

Net Income                           --           --               --           495,758          --            --           495,758
                                ---------     --------     ------------     -----------     ---------     ---------     -----------

Balance at June 30, 2000
(6,299,474 shares of Class A;
1,496,800 shares of Class C)    $ 314,974     $ 74,840     $ 10,578,419     ($3,794,678)    ($637,298)    ($ 51,771)    $ 6,484,486
                                =========     ========     ============     ===========     =========     =========     ===========

         The accompanying notes are an integral part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 34 of 47


CONSOLIDATED STATEMENTS OF CASH FLOW

                                                YEAR ENDED JUNE 30,
                                  --------------------------------------------
                                      2000            1999            1998
                                  ------------    ------------    ------------
CASH FLOW FROM OPERATING
  ACTIVITIES:
     Net income (loss)            $    495,758    $ (1,852,806)   $   (148,619)
     Adjustments to reconcile
       net income (loss) to
       net cash provided by
       operating activities:
          Depreciation and
            amortization               395,452         492,581         457,386
          Net (gain) loss on
            sales of securities       (550,000)       (238,394)        348,579
          Gain on disposal of
            equipment                   (5,752)           --            (1,266)
          (Gain) loss on
            changes of interest
            in affiliate                  --           (97,744)         17,146
          Provision for
            deferred taxes             (26,526)        183,329         (39,571)
     Changes in assets and
       liabilities, impacting
       cash from operations:
          Restricted investments        15,000          16,166         371,362
          Accounts receivable          (62,213)        913,527         172,223
          Prepaid expenses and
            other                       31,134         938,405         579,710
          Trading securities           676,746         377,260         (41,271)
          Accounts payable and
            accrued expenses           286,245         118,253        (360,564)
                                  ------------    ------------    ------------
          Total adjustments            760,086       2,703,383       1,503,734
                                  ------------    ------------    ------------

NET CASH PROVIDED BY OPERATIONS      1,255,844         850,577       1,355,115
                                  ------------    ------------    ------------

CASH FLOW FROM INVESTING
  ACTIVITIES:
     Purchase of furniture
       and equipment                  (258,644)       (323,069)       (469,633)
     Proceeds on disposal of
       equipment                        16,792            --             1,240
     Purchase of available-
       for-sale securities            (717,652)        (97,056)       (383,630)
     Redemption (investment)
       in equity affiliate             100,000        (550,000)           --
     Proceeds on sale of
       available-for-sale
       securities                         --              --           212,830
                                  ------------    ------------    ------------
NET CASH USED IN INVESTING
  ACTIVITIES                          (859,504)       (970,125)       (639,193)
                                  ------------    ------------    ------------

CASH FLOW FROM FINANCING
  ACTIVITIES:
     Payments on annuity                (7,915)         (7,381)         (6,883)
     Payments on note payable
       to bank                         (60,092)        (62,070)        (50,762)
     Principal payments on
       capital lease obligation           --              --            (8,660)
     Proceeds from issuance
       or exercise of stock,
       warrants, and options            47,185          52,491          87,985
     Purchase of treasury stock        (43,862)       (230,112)        (67,856)
                                  ------------    ------------    ------------
NET CASH USED IN FINANCING
  ACTIVITIES                           (64,684)       (247,072)        (46,176)
                                  ------------    ------------    ------------

NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS            331,656        (366,620)        669,746

BEGINNING CASH AND CASH
  EQUIVALENTS                        1,025,247       1,391,867         722,121
                                  ------------    ------------    ------------

ENDING CASH AND CASH EQUIVALENTS  $  1,356,903    $  1,025,247    $  1,391,867
                                  ============    ============    ============

SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
     Receipt of trading and
       available-for-sale
       securities in liqui-
       dation of equity
       investment                 $    701,478            --              --

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:
     Cash paid for interest       $     89,653    $    126,948    $    122,530

         The accompanying notes are an integral part of this statement.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 35 of 47


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. U.S. Global Investors, Inc. (Company or U.S. Global) serves as investment adviser, investment manager, and transfer agent to U.S. Global Investors Funds (USGIF) and U.S. Global Accolade Funds (USGAF), both Massachusetts business trusts that are no-load, open end investment companies offering shares in numerous mutual funds to the investing public. The Company has served as investment adviser and manager since the inception of USGIF and USGAF and assumed the transfer agency function of USGIF in November 1984, and of USGAF in October 1994, the commencement of operations. For these services, the Company receives fees from USGIF and USGAF.

U.S. Global has also formed a company, U.S. Global Brokerage, Inc. (USGB), formerly United Services Brokerage, Inc., originally incorporated in Texas on April 24, 1994. USGB is registered as a broker/dealer with the National Association of Securities Dealers, Inc. and the appropriate state regulatory agencies so that it may provide distribution services for USGIF and USGAF mutual fund shares. The Company has also formed U.S. Global Administrators, Inc.
(USGA), incorporated in Texas on October 23, 1998, to provide qualified plan administration services for existing clients. Another wholly owned subsidiary, Security Trust & Financial Company (STFC), serves as custodian for retirement accounts invested in USGIF, USGAF, and other mutual funds.

The Company has formed a limited liability company, which was incorporated in Guernsey on August 20, 1993. This company, U.S. Global Investors (Guernsey) Limited (USGG), is utilized in conducting the Company's cash management activities.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, United Shareholder Services, Inc. (USSI), STFC, A&B Mailers, Inc. (A&B), USGG, USGB, and USGA.

All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts have been reclassified for comparative purposes.

ACCOUNTING FOR EQUITY INVESTMENTS. Prior to the liquidation of the U.S. Global Strategies Fund (Guernsey Fund) in fiscal year 2000, the Company accounted for its investment in the Guernsey Fund under the equity method.

CASH AND CASH EQUIVALENTS. Cash consists of cash on hand and cash equivalents with original maturities of three months or less.

SECURITY INVESTMENTS. The Company accounts for its investments in securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115).

In accordance with SFAS 115, the Company classifies its investments in equity and debt securities based on intent. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each reporting period date. Securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value. Unrealized gains and losses on these securities are included in earnings. Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and reported at fair value. Unrealized gains and losses on these available-for-sale securities are excluded from earnings and reported, net of tax, as a separate component of shareholders' equity and are recorded in earnings on trade date.

The Company values its investments using third-party quoted prices. For securities that have no quoted price or for which the Company owns a significant portion of shares relative to trading volume, management estimates the fair value of these securities.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 36 of 47


Realized gains (losses) from security transactions are calculated on the first-in/first-out cost basis and are recorded in earnings on trade date. For those securities with declines in fair value, which are considered other than temporary, the cost basis of the security is written down as a new cost basis, and the amount of the write down is included in earnings.

FIXED ASSETS. Fixed assets are recorded at cost. Depreciation for fixed assets is recorded using the straight-line method over the estimated useful life of each asset as follows: building improvements, furniture and equipment are depreciated over 3 years and the building is depreciated over 31.5 years.

INCOME TAXES. Provisions for income taxes include deferred taxes for temporary differences in the bases of assets and liabilities for financial and tax purposes, resulting from the use of the liability method of accounting for income taxes. The liability method requires that deferred tax assets be reduced by a valuation allowance in cases where it is more likely than not that the deferred tax assets will not be realized.

REVENUE RECOGNITION. Investment advisory fees, transfer agency fees, accounting fees, custodian fees and all other fees earned by the Company are recorded as income during the period in which services are performed.

ADVERTISING. The Company expenses advertising and sales promotion costs as they are incurred. Total advertising and sales promotion expenditures were approximately $575,000, $741,000, and $820,000 in 2000, 1999, and 1998,
respectively.

FOREIGN CURRENCY TRANSACTIONS. Transactions between the Company and foreign entities are converted to U.S. dollars using the exchange rate on the date of the transactions. Security investments valued in foreign currencies are translated to U.S. dollars using the applicable exchange rate as of the reporting date. Realized foreign currency gain (loss) is included as a component of investment income.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133 (an amendment to SFAS 133)" was issued, which delayed the required adoption fo SFAS No. 133 by one year. In 2000, the FASB issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," which addresses certain implementation issues related to SFAS No. 133. The Company adopted SFAS No. 133 on July 1, 2000 as required, and the adoption had no impact on the financial position or earnings of the Company as the Company did not have any off-balance sheet derivatives.

In 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." This interpretation has been adopted by the Company, and there has been no impact on the financial position or earnings of the Company as a result of this adoption.

NOTE 2. INVESTMENTS

The following table summarizes investment activity over the last three fiscal years:

                                                   YEAR ENDED JUNE 30
                                          -------------------------------------
                                             2000         1999         1998
                                          ----------   ----------   -----------
Realized gains (losses) on
  sale of securities                      $  550,000   $  238,394   $  (349,579)

Trading securities, at cost                1,832,282    1,197,233     1,173,011
Trading securities, at fair value          1,424,120      884,837       901,647
Net change in unrealized losses
  on trading securities (included
  in earnings)                                95,974       41,251       220,468

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 37 of 47


Available-for-sale securities,
  at cost                                  1,237,483      484,382       509,382
Available-for-sale securities,
  at fair value                            1,159,042      370,840       472,240
Unrealized loss recorded in
  shareholders' equity
    (Net of tax)                              51,771       74,938        24,514
Unrealized gains on available-
  for-sale securities reclas-
  sified as trading securities
  during fiscal year                            --        344,394       103,205


During fiscal year 1998, the Company reduced the carrying value of investments held as available-for-sale by approximately $350,000 for certain investments with declines in fair value that were considered other than temporary.

NOTE 3. INVESTMENT MANAGEMENT, TRANSFER AGENT AND OTHER FEES

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

The Company receives additional revenue from several sources including: STFC custodian revenues, USGA administrative fee revenues, revenues from miscellaneous transfer agency activities including lockbox and printing functions, A&B mailroom operations, as well as gains on marketable securities transactions.

The Company has voluntarily waived or reduced its advisory fees and/or has agreed to pay expenses on several funds within USGIF and USGAF through June 30, 2001, or such later date as the Company determines. The aggregate amount of fees waived and expenses borne by the Company were $2,125,773, $3,052,054, and $3,484,595 in 2000, 1999, and 1998, respectively.

The investment advisory contract and related contracts between the Company and USGIF expire in February 8, 2001, and the contracts between the Company and USGAF expire in March 8, 2001. Management anticipates the trustees of both USGIF and USGAF will renew the contracts.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment are composed of the following:

                                                            JUNE 30,
                                                 ------------------------------
                                                     2000              1999
                                                 ------------      ------------
Furniture and equipment                          $  5,600,773      $  5,350,812
Building and land                                   2,203,757         2,203,757
Building improvements                                 189,156           186,549
                                                 ------------      ------------
                                                    7,993,686         7,741,118
Accumulated depreciation and amortization          (5,714,942)       (5,314,526)
                                                 ------------      ------------
Net property and equipment                       $  2,278,744      $  2,426,592
                                                 ============      ============

The building and land are pledged as collateral for the financing used to acquire the building.

NOTE 5. BORROWINGS

The Company has a note payable to a bank, which is secured by land, an office building, and related improvements. As of June 30, 2000, the balance on the note was $1,127,464. The loan is currently amortizing over a twenty-year period with payments of both principal and interest due monthly based on a floating rate of Bank One Texas Prime

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 38 of 47


plus 0.25%. The current monthly payment is $11,750, and the note matures on July 1, 2001. Under this agreement, the Company must maintain certain financial covenants. The company is in full compliance with its financial covenants at June 30, 2000. Additionally, the Company believes it has adequate cash, cash equivalents, and equity in the underlying asset to retire the obligation if necessary. The Company also carries a small note on a vehicle, which will mature in fiscal year 2001.

Future principal payments to be made over the next five years based on the notes payable outstanding at June 30, 2000, are as follows:

                        FISCAL YEAR              AMOUNT
                        -----------            ----------
                              2001             $   68,257
                              2002              1,066,705
                        Thereafter                     --
                                               ----------
                             Total             $1,134,962
                                               ==========

NOTE 6. ANNUITY AND CONTRACTUAL OBLIGATIONS

On February 6, 1989, the Company entered into an agreement with Clark Aylsworth (Aylsworth) related to his retirement on December 31, 1988. This agreement provided for the payment to Aylsworth of a monthly annuity of $1,500 for the remainder of his life or his wife's life, if he predeceases her. The Company has recorded an obligation related to this agreement.

On December 30, 1990, the Company entered into a non-compete/non-interference agreement, an executory contract, pursuant to which it pays the Aylsworths $4,500 monthly, such amount to continue for the longer of Aylsworth's or his wife's life. The Company determined that the executory contract should be expensed as payments are made. The Company placed cash in escrow to cover the Company's obligation to the Aylsworths if the Company defaults. The escrowed amount decreases $15,000 annually and amounted to $240,000 at June 30, 2000.

NOTE 7. BENEFIT PLANS

The Company has a contributory profit sharing plan in which all qualified employees who have completed one year of employment as of June 30 with the Company are included. The amount of the annual contribution, which may not exceed 15% of earnings before income taxes, is approved by the Company's board of directors. The Company has neither accrued nor paid a contribution for the fiscal years 2000, 1999, and 1998.

The Company also has a savings and investment plan qualified under Section 401(k) of the Internal Revenue Code. In connection with this 401(k) Plan, participants can voluntarily contribute up to 15% of their compensation to this plan, and the Company will match 50% of their contribution up to a match of 2%. The Company has recorded expense related to the 401(k) plan of $48,743; $38,674; and $45,143 for fiscal years 2000, 1999, and 1998, respectively.

The Company has continued the program pursuant to which it offers employees, including its executive officers, an opportunity to participate in savings programs using managed investment companies, which essentially all such employees accepted. Limited employee contributions to an Individual Retirement Account are matched by the Company. Similarly, certain employees may contribute monthly to the Tax Free Fund, and the Company will match these contributions on a limited basis. Beginning in fiscal year 1997, a similar savings plan utilizing UGMA accounts has been offered to employees to save for their children's education. The Company match, reflected in base salary expense, aggregated in all programs to $53,417; $57,317; and $61,102 in fiscal years 2000, 1999, and
1998, respectively.

Additionally, the Company self-funds its employee health care plan. The Company has obtained reinsurance with both a specific and an aggregate stop-loss in the event of catastrophic claims.

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 39 of 47


NOTE 8. SHAREHOLDERS' EQUITY

In March 1985, the board of directors adopted an Incentive Stock Option Plan (1985 Plan), amended in November 1989 and December 1991, which provides for the granting of options to purchase 200,000 shares of the Company's class A common stock, at or above fair market value, to certain executives and key salaried employees of the Company and its subsidiaries. Options under the 1985 Plan may be granted for a term of up to five years in the case of employees who own in excess of 10% of the total combined voting power of all classes of the Company's stock and up to ten years for other employees. Options issued under the 1985 Plan vest six months from the grant date or 20% on the first, second, third, fourth and fifth anniversaries of the grant date. Since adoption of the 1985 plan, options have been granted at prices ranging from $1.50 to $4.50 per share, which equaled or exceeded the fair market value at date of grant. As of June 30, 2000, options covering 88,000 shares have been exercised, and options covering 110,500 shares have expired. The 1985 plan expired December 31, 1994; as a consequence, there will be no further option grants under the 1985 plan.

In November 1989, the board of directors adopted the 1989 Non-Qualified Stock Option Plan (1989 Plan), amended in December 1991, which provides for the granting of options to purchase 800,000 shares of the Company's class A common stock to directors, officers and employees of the Company and its subsidiaries. Since adoption of the 1989 Plan, options have been granted at prices ranging from $1.50 to $5.69 per share, which equaled or exceeded the fair market value at date of grant. During fiscal year 2000, options covering 22,000 shares were granted at an exercise price of $1.50 per share. Options issued under the 1989 Plan vest six months from the grant date or 20% on the first, second, third, fourth and fifth anniversaries of the grant date. As of June 30, 2000, options covering 393,000 shares have been exercised under this plan, and options covering 265,900 shares have expired.

In April 1997, the board of directors adopted the 1997 Non-Qualified Stock Option Plan (1997 Plan) which provides for the granting of stock appreciation rights (SARs) and/or options to purchase 200,000 shares of the Company's class A common stock to directors, officers and employees of the Company and its subsidiaries. During fiscal year 1999, options covering 20,000 shares were granted at an exercise price of $1.56 per share. During fiscal year 2000, options covering 72,000 shares were granted at an exercise price of $1.50 per share. As of June 30, 2000, options covering 6,000 shares have been exercised under this plan, and options covering 75,500 shares have expired.

During fiscal year 1999, the Board of Directors of the Company approved the issuance of 1,000,000 shares of class C common stock to Frank Holmes in exchange for services and cancellation of the option to purchase 400,000 shares of Class C common stock held by Mr. Holmes and the cancellation of warrants to purchase 586,122 shares of class C common stock held by Mr. Holmes and F.E. Holmes Organization, Inc. The 1,000,000 shares vest over a ten-year period beginning July 1, 1998 and will vest fully on June 30, 2008, or in the event of Mr. Holmes death, and were valued at $.50 per share for compensation purposes. The agreement was executed on August 10, 1999.

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

Stock option transactions under the various stock option plans are summarized below:

                                                     WEIGHTED AVERAGE
                                                 ------------------------
                                                                 EXERCISE
                                                  SHARES          PRICE
                                                 ---------       --------
     Outstanding June 30, 1997                   1,058,800       $   2.53
                                                 ---------       --------

     Granted                                          --          --
     Canceled                                       80,200       $   3.96
     Exercised                                       7,000       $   1.94
                                                 ---------       --------

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 40 of 47


     Outstanding June 30, 1998                     971,600       $   2.41

     Granted                                        20,000       $   1.56
     Canceled                                       38,800       $   2.48
     Exercised                                        --          --
                                                 ---------       --------

     Outstanding June 30, 1999                     952,800       $   2.40
                                                 ---------       --------

     Granted                                        94,000       $   1.50
     Canceled                                      666,000       $   2.40
     Exercised                                        --          --
                                                 ---------       --------

     Outstanding June 30, 2000                     380,800       $   2.16
                                                 =========

As of June 30, 2000, 1999, and 1998, exercisable stock options totaled 295,700, 948,020, and 958,580 shares and had weighted average exercise prices of $2.35, $2.39, and $2.41 per share, respectively.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, the Company has not recognized compensation expense for its stock options granted subsequent to December 15, 1994, the effective date of the Statement. Had compensation expense for the Company's stock options granted after issuance of SFAS 123 been determined based on the fair value at the grant dates consistent with the methodology of SFAS 123, such compensation expense, net of tax benefit, would have been $1,227, $13,121, and $2,567 in fiscal years 2000, 1999, and 1998, respectively, and the pro forma net income and income per share would have been as follows:

                                               FISCAL YEAR ENDED JUNE 30,
                                          -------------------------------------
                                             2000         1999         1998
                                          ----------   -----------  -----------
Pro forma net income (loss)               $  494,531   ($1,865,927) ($  151,186)
Pro forma income per share:
Basic and diluted                         $     0.07   ($    0.28)  ($     0.02)

The weighted average fair value of options granted during the fiscal years ended June 30, 2000 and 1999, was $0.81 and $0.85, respectively. Because SFAS 123 is applicable only to options granted in fiscal years beginning subsequently to December 15, 1994, its pro forma effect will not be fully reflected until fiscal 2001 due to vesting requirements.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value of these options was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                           FISCAL YEAR ENDED JUNE 30,
                                  ---------------------------------------------
                                      2000            1999            1998
                                  -------------   -------------   -------------
Expected volatility               0.42 - 0.55     0.42 - 0.55     0.50 - 0.55
Expected dividend yield                 --              --               --
Expected life (term)                 8 Years         8 Years          8 Years
Risk-free interest rate           4.41% - 6.16%   4.41% - 5.53%   5.07% - 5.53%

Class A and class C common stock options outstanding and exercisable at June 30, 2000, were as follows:

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 41 of 47

                                      OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
               ------------------------------------------------------------------     ----------------------
                                            WEIGHTED                     WEIGHTED                   WEIGHTED
                DATE OF                      AVERAGE                     AVERAGE                    AVERAGE
                OPTION        OPTION         NUMBER        REMAINING      OPTION          NUMBER     OPTION
                 GRANT        PRICE        OUTSTANDING   LIFE IN YEARS    PRICE        EXERCISABLE   PRICE
               --------       ------       -----------   -------------   --------      -----------  --------
1985 Plan      12/15/94       $ 2.63           4,000         4.45         $ 2.63           4,000     $ 2.63
Class A

1989 Plan      12/06/91       $ 2.63         148,300         1.43         $ 2.63         148,300     $ 2.63
Class A        05/16/94       $ 4.75           2,000         3.87         $ 4.75           2,000     $ 4.75
               09/05/95       $ 2.63           5,000         5.18         $ 2.63           4,000     $ 2.63
               11/07/95       $ 2.19             500         5.35         $ 2.19             400     $ 2.19
               05/24/96       $ 3.06          10,000         5.90         $ 3.06          10,000     $ 3.06
               06/04/97       $ 2.00          30,000         6.93         $ 2.00          30,000     $ 2.00
               12/03/99       $ 1.50          22,000         9.42         $ 1.50            --       $ 1.50
                              ------         -------         ----         ------         -------     ------
                          $1.50 - $4.75      217,800         2.36         $ 2.46         194,700     $ 2.57

1997 Plan      06/04/97       $1.82          37,000          6.93         $ 1.82          37,000     $ 1.82
Class A        06/04/97       $2.00          50,000          6.93         $ 2.00          50,000     $ 2.00
               12/09/98       $1.56          10,000          8.44         $ 1.56          10,000     $ 1.56
               12/03/99       $1.50          62,000          9.42         $ 1.50             --      $ 1.50
                              ------         -------         ----         ------         -------     ------
                         $1.56 - $2.00      159,000          7.46         $ 1.74          97,000     $ 1.89

All Plans      12/91
               thru

               12/99       $1.50 - $4.75    380,800          4.51         $2.16          295,700     $ 2.35
                           =============    =======          ====         =====          =======     ======

During the fiscal years ended June 30, 2000, and June 30, 1999, the Company purchased 25,375 and 133,685 shares of its class A common stock at an average price of $1.73 and $1.72 per share, respectively.

NOTE 9. INCOME TAXES

The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is:

                                                   YEAR ENDED JUNE 30,
                                          -------------------------------------
                                             2000         1999          1998
                                          ----------   ----------   -----------
Tax expense (benefit) at statutory rate   $  159,539   $ (563,373)  $   (63,984)
Non-deductible membership dues                11,379       12,238        11,880
Non-deductible meals and entertainment        27,813       35,194        31,401
Valuation allowance                         (258,095)     886,891       (31,986)
Other                                         32,838     (187,621)       13,118
                                          ----------   ----------   -----------
                                          $  (26,526)  $  183,329   $   (39,571)
                                          ==========   ==========   ===========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred total assets and liabilities are as follows:

                                                         YEAR ENDED JUNE 30,
                                                     -----------    -----------
                                                         2000          1999
                                                     -----------    -----------
Book/tax differences in the balance sheet:
     Trading securities                              $   138,775    $   106,214
     Accumulated depreciation                            147,941        148,169
     Accrued expenses                                     76,301         35,335
     Available-for-sale securities                        26,670         38,604

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 42 of 47


     Reduction in cost basis of AFS securities           177,466        177,466
     Annuity obligations                                  47,513         50,204
     Affiliated investment                                17,591        217,542
                                                     -----------    -----------
                                                         632,257        773,534
Tax carryovers:
     Net operating loss (NOL) carryover                  479,095        886,891
     Charitable contributions carryover                   65,748        130,879
     Investment tax credit                                34,472         34,472
     Alternative minimum tax credits                     132,128        115,228
                                                     -----------    -----------
                                                         711,443      1,167,470
                                                     -----------    -----------
Total gross deferred tax asset                         1,343,700      1,941,004
                                                     -----------    -----------
Unrealized gain (loss) on
  available-for-sale securit                             (26,670)       (38,604)
                                                     -----------    -----------
Total gross deferred tax liability                       (26,670)       (38,604)
                                                     -----------    -----------
Deferred tax asset                                     1,317,030      1,902,400
Valuation allowance                                     (292,567)      (921,363)
                                                     -----------    -----------
Net deferred tax asset                               $ 1,024,463    $   981,037
                                                     ===========    ===========

For federal income tax purposes at June 30, 2000, the Company has NOLs of approximately $1.4 million which will begin expiring in fiscal 2007 and 2010, charitable contribution carryovers of approximately $193,000 expiring between 2000 and 2001, and alternative minimum tax credits of $132,128 with indefinite expirations. If certain changes in the Company's ownership should occur, there could be an annual limitation on the amount of NOLs that could be utilized.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax amount will not be realized. Management included a valuation allowance of $292,567 and $921,363 at June 30, 2000 and 1999, respectively, providing for the utilization of NOLs, charitable contributions and investment tax credits against future taxable income.

NOTE 10. EARNINGS PER SHARE

The following table sets forth the computation for basic and diluted earnings per share (EPS):

                                                  YEAR ENDED JUNE 30,
                                         --------------------------------------
                                            2000          1999          1998
                                         ----------   -----------   -----------
Basic and diluted net income (loss)      $  495,758   $(1,852,806)  $  (148,619)
Weighted average number of
  outstanding shares:
     Basic                                7,408,821     6,562,140     6,617,153
Effect of dilutive securities:
     Employee stock options                   2,278         1,704        52,210
                                         ----------    ----------   -----------
     Diluted                              7,411,099     6,563,844     6,669,363
                                         ==========    ==========   ===========
Earnings (loss) per share:
     Basic                               $     0.07    $    (0.28)  $     (0.02)
                                         ==========    ==========   ===========
     Diluted                             $     0.07    $    (0.28)  $     (0.02)
                                         ==========    ==========   ===========

The diluted EPS calculation excludes the effect of stock options when their exercise prices exceed the average market price for the period. For the years ended June 30, 2000, 1999, and 1998, options for 296,800, 910,800, and 650,400 shares, respectively, were excluded from diluted EPS. Additionally, for the years ended June 30, 1999 and 1998, there were 586,122 warrants outstanding which had no dilutive effect and were excluded from diluted EPS.

NOTE 11. COMPREHENSIVE INCOME

Effective December 31, 1998, the Company adopted Statement No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company has disclosed

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 43 of 47


the components of comprehensive income in the consolidated statements of operations and comprehensive income and has reclassified a prior period to conform with the requirements.

                                                           TAX
                                            BEFORE-TAX   (EXPENSE)    NET-OF-TAX
                                              AMOUNT    OR BENEFIT      AMOUNT
                                            ---------    ---------    ---------
JUNE 30, 2000:
   Unrealized gains (losses) on
      available-for-sale securities         $  35,101    $ (11,934)   $  23,167
   Less:  reclassification adjustment
      for gains in net income                    --           --           --
                                            ---------    ---------    ---------
   Other comprehensive income (loss)        $  35,101    $ (11,934)   $  23,167
                                            =========    =========    =========

JUNE 30, 1999:
   Unrealized gains (losses) on
       available-for-sale securities        $(333,172)   $ 113,278    $(219,894)
   Less:  reclassification adjustment
      for gains in net income                 334,394     (113,694)     220,700
                                            ---------    ---------    ---------
   Other comprehensive income (loss)        $   1,222    $    (416)   $     806
                                            =========    =========    =========

JUNE 30, 1998:
   Unrealized gains (losses) on
      available-for-sale securities         $  20,191    $  (6,865)   $  13,326
   Less:  reclassification adjustment
      for gains in net income                 103,205       35,090)      68,115
                                            ---------    ---------    ---------
   Other comprehensive income (loss)        $ 123,396    $ (41,955)   $  81,441
                                            =========    =========    =========


NOTE 12. FINANCIAL INFORMATION BY BUSINESS SEGMENT

The Company operates principally in two business segments: providing mutual fund investment management services to its clients, and investing for its own account in an effort to add growth and value to its cash position. The following details total revenues and income (loss) by business segment:

                                           INVESTMENT
                                           MANAGEMENT  CORPORATE
                                            SERVICES   INVESTMENT   CONSOLIDATED
                                          -----------  ----------   -----------
YEAR ENDED JUNE 30, 2000:
   Net revenues                           $10,458,738  $  454,026   $10,912,764

   Income (loss) before income taxes
     and equity interest                  $  (36,533)  $  454,026   $   417,493
      Equity in net loss of affiliate           --         51,739        51,739
                                          -----------  ----------   -----------
   Net income (loss) before income
      taxes                               $  (36,533)  $  505,765   $   469,232
                                          ===========  ==========   ===========

   Depreciation and amortization          $  395,452   $     --     $   395,452
                                          ===========  ==========   ===========
   Interest expense                       $  111,757   $      896   $   112,653
                                          ===========  ==========   ===========
   Capital expenditures                   $  247,421   $     --     $   247,421
                                          ===========  ==========   ===========

   Gross identifiable assets at
     June 30, 2000                        $6,700,188   $1,315,532   $ 8,015,720
      Deferred tax asset                                             $1,051,133
      Accumulated other comprehensive
        loss                                                         $   51,771
   Consolidated total assets at
     June 30, 2000                                                   $9,118,624

U.S. Global Investors, Inc.
Annual Report on Form 10-K 2000                                    Page 44 of 47


YEAR ENDED JUNE 30, 1999:
   Net revenues                         $9,542,037    $  197,143    $ 9,739,180
                                        ===========   ==========    ===========

   Income (loss) before income taxes
     and equity interest                $(1,123,579)  $  197,143    $  (926,436)
      Equity in net loss of affiliate         --        (743,041)      (743,041)
                                        -----------   ----------    -----------
   Net income (loss) before income
     taxes                              $(1,123,579)  $ (545,898)   $(1,669,477)
                                        ===========   ==========    ===========
   Depreciation and amortization        $  492,568    $       13    $   492,581
                                        ===========   ==========    ===========
   Interest expense                     $  126,898    $       50    $   126,948
                                        ===========   ==========    ===========
   Capital expenditures                 $  323,069    $     --      $   323,069
                                        ===========   ==========    ===========

   Gross identifiable assets at
     June 30, 1999                      $5,283,452    $1,950,106    $ 7,233,558
      Deferred tax asset                                              1,019,642
      Accumulated other compre-
        hensive loss                                                     74,938
                                                                    -----------
   Consolidated total assets at
     June 30, 1999                                                   $8,328,138
                                                                    ===========

YEAR ENDED JUNE 30, 1998:
   Net revenues                         $10,764,522   $ (569,173)   $10,195,349
                                        ===========   ==========    ===========

   Income (loss) before income taxes
     and equity interest                $  730,125    $ (569,173)   $   160,952
      Equity in net loss of affiliate         --        (349,142)      (349,142)
                                        -----------   ----------    -----------
   Net income (loss) before income
     taxes                              $  730,125    $ (918,315)   $  (188,190)
                                        ===========   ==========    ===========

   Depreciation and amortization        $  457,224    $      162    $   457,386
                                        ===========   ==========    ===========
   Interest expense                     $  122,530    $     --      $   122,530
                                        ===========   ==========    ===========
   Capital expenditures                 $  469,633    $     --      $   469,633
                                        ===========   ==========    ===========

   Gross identifiable assets at
     June 30, 1998                      $6,848,706    $2,181,121    $ 9,029,827
      Deferred tax asset                                              1,203,386
      Accumulated other comprehensive
        loss                                                             75,744
                                                                    -----------
   Consolidated total assets at
     June 30, 1998                                                  $10,308,957
                                                                    ===========

NOTE 13. RELATED PARTY TRANSACTIONS

In addition to the Company's receivable from USGIF and USGAF relating to investment management, transfer agency and other fees, the Company had $1,280,768 and $892,778 invested in USGIF money market mutual funds at June 30, 2000 and 1999, respectively. Receivables from mutual funds represent amounts due the Company, and its wholly owned subsidiaries, for investment advisory fees, transfer agent fees, and exchange fees, net of amounts payable to the mutual funds.

During fiscal year 1998, the Company purchased 4,379 shares for $200,000 of Xtra Music Limited, of which Jerold H. Rubinstein, a director of the Company, has controlling interest. Additionally, during fiscal year 1998, the Company paid Bobby D. Duncan, a former director of the Company, approximately $60,000 in consulting fees.

Frank Holmes, a director and CEO of the Company, has served as a director of Franc-Or Resources beginning in June 2000. The Company owns a position in Franc-Or Resources with an estimated fair market value of $173,000.

NOTE 14. CONTINGENCIES

Subsequent to year end, the Company became aware of a potential sum it will owe to USGIF in fiscal year 2001. In prior years, USGIF incurred losses of approximately $150,000, primarily due to forged signatures. Management has consulted with its insurance carrier and internal legal counsel and believes that it is probable that this claim will be honored under its insurance policy. The deductible on this policy is $25,000. Management believes that, as such, the Company's loss would be limited to this amount. As a result, the Company has accrued $25,000 during fiscal year 2000.